UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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GEOMET, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GEOMET, INC.

1221 McKinney Street, Suite 3840

Houston, Texas 77010

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on December 10, 2015

NOTICE is hereby given that a special meeting of stockholders (the “Special Meeting”) of GeoMet, Inc. (the “Company”) will be held on December 10, 2015, at 2:00 p.m., local time, at 1221 McKinney Street, Suite 3840, Houston, Texas 77010, for the following purposes:

1.              To approve the amendment and restatement of the Certificate of Designations (the “Certificate of Designations”) of the Company’s Series A Convertible Redeemable Preferred Stock, par value $0.001 per share (the “Preferred Stock”), to (w) require that 6% of all net distributable assets to be paid or distributed in a dissolution of the Company be paid to the holders of the Company’s common stock, par value $0.001 per share (the “Common Stock”), (x) delete a provision in the Certificate of Designations permitting the Company to repurchase up to $5.0 million in Common Stock without the consent of the holders of Preferred Stock, (y) make certain non-substantive and corrective changes and (z) integrate any prior amendments thereto;

2.              To approve the dissolution of the Company pursuant to a Plan of Dissolution and Liquidation;

3.              To grant discretionary authority to the Board of Directors of the Company to adjourn the Special Meeting, even if a quorum is present, to solicit additional proxies, if necessary or appropriate, in the event that there are insufficient shares present in person or by proxy voting in favor of the approval of the above proposals; and

4.              To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on October 15, 2015 are entitled to notice of and to vote at the Special Meeting or any adjournment thereof. A complete list of stockholders entitled to vote at the Special Meeting will be available for examination by any stockholder at the Company’s offices, located at 1221 McKinney Street, Suite 3840, Houston, Texas 77010, for purposes relating to the Special Meeting, during normal business hours for a period of 10 days before the Special Meeting.

Whether or not you expect to attend the Special Meeting in person, please submit a proxy as soon as possible. In order to submit a proxy, please call the toll-free number listed on the enclosed proxy card, use the internet as described on the enclosed proxy card, or complete, date and sign the enclosed proxy card and return it in the enclosed envelope, which requires no additional postage if mailed in the United States. If you attend the Special Meeting, and if you so choose, you may withdraw your proxy and vote in person.

The foregoing items of business are more fully described in the Proxy Statement accompanying this notice. A record of the Company’s activities during 2014 and its consolidated audited financial statements for the year ended December 31, 2014 are contained in the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2014, which is filed with the Securities and Exchange Commission.

Dated: [      ], 2015

By Order of the Board of Directors

William A. Wiederkehr, Jr.
Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE SPECIAL MEETING TO BE HELD ON DECEMBER 10, 2015

The Proxy Statement for the Special Meeting is available at http://www.proxyvote.com. The Control Number for accessing the materials is set forth on the accompanying proxy card.

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE OR SUBMIT YOUR PROXY BY INTERNET OR BY TELEPHONE. IF YOU DO ATTEND THE SPECIAL MEETING IN PERSON, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON. THE PROMPT RETURN OF PROXIES BY MAIL, INTERNET OR TELEPHONE WILL ENSURE A QUORUM AND SAVE THE COMPANY THE EXPENSE OF FURTHER SOLICITATION.

GEOMET, INC.

1221 McKinney Street, Suite 3840

Houston, Texas 77010

PROXY STATEMENT

For Special Meeting of Stockholders

To be Held on December 10, 2015

GENERAL

The accompanying proxy is solicited by the Board of Directors (the “Board” or the “Board of Directors”) of GeoMet, Inc., a Delaware corporation (the “Company,” “we,” “us,” “our” or “GeoMet”), for use at the special meeting of stockholders of the Company (the “Special Meeting”) to be held at the time and place and for the purposes set forth in the foregoing notice. The approximate date on which this proxy statement (the “Proxy Statement”) and the accompanying proxy are first being sent to stockholders is [       ], 2015.

The cost of soliciting proxies will be borne by the Company. The Company may use certain of its officers and employees (who will receive no special compensation thereto) to solicit proxies in person or by telephone, facsimile, or similar means.

Proxies

Shares represented by valid proxies and not revoked will be voted at the Special Meeting in accordance with the directions given. If no direction is given, such shares will be voted in accordance with the recommendations of the Board unless otherwise indicated. Any stockholder returning a proxy may revoke it at any time before it has been exercised by giving written notice of such revocation to the Corporate Secretary of the Company, by filing with the Company a proxy bearing a subsequent date, or by voting in person at the Special Meeting. GeoMet has retained [                          ] to assist with the solicitation of proxies from brokers, nominees and other institutional holders for an estimated fee of $[   ] plus its out-of-pocket expenses.

Voting Procedures and Tabulation

Holders of record of our common stock, par value $0.001 per share (the “Common Stock”), and Series A Convertible Redeemable Preferred Stock, par value $0.001 per share (the “Preferred Stock”), may submit a proxy using one of the following three methods:

By Mail: Stockholders of record may submit a proxy by signing, dating and returning the proxy card in the accompanying postage-paid envelope.

By Telephone: Stockholders of record may call the toll-free number on the accompanying proxy card to submit a proxy by telephone, in accordance with the instructions set forth on the proxy card and through voice prompts received during the call.

By Internet: www.proxyvote.com. Use the internet to submit your proxy and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the date of the Special Meeting. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

Proxies submitted by telephone or the internet are treated in the same manner as if the stockholder had signed, dated and returned the proxy card by mail. Therefore, stockholders of record electing to submit a proxy by telephone or the internet should not return their proxy cards by mail.

The Company will appoint an inspector of election to conduct the voting at the Special Meeting. Prior to the Special Meeting, the inspector will sign an oath to perform his duties in an impartial manner and to the best of his abilities. The inspector will ascertain the number of shares outstanding and the voting power of each share, determine the shares represented at the Special Meeting and the validity of proxies and ballots, count all votes and ballots and perform certain other duties as required by law.

The inspector will tabulate the number of votes cast for, against or withheld. The presence, in person or representation by proxy, of holders of a majority of the outstanding shares of Common Stock, including the outstanding shares of Preferred Stock, on an as-converted basis voting together with the holders of the Common Stock as a single class, is necessary to constitute a quorum (“Special Meeting Quorum”) for the transaction of business. In addition, the presence, in person or by proxy, of holders of a majority of the outstanding shares of Preferred Stock is necessary to constitute a quorum for Proposal No. 1, the amendment and restatement of the Certificate of Designations of the Preferred Stock (the “Existing Certificate of Designations”) to (w) require that 6% of all net distributable assets to be paid or distributed in a dissolution of the Company be paid to the holders of our Common Stock, (x) delete a provision in the Existing Certificate of Designations permitting the Company to repurchase up to $5.0 million in Common Stock without the consent of the holders of our Preferred Stock, (y) make certain non-substantive and corrective changes and (z) integrate any prior amendments thereto (the “COD Amendment”), and Proposal No. 2, the dissolution of the Company pursuant to a Plan of Dissolution (the “Plan of Dissolution”).

Assuming the presence of the requisite quorums, Proposal Nos. 1 and 2 must be approved by the holders of (i) at least 50% of the outstanding shares of Preferred Stock, voting as a separate class, and (ii) a majority of the outstanding shares of Common Stock and the outstanding shares of Preferred Stock (on an as converted basis) entitled to vote thereon, voting together as a single class.  Also, assuming the presence of the requisite quorum, Proposal No. 3 must be approved by the affirmative vote of a majority of the outstanding shares of Common Stock and the outstanding shares of Preferred Stock (on an as converted basis) present, in person or by proxy, and entitled to vote at the Special Meeting, voting together as a single class.

Brokers who hold shares in “street name” for customers are required to vote shares in accordance with instructions received from the beneficial owners. Brokers are permitted to vote on discretionary items if they have not received instructions from the beneficial owners, but they are not permitted to vote (a “broker non-vote”) on non-discretionary items absent instructions from the beneficial owner. Brokers do not have discretionary voting authority with respect to matters to be voted on at the Special Meeting, except regarding Proposal No. 3.

Abstentions and broker non-votes will count in determining whether a Special Meeting Quorum is present at the Special Meeting. For purposes of Proposal Nos. 1 and 2, abstentions and broker non-votes will count as a vote against the respective proposal. For purposes of Proposal No. 3, abstentions will be included in the number of shares voting and will have the effect of a vote against the proposal.

Voting Securities

The voting securities of the Company outstanding are the Common Stock and the Preferred Stock. Only the holders of record of Common Stock and Preferred Stock at the close of business on October 15, 2015, the record date (the “Record Date”) for the Special Meeting, are entitled to notice of, and to vote at, the Special Meeting.  On the Record Date, there were 40,513,373 shares of Common Stock and 7,217,015 shares of Preferred Stock outstanding and entitled to be voted at the Special Meeting. A Special Meeting Quorum is necessary to transact business at the Special Meeting.  In addition, the presence, in person or by proxy, of holders of a majority of the outstanding shares of Preferred Stock is necessary to constitute a quorum for Proposal Nos. 1 and 2. Each holder of Common Stock is entitled to one vote per share of Common Stock and each holder of Preferred Stock is entitled one vote per share of Common Stock into which the holder’s Preferred Stock is convertible on all matters submitted to a vote of the holders of the Common Stock at the Special Meeting. Shares of Preferred Stock are convertible at the rate of 7.692307692 shares of Common Stock per share of Preferred Stock, eliminating fractional shares. Consequently, 100 shares of Preferred Stock would represent aggregate voting power of 769 shares of Common Stock after eliminating the remaining fractional share. In total, the 7,217,015 shares of the outstanding Preferred Stock represent aggregate voting power of not more than 55,515,500 shares of Common Stock, representing 57.8% of the combined voting power of the Common Stock and Preferred Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of October 1, 2015, with respect to beneficial ownership of the Common Stock and the Preferred Stock by:  (i) each person who, to our knowledge, beneficially owned more than 5% of the shares of the Common Stock or the Preferred Stock outstanding as of such date, (ii) each of our directors, (iii) our former Chief Executive Officer, current Chief Executive Officer and Chief Financial Officer, and (iv) all directors and executive officers as a group.

For purposes of the following table, beneficial ownership is determined in accordance with the rules of Securities and Exchange Commission (the “SEC”), except as noted in footnote 2 below. Except as otherwise noted in the footnotes below, we believe that each person or entity named in the table has sole voting and investment power with respect to all shares of its Common Stock and Preferred Stock shown as beneficially owned by them, subject to applicable community property laws. The percentage of shares of Common Stock outstanding is based on 40,513,373 shares of Common Stock outstanding as of October 1, 2015. The percentage of shares of Preferred Stock outstanding is based on 7,217,015 shares of Preferred Stock outstanding as of October 1, 2015.

Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned (1)(2)	% Of Total Common Shares Outstanding (2)	Number of Series A Preferred Shares Beneficially Owned	% Of Total Series A Preferred Shares Outstanding	Number of Total Voting Shares (3)	% Of Total Voting Shares (3)
Sherwood Energy, LLC (4)	—	—%	4,226,131	58.6%	32,508,699	33.9%
1221 Lamar Street, 10th Floor, Suite 1001
Houston, Texas 77010

Bradford T. Whitmore (5)	—	—%	1,978,002	27.4%	15,215,399	15.8%
1560 Sherman Avenue, Suite 900
Evanston, Illinois 60201

Yorktown Energy Partners IV, L.P.	12,437,072	30.7%	—	—	12,437,072	13.0%
410 Park Avenue
New York, New York 10022

T. Rowe Price Associates, Inc. (6)	180,000	0.4%	616,541	8.5%	4,922,623	5.1%
100 East Pratt Street
Baltimore, Maryland 21202

CrossCap Management, Inc. (7)	3,701,000	9.1%	—	—	3,701,000	3.9%
5851 San Felipe, Suite 230
Houston, Texas 77057

Stanley L. Graves (8)	187,519	0.5%	10,445	0.1%	267,865	0.3%
1221 McKinney Street, Suite 3840
Houston, Texas 77010

Michael Y. McGovern	106,125	0.3%	—	—	106,125	0.1%
1221 McKinney Street, Suite 3840
Houston, Texas 77010

Tony Oviedo	89,984	0.2%	—	—	89,984	0.1%
1221 McKinney Street, Suite 3840
Houston, Texas 77010

All executive officers and directors as a group (three persons)	383,628	0.9%	10,445	0.1%	463,974	0.5%

(1)                  Unless otherwise indicated, all outstanding shares of Common Stock are held directly with sole voting and investment power.

(2)                  Excludes shares of Common Stock issuable on conversion of shares of Preferred Stock.

(3)                  Our outstanding Preferred Stock votes on an as-converted basis with the Common Stock.  As of October 1, 2015, we had outstanding 40,513,373 shares of Common Stock and 7,217,015 shares of Preferred Stock, which were entitled to 55,515,500 votes, for a total of 96,028,873 voting shares.  The “total voting shares owned” represents the number of votes that the person or entity indicated in the table is entitled to vote by reason of such person’s or entity’s ownership of Common Stock and Preferred Stock as of October 1, 2015.  The “percent of total voting shares” represents the number of votes the person or entity is entitled to vote divided by the total number of votes that may be cast as of October 1, 2015.

(4)                  Based on a Schedule 13D filed on September 14, 2010 and additional information available to us, the reported shares are owned directly by Sherwood Energy, LLC (“Sherwood”).  The Schedule 13D states that, because of their relationships to Sherwood, the following persons may be deemed to indirectly beneficially own the reported shares: Cadent Energy Partners II, L.P., a Delaware limited partnership, Cadent Energy Partners II-GP, L.P., a Delaware limited partnership, CEP II-GP, LLC, a Delaware limited liability company, Cadent Energy Partners, LLC, a Delaware limited liability company, Paul McDermott and Bruce Rothstein. Indirect beneficial ownership may be attributed to the persons other than Sherwood solely because of their control relationship with respect to Sherwood.  Mr. McGovern is an executive officer of Sherwood, and disclaims beneficial ownership of the reported shares.

(5)                  Based on a Schedule 13D filed on October 2, 2015, Grace Brothers, Ltd. (“Grace Brothers”) has sole voting power over 0 shares of Preferred Stock, shared voting power over 1,268,700 shares of Preferred Stock, sole dispositive power over 0 shares of Preferred Stock and shared dispositive power over 1,268,700 shares of Preferred Stock. Grace Brothers’ address is 1560 Sherman Avenue, Suite 900, Evanston, Illinois 60201.  Bradford T. Whitmore (“Whitmore”) and Spurgeon Corporation (“Spurgeon”) are the general partners of Grace Brothers.  Whitmore has sole voting power over 709,302 shares of Preferred Stock, shared voting power over 1,268,700 shares of Preferred Stock, sole dispositive power over 709,302 shares of Preferred Stock and shared dispositive power over 1,268,700 shares of Preferred Stock. Spurgeon has sole voting power over 0 shares of Preferred Stock, shared voting power over 1,268,700 shares of Preferred Stock, sole dispositive power over 0 shares of Preferred Stock and shared dispositive power over 1,268,700 shares of Preferred Stock. Spurgeon’s address is 407 S. Third Street, Suite 230, Geneva, Illinois 60134.

(6)                  Represents shares of Common Stock and shares of Preferred Stock owned at December 31, 2014 based on information contained in a Schedule 13G/A filed on February 11, 2015 with the SEC and additional information available to us. These shares are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. (“Price Associates”) serves as an investment advisor with power to direct investments and/or sole power to vote the shares. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Price Associates is deemed to be a beneficial owner of such shares; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such shares.

(7)                  Represents shares of Common Stock owned at August 1, 2014 based on information contained in a Schedule 13G filed on October 7, 2014 with the SEC. CrossCap Management, Inc. has sole voting power over 0 shares of Common Stock, shared voting power over 3,701,000 shares of Common Stock, sole dispositive power over 0 shares of Common Stock and shared dispositive power over 3,701,000 shares of Common Stock.

(8)                  Includes 5,000 shares of Common Stock and 847 shares of Preferred Stock that are held in a Simplified Employee Pension Plan account (“SEP account”) in the name of Mr. Graves, and 6,000 shares of Common Stock and 1,021 shares of Preferred Stock that are held jointly with Mr. Graves’ wife.

PROPOSAL NO. 1:

COD AMENDMENT

Background and Reasons for the Proposed Amendment

In connection with the Plan of Dissolution, our Board of Directors adopted a resolution declaring it advisable and in our best interests and the best interests of our stockholders to amend and restate the Existing Certificate of Designations, as set forth in the proposed Amended and Restated Certificate of Designations of the Preferred Stock, a form of which, showing the amendments to the Existing Certificate of Designations, is attached to this Proxy Statement as Appendix A (the “Amended and Restated Certificate of Designations”). See Proposal No. 2: “Approval of the Dissolution—Background of the Proposed Dissolution and the COD Amendment” and “—Reasons for Dissolution and the COD Amendment” for a discussion on the background and reasons for the COD Amendment.

Material Effects of Proposed Amendment

This Proposal No. 1 amends and restates the Existing Certificate of Designations to (x) require that 6% of all net distributable assets to be paid or distributed in a dissolution of the Company be paid to the holders of our Common Stock and (y) delete a provision in the Existing Certificate of Designations permitting the Company to repurchase up to $5.0 million in Common Stock without the consent of the holders of our Preferred Stock. Absent the concession in clause (x) above from the holders of our Preferred Stock (if approved), the holders of our Common Stock would not receive any distributions as a result of the dissolution of the Company because the aggregate liquidation preference of the outstanding shares of Preferred Stock exceeds the amount that the Company expects to distribute to stockholders in the dissolution. In addition, the COD Amendment contains some non-substantive changes and integrates prior amendments to the Existing Certificate of Designations.

A copy of the Amended and Restated Certificate of Designations is attached as Appendix A to this Proxy Statement. Material features of the COD Amendment are summarized hereto. This summary of the COD Amendment may not contain all of the information that is important to you. We encourage you to read the Amended and Restated Certificate of Designations in its entirety.

Required Vote

Assuming the presence of the requisite quorum, Proposal No. 1, the COD Amendment, must be approved by the holders of (i) at least 50% of the outstanding shares of Preferred Stock, voting as a separate class, and (ii) a majority of the outstanding shares of Common Stock and the outstanding shares of Preferred Stock (on an as converted basis) entitled to vote thereon, voting together as a single class. The COD Amendment is contingent upon the approval of the Plan of Dissolution, and the Plan of Dissolution is contingent upon the approval of the COD Amendment.  Neither the Plan of Dissolution nor the COD Amendment will be implemented unless both proposals are approved by our stockholders. In connection with the COD Amendment and the Plan of Dissolution, Sherwood, the holder of a majority of the Preferred Stock and approximately 33.9% of the Common Stock (on an as converted basis), and the Company have entered into a voting agreement (the “Voting Agreement”) pursuant to which, subject to certain exceptions, Sherwood has agreed to vote its shares of Preferred Stock in favor of the COD Amendment and the Plan of Dissolution. See Proposal No. 2: “Approval of the Dissolution” for a discussion on the background and reasons for the Voting Agreement. A copy of the Voting Agreement is attached as Appendix C to this Proxy Statement.

The COD Amendment if approved by the Company’s stockholders as described herein and adopted, will become effective upon the filing of the Certificate of Amendment setting forth the Amended and Restated Certificate of Designations with the Delaware Secretary of State (or at such later time as set forth therein). In any event, the COD Amendment would be effective no later than the effective time of the Company’s dissolution.

Recommendation of our Board of Directors

Our Board of Directors recommends that our stockholders vote FOR the approval of Proposal No. 1.

PROPOSAL NO. 2:

APPROVAL OF THE DISSOLUTION

SUMMARY

This summary term sheet highlights selected information contained in this Proxy Statement related to the proposed dissolution of GeoMet. This summary term sheet may not, however, contain all of the information relating to this proposal that is important to you. To more fully understand the proposed dissolution of GeoMet, and for a more complete description of the terms of the related Plan of Dissolution, you should carefully read this entire Proxy Statement and the documents delivered with this Proxy Statement.

The Company

The Company no longer has any meaningful revenue-producing operations, having exited in the first half of 2014 its historical operations of exploration, development and production of natural gas from coal seams (“coalbed methane” or “CBM”).

On May 12, 2014, we closed the sale of substantially all of our remaining assets (the “Asset Sale”). Prior to the completion of the Asset Sale, we were engaged in the exploration, development and production of CBM. All of our production was CBM, which is a dry natural gas containing no hydrocarbon liquids. We were originally founded as a consulting company to the coalbed methane industry in 1985 and were active as an operator, developer and producer of coalbed methane properties since 1993 until the Asset Sale. Our principal operations and producing properties were located in the Central Appalachian Basin in Virginia, West Virginia and the Cahaba Basin in Alabama.

Subsequent to the Asset Sale, completion of the related final purchase price adjustment and performance of the related transition services agreement, we have focused our efforts towards (i) preserving cash by reducing overhead costs, (ii) maintaining compliance as a reporting company subject to the periodic and current reporting requirements of Section 13(a) of the Exchange Act, (iii) winding down operatorship obligations and all remaining residual liabilities and (iv) actively pursuing corporate transaction/merger opportunities. As of September 30, 2015, we have three employees, two of which are paid, and, within the last year, we have eliminated all employee benefits, terminated our office lease with respect to our office located at 909 Fannin Street, Suite 1850, Houston, Texas, 77010 and moved to a smaller office space.

Our principal executive office is located at 1221 McKinney Street, Suite 3840, Houston, Texas, 77010, and our telephone number at that address is (713) 659-3855. You can find more information about us in the documents that are delivered with this Proxy Statement. See “Where You Can Find More Information.”

The Meeting

We are holding the Special Meeting on December 10, 2015, as further described herein. At the Special Meeting, you will be asked to consider and vote upon proposals to: (1)  approve the COD Amendment; (2) approve the dissolution of the Company pursuant to the Plan of Dissolution; (3) grant discretionary authority to the Board to adjourn the Special Meeting to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to approve the above proposals; and (4) transact such other business as may properly come before the Special Meeting (or any adjournments or postponements of the Special Meeting) by or at the direction of the Board. In light of the nature of the proposals regarding the dissolution referenced above, we set forth below a summary of selected information contained elsewhere in this Proxy Statement related to the proposed dissolution.

The Plan of Dissolution

General (See page 20)	At the Special Meeting, our stockholders will be asked to approve the dissolution of the Company pursuant to the Plan of Dissolution, which was approved by our Board on October 16, 2015.

The Board has determined that dissolution of the Company is advisable and in our best interests and the best interests of our stockholders. The Board has recommended that the Company’s stockholders approve the dissolution of the Company pursuant to the Plan of Dissolution at the Special Meeting. Delaware law provides that a corporation may dissolve upon the determination by the board of directors that such dissolution is advisable and in the best interests of the corporation and its stockholders and the subsequent approval of the dissolution by the corporation’s stockholders. If necessary or appropriate in the discretion of the Board of Directors, stockholders may be asked to vote in favor of adjourning the Special Meeting to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to approve the dissolution of the Company pursuant to the Plan of Dissolution.

If the dissolution of the Company pursuant to the Plan of Dissolution is approved by our stockholders, we expect the following:

•                  Unless our Board abandons the Plan of Dissolution to pursue a superior alternative, we will file a Certificate of Dissolution (the “Certificate of Dissolution”) with the Delaware Secretary of State dissolving GeoMet as promptly as practicable after the Special Meeting. The precise timing of the filing of the Certificate of Dissolution will be determined by our Board of Directors. The effective date of the filing of the Certificate of Dissolution with the Delaware Secretary of State is sometimes referred to herein as the “Final Record Date” and would be no sooner than the date the COD Amendment becomes effective;

•                  Pursuant to the General Corporation Law of the State of Delaware (the “DGCL”), we will continue to exist for at least three years after our dissolution, or for such longer period as the Delaware Court of Chancery shall direct, for the purpose of enabling us to continue to close our business, dispose of our property, resolve outstanding litigation, discharge our liabilities and distribute to our stockholders any remaining assets;

•                  We will close our stock transfer books and discontinue recording transfers of shares of our Common Stock and Preferred Stock on our books and records as of the close of business on the Final Record Date. Thereafter, record holders of shares of our Common Stock and Preferred Stock will not be able to assign or otherwise transfer their shares, except assignments by will, intestate succession, or operation of law. However, persons who hold ownership interests in our shares through a broker, bank or other nominee, or in book-entry form through The Depository Trust Company (“DTC”), may be able to assign or transfer their interests following the filing of the Certificate of Dissolution. See “Proposal No. 2: Approval of the Dissolution — Delisting and Lack of Market for Trading of the Common Stock and Preferred Stock and Interests in a Liquidating Trust or Trusts”; and

•                  After the Final Record Date, we will make distributions solely to stockholders of record as shown on the Company’s stock ledger. The list of record holders will consist of those stockholders who held record ownership of shares of Common Stock or Preferred Stock as of the close of business on the Final Record Date, subject to subsequent transfers recorded on our books as a result of any assignments by will, intestate succession, or operation of law. Persons who hold ownership interests in our shares in book-entry form through DTC, and other persons with ownership interests held in “street name” by a broker, bank or other nominee, are not record holders and will not receive distributions directly from the Company but should instead contact DTC or such broker, bank or other nominee for information regarding payment of distributions made by us.

The Board of Directors may modify or amend the Plan of Dissolution at any time, notwithstanding stockholder approval of the Plan of Dissolution, if the Board of Directors determines that such action would be in the best interests of the Company and our stockholders. The Board of Directors will have authority under the Plan of Dissolution to make any such modification or amendment to the Plan of Dissolution without stockholder approval. Moreover, prior to the effective time of the filing of the Certificate of Dissolution, the Board of Directors may abandon the dissolution and the

Plan of Dissolution altogether without further stockholder approval. Consequently, even if dissolution is approved by the Company’s stockholders, the Board of Directors retains the right to consider other alternatives and abandon the dissolution and Plan of Dissolution, should a superior alternative arise before the effective time of the filing of the Certificate of Dissolution with the Delaware Secretary of State.

After the Certificate of Dissolution becomes effective upon being accepted and date-stamped by the Delaware Secretary of State, which initiates the dissolution process (or such later time as specified in the certificate), the Board of Directors cannot abandon the Plan of Dissolution without stockholder approval, and would also need stockholder approval to revoke the dissolution of the Company on the records of the Delaware Secretary of State. See “Risk Factors to be Considered by Stockholders in Deciding Whether to Approve the Dissolution.”

Reasons for Dissolution (See page 26)

The Board of Directors believes that it is in the best interests of the Company’s stockholders for the Company to dissolve, liquidate and distribute to stockholders its available assets. In arriving at such determination, our Board of Directors considered the dissolution, liquidating and winding-up process under Delaware law, as well as other available strategic alternatives. As part of our evaluation process, our Board of Directors considered, among other factors, the risks and timing of each alternative available to the Company, as well as management’s financial projections, and consulted with management and the Company’s legal advisors.

As a result of its evaluation, our Board of Directors concluded that dissolution under Delaware law is our best currently available alternative and is in our best interests and the best interests of our stockholders. Accordingly, our Board of Directors approved the dissolution of the Company pursuant to the Plan of Dissolution and recommends that our stockholders approve the dissolution of the Company pursuant to the Plan of Dissolution.

Conduct of the Company Following the Approval of the Plan of Dissolution (See page 30)

Unless our Board abandons the Plan of Dissolution to pursue a superior alternative, we will file a Certificate of Dissolution with the Delaware Secretary of State dissolving GeoMet as promptly as practicable after the Special Meeting. The precise timing of the filing of the Certificate of Dissolution will be determined by our Board of Directors. From and after the effective date of such filing, we will continue in existence for at least three years as a non-operating company for purposes of, among other things, settling our affairs and closing our business, monetizing, disposing of and conveying our property, discharging our liabilities, prosecuting and defending suits and distributing remaining assets to stockholders. We shall not, however, be empowered to continue the business for which we were organized. See “Proposal No. 2: Approval of the Dissolution — Summary of the Plan of Dissolution and the Dissolution Process.”

Expected Distributions to Stockholders; Timing (See page 32)

We cannot predict with certainty the amount of any liquidating distributions to our stockholders. As of September 30, 2015, we had approximately $18.6 million in cash. We currently estimate that the initial liquidating distribution to our stockholders will be approximately $11.8 million ($1.5368 per share of Preferred Stock and $0.0175 per share of Common Stock, assuming the approval of the COD Amendment). However, the Board intends to continue to monitor the Company’s assets, liabilities and expenses and will not make a final decision regarding the size of the initial liquidating distribution until after the filing of the Certificate of Dissolution with the Delaware Secretary of State. For more detail on the various factors that could affect the ultimate size of the initial liquidating distribution, please see “Risk Factors — The amount we distribute to our stockholders in the initial liquidating distribution may be substantially less than the estimates set forth in this Proxy Statement.” Subject to completion of the notice and claims process provided by Section 280 of the DGCL and any prior court approval required under Delaware law, we expect to make this initial liquidating distribution to our stockholders of record as soon as practicable after the effective date of the filing of the Certificate of Dissolution with the Delaware Secretary of State. Since we will effect the Plan of Dissolution pursuant to Sections 280 and 281(a) of the DGCL, a period of time, likely more than nine months but potentially a significantly longer period, must elapse after the filing of the Certificate of Dissolution with the Delaware Secretary of State and commencement of the wind down process before we may make any liquidating distributions (including the initial liquidating distribution), if any, to allow for the notice and claims process.

The amount of this estimated initial distribution reflects our current liquid assets offset in part by provisions, or reserves, for future operating costs and expenses associated with the dissolution as well as the September 30, 2015 cash dividend. In addition, Delaware law requires that, in connection with a dissolution, our Board of Directors make reasonable provision for known and potential claims and obligations of the Company and maintain those reserves until resolution of such matters, and similar legal requirements apply to our subsidiary. The Board of Directors, in consultation with its legal counsel, has evaluated the liabilities, expenses, and known potential claims and obligations of the Company and its subsidiary, as well as other matters, in order to estimate the amount that we plan to reserve and consequently, the amount of our initial liquidating distribution.

The Board of Directors currently believes that it will be able to make additional liquidating distributions only in the event that there are any remaining cash reserves. The Board of Directors acknowledges that it is possible the reserves required by applicable law may exceed the ultimate amounts the Company and its subsidiary will be required to pay creditors and other claimants, and that, therefore, there is a possibility that a portion of the reserves ultimately will be distributed to stockholders. The Board intends to evaluate the Company’s reserves and available cash on a quarterly or, as appropriate, other periodic basis. Subject to any prior court approval required under Delaware law, additional liquidating distributions, if any, will be made to the extent the required contingency reserves are released (assuming no new reserves are required to be established), which would likely span a multi-year period.

The amount distributed to stockholders, both initially and in total, may vary substantially from the amounts we currently estimate based on many factors, including when the Certificate of Dissolution is filed with the Delaware Secretary of State, the resolution of outstanding known claims and obligations of the Company, the incurrence of unexpected or greater-than-expected losses with respect to contingent liabilities, the assertion of claims that are currently unknown to us, the need to dissolve and windup of our subsidiary, recoveries, if any, on claims made against third parties for monetary damages, and costs incurred to windup our business. Further, if additional amounts ultimately are determined to be necessary to satisfy or make provision for any of these obligations, stockholders may receive substantially less than the current estimates. Under certain circumstances, stockholders may be required to return liquidating distributions and may receive nothing from us in the dissolution. See “Risk Factors — Stockholders could be held liable to creditors, up to the amount actually distributed to such stockholder in dissolution.”

Contingent Liabilities; Reserves (see page 35)

Under the DGCL, we are required, in connection with our dissolution, to pay or make reasonable provision for payment of all of our liabilities and obligations. Assuming the approval of the dissolution of the Company pursuant to the Plan of Dissolution by our stockholders, we will pay all known non-contingent liabilities. We currently estimate that we and our subsidiary together will reserve approximately $6.8 million ($0.8893 per share of Preferred Stock and $0.0101 per share of Common Stock, assuming the approval of the COD Amendment) to pay operating expenses incurred from October 1, 2015 through completion of the dissolution and windup process. Included in that estimate is $3.5 million to make provision for claims that are subject to any unknown or contingent claims and obligations as required by Delaware law.

The estimated amount of these reserves are based upon estimates and judgment of management and the Board of Directors and derived from consultations with outside experts and a review of our estimated operating expenses and future estimated liabilities, including, without limitation, estimated legal, accounting and consulting fees, estimated payroll, other taxes payable and estimated miscellaneous office expenses. There can be no assurance that these estimated amounts will be sufficient. If we underestimated the costs of the liquidation process or the funds needed to satisfy obligations, liabilities and claims during the liquidation process, we may be required to increase the amount of these reserves. Subject to any prior court approval required under Delaware law and after the liabilities, expenses and obligations for which these reserves are established have been satisfied in full (or determined not to be owed), we will distribute to our stockholders any remaining portion of these reserves, assuming no new reserves are required to be established.

OTC Pink; Trading Matters (See page 36)

If our stockholders approve the dissolution of the Company pursuant to the Plan of Dissolution, we will, as required by the Financial Industry Regulatory Authority, Inc. (“FINRA”), give advance notice of our dissolution, which could eliminate or restrict the trading of our securities on the OTC Pink or other over-the-counter markets. We anticipate that we would submit such notice to FINRA at least 10 days before the Final Record Date or as soon thereafter as is reasonably practicable. However, we have limited control over the trading of our securities on the over-the-counter markets, and our securities could cease trading on the OTC Pink or other over-the-counter markets at any time.

As described more fully under “Proposal No. 2: Approval of the Dissolution — Delisting and Lack of Market for Trading of the Common Stock and Preferred Stock and Interests in the Liquidating Trust or Trusts,” while record holders of shares of our Common Stock and Preferred Stock will generally be prohibited under Delaware law from transferring record ownership of their shares after the close of business on the Final Record Date, persons who hold their ownership interests in our shares in book-entry form through DTC and other persons with ownership interests held in “street name” by a broker, bank or other nominee may be able to continue to make transfers of their ownership interests. However, such transfers of beneficial ownership could be made only if they do not necessitate a change in the record holder of shares of our Common Stock or Preferred Stock. Should our stockholders approve the dissolution of the Company pursuant to the Plan of Dissolution, we intend to notify record holders of shares of our Common Stock and Preferred Stock of the anticipated filing date of the Certificate of Dissolution so that record holders who are also beneficial owners (that is, record holders other than those holding purely in a nominee capacity) can, if they so choose, seek to transfer record ownership (while retaining beneficial ownership) prior to the closing of our transfer books. See “Proposal No. 2: Approval of the Dissolution — Summary of the Plan of Dissolution and the Dissolution Process.”

Even if you hold transferable interests in our Common Stock and/or Preferred Stock after the Final Record Date, we cannot assure you that you will be able to transfer such interests on a cost-effective basis or at all.

Reporting Requirements (See page 37)

If the dissolution of the Company pursuant to the Plan of Dissolution is approved, in order to curtail expenses, we plan to seek to terminate our registration under the Exchange Act. We may not, however, be eligible to do so. If we are not eligible to deregister, we may seek to curtail our reporting activities under the Exchange Act by seeking relief from the SEC or otherwise. We may nevertheless be required to continue to bear the expense of complying with all applicable reporting requirements under the Exchange Act. The costs of compliance with such reporting requirements would reduce the amount which otherwise could be distributed to stockholders. Although we may elect to continue to provide information about us to the public or our investors after we cease to file reports under the Exchange Act (if we are successful in terminating our obligations thereunder), either on our website or by other means, there is no guaranty that we will do so or that we will continue to provide such information in the future.

Interests of the Board and Management in the Dissolution of the Company (See page 38)

Members of our Board of Directors and our executive officers may have interests in the approval of the dissolution of the Company pursuant to Plan of Dissolution that are different from, or are in addition to, the interests of our stockholders generally. These potential interests include an indemnification insurance policy purchased for the benefit of directors and officers and/or our continuing indemnification obligations to directors. In addition, certain of our officers and directors may own shares of our Common Stock and Preferred Stock and may be entitled to receive liquidating distributions on a pro rata basis in respect of such shares in the dissolution of the Company when and if such liquidating distributions are made by the Company. Mr. McGovern, our Chairman of the Board, Chief Executive Officer and President, is also the Chairman and Chief Executive Officer of Sherwood, our largest holder of Preferred Stock. Our Board of Directors was aware of these interests and considered them, among other matters, in approving the Plan of Dissolution.

Certain Material U.S. Federal Income Tax Consequences (See page 40)

As described in “Proposal No. 2 —Approval of the Dissolution —Material United States Federal Income Tax Consequences of Our Dissolution,” and subject to the limitations, assumptions and qualifications therein, amounts received by stockholders pursuant to the Plan of Dissolution will first be applied against and reduce a stockholder’s tax basis in his, her or its shares of stock. Gain will be recognized as a result of a liquidating distribution to the extent that the aggregate value of the distribution and any prior liquidating distributions received by a stockholder with respect to a share exceeds his or her tax basis for that share. If we make more than one liquidating distribution, each liquidating distribution will be allocated proportionately to each share of stock owned by a stockholder. Any loss will generally be recognized only when the final distribution from us has been received and then only if the aggregate value of all liquidating distributions with respect to a share is less than the stockholder’s tax basis for that share. Gain or loss recognized by a stockholder will be capital gain or loss provided the shares are held as capital assets, and will be long-term capital gain or loss if the stock has been held for more than one year. However, the Internal Revenue Service (the “IRS”) may take the position that the entire proceeds of the liquidating distribution is deemed to have been received pro rata by the holders of our Preferred Stock followed by a payment equal to the distribution received by the holders of our Common Stock from the holders of our Preferred Stock, which is taxable as ordinary income to the holders of our Common Stock. Stockholders are urged to consult their own tax advisors as to the specific tax consequences to them of our dissolution pursuant to the Plan of Dissolution.

Required Stockholder Vote (See page 42)

The approval of the dissolution of the Company pursuant to the Plan of Dissolution must be approved by the holders of (i) at least 50% of the outstanding shares of Preferred Stock, voting as a separate class, and (ii) a majority of the outstanding shares of Common Stock and the outstanding shares of Preferred Stock (on an as converted basis) entitled to vote thereon, voting together as a single class. Abstentions and broker non-votes will have the same effect as votes against the proposal to approve the dissolution of the Company pursuant to the Plan of Dissolution. In connection with the Plan of Dissolution and the COD Amendment, Sherwood, the holder of a majority of the Preferred Stock and approximately 33.9% of the Common Stock (on an as converted basis), and the Company have entered into the Voting Agreement pursuant to which, subject to certain exceptions, Sherwood has agreed to vote its shares of Preferred Stock in favor of the Plan of Dissolution and the COD Amendment. See Proposal No. 2: “Approval of the Dissolution” for a discussion on the background and reasons for the Voting Agreement. A copy of the Voting Agreement is attached as Appendix C to this Proxy Statement.

Recommendation of Our Board of Directors (See page 43)

On October 16, 2015, our Board of Directors determined that the dissolution of the Company, and the other transactions contemplated thereby, are advisable and in the best interests of us and our stockholders. On October 16, 2015, our Board of Directors (1) approved in all respects the Plan of Dissolution and the other transactions contemplated thereby; and (2) recommended that our stockholders vote FOR the approval of the dissolution of the Company pursuant to the Plan of Dissolution.

Our Board of Directors further recommends that you vote FOR the COD Amendment and FOR the adjournment proposal.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement contains certain forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “can,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “potential” or “continue” or the negative of these terms or other comparable terminology. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of invoking these safe harbor provisions. Such forward-looking statements, including, without limitation, statements regarding the dissolution of the Company, the availability, amount or timing of liquidating distributions to stockholders, the adequacy of reserves established to satisfy the Company’s obligations, the belief that a substantial amount of the contingency reserves will ultimately be distributed to the stockholders and the possibility that an alternative, value-creating transaction may be proposed, involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from our expectations of future results, performance or achievements expressed or implied by such forward-looking statements. These risks include the risk that we may incur additional liabilities, that we may have liabilities of which we are not currently aware, that the cost of settlement of our liabilities and contingent obligations could be higher than we expect, that monetization of our few remaining non-cash assets, including claims we may have in the future make against third parties, if any, may take longer and be for amounts that are less than we expect, all of which would impact our ability to make any liquidating distributions to our stockholders. Although we believe that the expectations reflected in any forward-looking statements are reasonable, we cannot guarantee future events or results. Except as may be required under federal law, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur.

RISK FACTORS TO BE CONSIDERED BY STOCKHOLDERS IN
DECIDING WHETHER TO APPROVE THE DISSOLUTION

There are many factors that our stockholders should consider when deciding whether to vote to approve the dissolution of the Company pursuant to the Plan of Dissolution. Such factors include those risk factors set forth below. You should carefully consider the following risk factors, together with all of the other information included and incorporated by reference in this Proxy Statement, before you decide whether to vote or instruct your vote to be cast to approve the proposals described in this Proxy Statement.

Without the COD Amendment, the holders of our Common Stock would not receive any cash in the event of dissolution and will only receive 6% of the Company’s assets distributed pursuant to the Plan of Dissolution after giving effect to the COD Amendment.

Based on the advice of management regarding the current lack of potential business opportunities available to the Company and the advice of the Company’s tax, accounting, legal and other experts, our Board determined it to be in the best interest of the Company and our stockholders to dissolve the Company and terminate its existence and to approve the Plan of Dissolution. Our remaining cash, as of September 30, 2015, was approximately $18.6 million. Since the holders of our Preferred Stock are entitled to an approximately $72.2 million liquidation preference, absent the COD Amendment no cash would be received by the holders of our Common Stock in our dissolution. The Plan of Dissolution, however, is contingent upon the approval of the COD Amendment. In addition, in connection with the Plan of Dissolution and the COD Amendment, Sherwood, the holder of a majority of the Preferred Stock and approximately 33.9% of the Common Stock (on an as converted basis), and the Company have entered into the Voting Agreement pursuant to which, subject to certain exceptions, Sherwood has agreed to vote its shares of Preferred Stock in favor of the Plan of Dissolution and the COD Amendment. Even with the COD Amendment, holders of our Common Stock will only receive 6% of the Company’s assets distributed pursuant to the Plan of Dissolution.

The amount we distribute to our stockholders in the initial liquidating distribution may be substantially less than the estimates set forth in this Proxy Statement.

At present, we cannot determine with certainty the amount of our initial liquidating distribution to our stockholders. The amount of cash distributed to our stockholders in the initial liquidating distribution depends on, among other things, the amount of our liabilities, obligations and expenses and claims against us, and the amount of the reserves that we establish during the liquidation process. Our estimates of these amounts may be inaccurate. Factors that could impact our estimates include the following:

•            if we underestimate the amounts needed to satisfy or make provision for outstanding obligations, liabilities and claims during the liquidation process;

•            if unforeseen claims are asserted against us, requiring us to defend or resolve such claims or establish reasonable reserves before making distributions to our stockholders;

•            if a creditor or other third party seeks an injunction against the making of distributions to our stockholders on the basis that the amounts to be distributed are needed to provide for the satisfaction of our liabilities or other obligations to the extent not previously reserved for; and

•            if the expenses we incur in the liquidation process, including expenses of personnel required and other operating expenses (including legal, accounting and other professional fees) necessary to dissolve and liquidate the Company, are more than we anticipate.

Due to these and other factors, the amount we initially distribute to our stockholders may be substantially less than the amount we currently estimate.

We cannot assure you of the exact amount or timing of any additional liquidating distributions to our stockholders under the Plan of Dissolution. Any such distributions may be substantially less than the estimates set forth in this Proxy Statement.

The dissolution process is subject to numerous uncertainties. There may be less capital remaining than initially anticipated for additional liquidating distributions to our stockholders following the initial liquidating distribution. The precise amount and timing of any additional liquidating distribution to our stockholders will depend on and could be delayed or diminished due to many factors, including, without limitation:

•            whether a creditor or other third party seeks an injunction against the making of distributions to our stockholders on the basis that the amounts to be distributed are needed to provide for the satisfaction of our liabilities or other obligations to the extent not previously reserved for;

•            whether existing suits or proceedings to which the Company or its subsidiary is party take longer to be resolved than we currently anticipate and the results of such proceedings;

•            whether we become a party to lawsuits or other claims asserted by or against us, including any claims or litigation arising in connection with our decision to liquidate and dissolve;

•            whether we are subject to future tax or other examinations or incur material tax or other liabilities, such as adjustments, penalties, interest and other amounts;

•            whether we are unable to resolve claims with creditors or other third parties, or if such resolutions take longer than expected; or

•            whether the expenses we incur in the liquidation process, including expenses of personnel required and other operating expenses (including legal, accounting and other professional fees), necessary to dissolve and liquidate the Company are more than we anticipate.

As is the case with the initial liquidating distribution, any additional liquidating distributions may be substantially less than the estimates set forth in this Proxy Statement. Since we will effect the Plan of Dissolution pursuant to Sections 280 and 281(a) of the DGCL, a period of time, likely more than nine months but potentially a significantly longer period, must elapse after the filing of the Certificate of Dissolution with the Delaware Secretary of State and commencement of the wind down process before we may make any liquidating distributions, if any, to allow for the notice and claims process. Such distributions may be made in more than one installment over an extended period of time.

In addition, under the DGCL, claims and demands may be asserted against us at any time following the effective date of the filing of the Certificate of Dissolution. The Board expects to set aside cash reserves of $3.5 million ($0.4559 per share of Preferred Stock and $0.0052 per share of Common Stock, assuming the approval of the COD Amendment) and may set aside additional amounts as reserves to satisfy or make provision for claims against and obligations of the Company that may arise following the effective date of the filing of the Certificate of Dissolution. As a result of these factors, we may retain for distribution at a later date some or all of the estimated amounts that we expect to distribute to stockholders.

We could continue to incur claims and liabilities, and we will continue to incur expenses that will reduce the amount available for distribution.

Claims, liabilities and expenses from operations, such as operating costs, salaries, directors’ and officers’ insurance, payroll and local taxes, legal, accounting and consulting fees and miscellaneous office expenses, will continue to be incurred as we continue to windup. These expenses could be much higher than currently anticipated and will reduce the amount of assets available for ultimate distribution to stockholders.

Stockholders could be held liable to creditors, up to the amount actually distributed to such stockholder in dissolution.

We will continue to exist for at least three years after the Final Record Date, or for such longer period as the Delaware Court of Chancery shall direct, for the purpose of enabling us to continue to close our business, dispose of our property, resolve outstanding litigation, discharge our liabilities and distribute to our stockholders any remaining assets. Under applicable law, if the amount we reserve proves insufficient to satisfy all of our expenses and liabilities, each stockholder who receives a liquidating distribution could be held liable for payment to our creditors of such stockholder’s pro rata share of amounts owed to creditors in excess of the reserves, up to the amount actually distributed to such stockholder in dissolution.

This means that a stockholder could be required to return all liquidating distributions made to such stockholder and receive nothing from us under the dissolution. Moreover, in the event a stockholder has paid taxes on amounts previously received, a repayment of all or a portion of such amount could result in a stockholder incurring a net tax cost if the stockholder’s repayment of an amount previously distributed does not cause a commensurate reduction in taxes payable. There can be no guarantee that the reserves established by us will be adequate to cover all such expenses and liabilities.

If our stockholders do not approve the proposed dissolution of the Company, our resources will continue to diminish.

If our stockholders do not approve the proposed dissolution of the Company or if the dissolution is abandoned by our Board or otherwise not implemented, our Board will explore what, if any, strategic alternatives are available for the Company. Possible alternatives include, among other things, reconsidering proposals previously considered and rejected, seeking voluntary dissolution at a later time and with potentially diminished assets or seeking bankruptcy protection (should our net assets decline precipitously for some unforeseen reason). There can be no assurance that any of these alternatives would result in greater stockholder value than the proposed dissolution of the Company.

Moreover, any alternative we select may have unanticipated negative consequences, and we will face a number of risks, including:

•                  We continue to incur costs such as salaries, cash dividends, whether declared or accrued, directors’ and officers’ insurance, payroll and local taxes, legal, accounting and consulting fees and miscellaneous office expenses;

•                  If stockholders do not approve the proposed dissolution of the Company, there can be no assurance that the holders of our Common Stock, including one or more of the holders of 5% or more of our Common Stock, will not sell their shares and thereby potentially impair our ability to utilize our net operating loss carryforwards by causing an “ownership change” (as defined in Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”)); and

•                  We may continue to incur expenses associated with being a public reporting company, including ongoing SEC reporting obligations. These expenses would accelerate the depletion of our existing net assets.

Our Board of Directors may abandon, modify or delay implementation of the Plan of Dissolution even if approved by our stockholders.

Even if our stockholders approve the COD Amendment and the dissolution of the Company pursuant to the Plan of Dissolution, our Board of Directors has reserved the right, at its discretion, to the extent permitted by Delaware law, to abandon or delay implementation of the COD Amendment and the Plan of Dissolution (including determining not to file or to delay filing the Certificate of Amendment and Certificate of Dissolution) if such action is determined to be in our best interests and in the best interests of our stockholders, in order, for example, to permit us to pursue new business opportunities or strategic transactions that are subsequently presented to the Board. Any such decision to abandon or delay implementation of the COD Amendment and the Plan of Dissolution (including determining not to file or to delay filing the Certificate of Amendment and Certificate of Dissolution) may result in the Company incurring additional operating costs and liabilities, which could reduce the amount available for distribution to our stockholders.

Our Board of Directors also may modify or amend the Plan of Dissolution, notwithstanding stockholder approval of the Plan of Dissolution, if the Board of Directors determines that such action would be in the best interests of the Company and our stockholders. The Board of Directors will have authority under the Plan of Dissolution to make any such modification or amendment to the Plan of Dissolution without stockholder approval, but the Board of Directors may determine, in its sole discretion, to submit any modification or amendment to the stockholders for approval.

Further stockholder approval will not be required in connection with the implementation of the Plan of Dissolution, including for the sale or monetization of all or substantially all of our remaining assets as contemplated in the Plan of Dissolution.

The approval of the dissolution of the Company pursuant to the Plan of Dissolution by our stockholders also will authorize, without further stockholder action, our Board of Directors to take such actions as it deems necessary, appropriate or desirable, in its absolute discretion, to implement the Plan of Dissolution and the transactions contemplated thereby. Accordingly, after the filing of the Certificate of Dissolution with the Delaware Secretary of State, we may monetize, sell or otherwise dispose of our non-cash assets without further stockholder approval. As a result, our Board of Directors may authorize actions in implementing the Plan of Dissolution, including the terms and prices for the sale or other monetization of our remaining assets, with which our stockholders may not agree.

We intend to give advance notice of our dissolution as required by FINRA rules and to close our stock transfer books in connection with the dissolution of our Company, both of which would significantly and adversely affect transferability of interests in our Common Stock and Preferred Stock.

If our stockholders approve the dissolution of the Company pursuant to the Plan of Dissolution, we will, as required by FINRA, give advance notice of our dissolution, which could eliminate or restrict the trading of our securities on the OTC Pink or other over-the-counter markets. We anticipate that we would submit such notice to FINRA at least 10 days before the Final Record Date or as soon thereafter as is reasonably practicable. However, we have limited control over the trading of our securities on the over-the-counter markets, and our securities could cease trading on the OTC Pink or other over-the-counter markets at any time.

We intend to close our stock transfer books and discontinue recording transfers of our Common Stock and Preferred Stock at the time we file the Certificate of Dissolution. Thereafter, record holders of shares of our Common Stock and Preferred Stock will not be able to assign or otherwise transfer their shares, except for assignments by will, intestate succession or operation of law. As described more fully under “Proposal No. 2: Approval of the Dissolution—Delisting and Lack of Market for Trading of the Common Stock and Preferred Stock and Interests in the Liquidating Trust or Trusts,” persons who hold ownership interests in our shares in book-entry form through DTC and other persons with ownership interests held in “street name” by a broker, bank or other nominee may be able to continue to make transfers of their ownership interests. Any such transfers could be made only if they do not necessitate a change in the record holder of shares of our Common Stock and Preferred Stock. In addition, following the anticipated delisting from the OTC Pink, these holders may have difficulty effecting any such transfers, since there can be no assurance that any trading market for such interests will develop or, if a market does develop, that it will afford significant liquidity.

We may apply for relief from certain reporting requirements under the Exchange Act, which may substantially reduce publicly-available information about the Company.

Our Common Stock and Preferred Stock are currently registered under Section 12(g) (in the case of the Common Stock) or Section 15(d) (in the case of the Common Stock and the Preferred Stock) of the Exchange Act, which requires that we, and our officers and directors with respect to Section 16 of the Exchange Act (in the case of our Section 12(g) registration), comply with certain public reporting and proxy statement requirements thereunder. Compliance with these requirements is costly and time-consuming. We anticipate that, if our stockholders approve the dissolution of the Company pursuant to the Plan of Dissolution, in order to curtail expenses, we will, after the effective date of the filing of the Certificate of Dissolution, seek to terminate our registrations under the Exchange Act. We may not, however, be eligible to do so. If we are not eligible to deregister, we may seek relief from the SEC from certain reporting requirements under the Exchange Act. However, the SEC may not grant any such relief, in which case we may be required to continue to bear the expense of complying with all applicable reporting requirements under the Exchange Act. The costs of compliance with such reporting requirements would reduce the amount which otherwise could be distributed to stockholders. Although we may elect to continue to provide information about us to the public or our investors after we cease to file reports under the Exchange Act (if we are successful in terminating our obligations thereunder), either on our website or by other means, there is no guaranty that we will do so or that we will continue to provide such information in the future.

If we decide to use a liquidating trust, interests of our stockholders in such a trust may not be transferable.

As discussed above, shares of our Common Stock and Preferred Stock held by record holders generally will not be transferable following dissolution. In addition, if we were to establish a liquidating trust, the interests of our stockholders in such liquidating trust may not be transferable, which could adversely affect our stockholders’ ability to realize the value of such interests. Even if transferable, the interests are not expected to be listed on a national securities exchange, and the extent of any trading market therein cannot be predicted. Moreover, the interests may not be accepted by commercial lenders as security for loans as readily as more conventional securities with established trading markets.

If we decide to use a liquidating trust, the distribution of non-transferable interests could result in tax liability.

As stockholders will be deemed to have received a liquidating distribution equal to their pro rata share of the value of the net assets distributed to an entity which is treated as a liquidating trust for tax purposes, the distribution of non-transferable interests would result in tax liability to the interest holders without their being readily able to realize the value of such interest to pay such taxes or otherwise.

Stockholders will lose the opportunity to capitalize on alternative transactions.

Once we dissolve, our stockholders will lose the opportunity to participate in opportunities that may have arisen if we were to continue to pursue a strategic transaction. It is possible that these opportunities could have proved to be more valuable than the liquidating distributions our stockholders would receive pursuant to the Plan of Dissolution. If an opportunity were to arise after the filing of the Certificate of Dissolution with the Delaware Secretary of State, but before the cessation of our corporate existence, our Board of Directors may, in its sole discretion, adopt a resolution recommending that the dissolution be revoked and directing that the question of the revocation of our dissolution be submitted to the stockholders for approval. There can be no assurance either that any such opportunity would arise after we are dissolved that would result in our Board of Directors making such a recommendation or that the stockholders would approve the revocation of our dissolution.

The members of our Board of Directors and our officers may have a potential conflict of interest in recommending approval of the Dissolution.

Because of the fees and compensation payable to members of our Board of Directors, as well as to our officers, an indemnification insurance policy purchased on behalf of our directors and officers and/or our continuing indemnification obligations to our directors, our directors and officers may be deemed to have a potential conflict of interest in recommending approval of the dissolution of the Company pursuant to the Plan of Dissolution. In addition, certain of our officers and directors may own shares of our Common Stock and Preferred Stock and may be entitled to receive liquidating distributions on a pro rata basis in respect of such shares in the dissolution of the Company when and if such liquidating distributions are made by the Company. Mr. McGovern, our Chairman of the Board, Chief Executive Officer and President, is also the Chairman and Chief Executive Officer of Sherwood, our largest holder of Preferred Stock. See “Proposal No. 2: Approval of the Dissolution — Interests of Directors and Executive Officers in Approval of the Dissolution.”

Stockholders may not be able to recognize a loss for U.S. federal income tax purposes until they receive a final distribution from us.

As a result of our dissolution, for U.S. federal income tax purposes, our stockholders generally will recognize gain or loss equal to the difference between (1) the sum of the amount of cash and the fair market value (at the time of distribution) of property, if any, distributed to them, and (2) their tax basis for their shares of our Common Stock and/or Preferred Stock. Liquidating distributions pursuant to the Plan of Dissolution may occur at various times and in more than one tax year. Any loss generally will be recognized by a stockholder only when the stockholder receives our final liquidating distribution to stockholders, and then only if the aggregate value of all liquidating distributions with respect to a share is less than the stockholder’s tax basis for that share.

Stockholders are urged to consult their own tax advisors as to the specific tax consequences to them of our dissolution pursuant to the Plan of Dissolution. See “Proposal No. 2: Approval of the Dissolution — Material United States Federal Income Tax Consequences of Our Dissolution.”

The tax treatment of any liquidating distributions may vary from stockholder to stockholder, and the discussions in this Proxy Statement regarding such tax treatment are general in nature. You should consult your own tax advisor instead of relying on the discussions of tax treatment in this proxy for tax advice.

We have not requested a ruling from the IRS with respect to the anticipated tax consequences of the Plan of Dissolution, and we will not seek an opinion of counsel with respect to the anticipated tax consequences of any liquidating distributions. If any of the anticipated tax consequences described in this Proxy Statement prove to be incorrect, the result could be increased taxation at the corporate and/or stockholder level, thus reducing the benefit to our stockholders and us from the liquidation and distributions. Tax considerations applicable to particular stockholders may vary with and be contingent upon the stockholder’s individual circumstances.

General

Our Board of Directors is presenting the dissolution of the Company pursuant to the Plan of Dissolution for approval by our stockholders at the Special Meeting. The dissolution of the Company, as well as the Plan of Dissolution, was approved by the Board of Directors, subject to stockholder approval, on October 16, 2015. A copy of the Plan of Dissolution is attached as Appendix B to this Proxy Statement. Material features of the Plan of Dissolution are summarized hereto. This summary of the Plan of Dissolution may not contain all the information that is important to you. We encourage you to read the Plan of Dissolution in its entirety.

Summary of the Plan of Dissolution and the Dissolution Process

Unless our Board abandons the Plan of Dissolution to pursue a superior alternative or for any other reason, if the stockholders approve the dissolution of the Company pursuant to the Plan of Dissolution, we will file a Certificate of Dissolution with the Delaware Secretary of State as promptly as practicable after the Special Meeting. The precise timing of the filing of the Certificate of Dissolution will be determined by our Board of Directors. From and after the effective date of such filing (which would not occur prior to the effective date of the COD Amendment), we would remain in existence as a non-operating company for at least three years for purposes of settling our affairs and closing our business, monetizing, disposing of and conveying our property, discharging our liabilities and distributing remaining assets to stockholders. After filing the Certificate of Dissolution with the Delaware Secretary of State, we anticipate undertaking the following activities:

•            engaging in the notice and claims process provided by Section 280 of the DGCL;

•            paying or making reasonable provision to pay all claims and obligations, including all contingent, conditional or unmatured contractual claims known to us;

•            making such provision as will be reasonably likely to be sufficient to provide compensation for any claim against us which is the subject of a pending action, suit or proceeding to which we are a party;

•            making such provision as we believe is reasonably likely to be sufficient to provide compensation for any claims that have not been made known to us or that have not arisen but that, based on facts known to us, are likely to arise or become known to us within five years (or a longer period not to exceed 10 years in the discretion of the Delaware Court of Chancery) after we file the Certificate of Dissolution;

•            establishing reserves for future operating expenses, including those relating to and pursuing and/or defending against claims;

•            making an initial liquidating distribution to our stockholders of record determined as of the Final Record Date;

•            terminating any of our remaining commercial agreements, relationships or outstanding obligations;

•            paying operating and liquidation expenses and satisfying any liabilities as they become due out of funds available in the reserves;

•            attempting to realize recoveries, if any, on claims made against third parties for monetary damages;

•            complying with SEC reporting requirements, as necessary;

•            distributing pro rata to our stockholders, or transferring to one or more escrow accounts or one or more liquidating trustees for the benefit of our stockholders under a liquidating trust, the remaining assets of the Company after payment or provision for payment of claims against and obligations of the Company, in exchange for the complete cancellation of all of the capital stock of the Company; and

•            completing tax filings.

Delaware law provides that, following the approval of the dissolution by our stockholders, the Board of Directors may take such actions as it deems necessary in furtherance of the dissolution of the Company and the winding-up of its operations and affairs.

As of September 30, 2015, we had approximately $18.6 million in cash. We currently estimate that the initial liquidating distribution to our stockholders will be approximately $11.8 million ($1.5368 per share of Preferred Stock and $0.0175 per share of Common Stock, assuming the approval of the COD Amendment). However, the Board intends to continue to monitor the Company’s assets, liabilities and expenses and will not make a final decision regarding the amount of the initial liquidating distribution until after the filing of the Certificate of Dissolution with the Delaware Secretary of State. For more detail on the various factors that could affect the ultimate amount of the initial liquidating distribution, please see “Risk Factors — The amount we distribute to our stockholders in the initial liquidating distribution may be substantially less than the estimates set forth in this Proxy Statement.” Subject to completion of the notice and claims process provided by Section 280 of the DGCL and any prior court approval required under Delaware law, we expect to make this initial liquidating distribution to our stockholders of record as soon as practicable after the effective date of the filing of the Certificate of Dissolution with the Delaware Secretary of State. Since we will effect the Plan of Dissolution pursuant to Sections 280 and 281(a) of the DGCL, a period of time, likely more than nine months but potentially a significantly longer period, must elapse after the filing of the Certificate of Dissolution with the Delaware Secretary of State and commencement of the wind down process before we may make any liquidating distributions (including the initial liquidating distribution), if any, to allow for the notice and claims process.

The amount of this initial distribution reflects our current liquid assets offset in part by provisions, or reserves, for future operating costs and expenses associated with dissolution. In addition, Delaware law requires that, in connection with the winding-up of a corporation after dissolution, our Board of Directors make reasonable provision for known and potential claims and obligations of the Company, including claims subject to pending litigation and certain contingent and conditional contract claims, and maintain those reserves until resolution of such matters, and similar legal requirements apply to our subsidiary. The Board of Directors, in consultation with its legal counsel, has evaluated the liabilities, expenses, and known potential claims and obligations of the Company and its subsidiary, as well as other matters, in order to estimate the amount that will be reserved and has determined to establish initial cash reserves of $3.5 million for claims and contingencies ($0.4559 per share of Preferred Stock and $0.0052 per share of Common Stock, assuming the approval of the COD Amendment).

The Board of Directors currently believes that it will be able to make additional liquidating distributions only in the event that there are any remaining cash reserves. The Board of Directors acknowledges that it is possible the reserves required by applicable law may exceed the ultimate amounts the Company and its subsidiary will be required to pay creditors and other claimants, and that therefore there is a possibility that a portion of the reserves ultimately will be distributed to stockholders. The Board intends to evaluate the Company’s reserves and available cash on a quarterly or, as appropriate, other periodic basis. Subject to any prior court approval required under Delaware law, additional liquidating distributions, if any, will be made to the extent the required contingency reserves are released (assuming no new reserves are required to be established), which would likely span a multi-year period.

The amount distributed to stockholders, both initially and in total, may vary substantially from the amounts we currently estimate based on many factors, including the resolution of outstanding known claims and obligations of the Company, the incurrence of unexpected or greater-than-expected losses with respect to contingent liabilities, the assertion of claims that are currently unknown to us, the need to dissolve and windup our subsidiary, recoveries, if any, on claims made against third parties for monetary damages, and costs incurred to windup our business. Further, if additional amounts ultimately are determined to be necessary to satisfy or make provision for any of these obligations, stockholders may receive substantially less than the current estimates. Any liquidating distributions from us will be made to stockholders of record according to their holdings of Common Stock and Preferred Stock on the Company’s stock ledger. The record holders and number of shares of Common Stock and Preferred Stock held by such holders as reflected on the Company’s stock ledger will be the holders and number of shares, as of the Final Record Date, which we expect to be the date on which we close our stock transfer books, subject to any transfers subsequently reflected on our stock ledger by reason of assignments by will, intestate succession, or operation of law, or other transfers permitted under applicable law.

In addition to the satisfaction of liabilities, we have spent and anticipate continuing to spend cash for the foreseeable future for a number of items, including, but not limited to, the following:

•                  ongoing operating expenses, such as compensation, professional, legal, tax, consulting, accounting and lease expenses, including such expenses incurred in pursuing strategic alternatives;

•                  expenses incurred in connection with preparation for and (assuming stockholder approval) implementation of the dissolution, including the continuing analysis and estimation of potential liabilities required to determine appropriate reserves and the initial liquidating distribution;

•                  expenses incurred in connection with the September 30, 2015 cash dividend as well as potential future cash dividends, if declared; and

•                  expenses incurred in connection with extending our directors’ and officers’ insurance coverage.

We may, at any time, choose to implement the Plan of Dissolution through a liquidating trust, which, if adopted, would likely succeed to all of our assets, liabilities and obligations. Our Board of Directors may appoint one or more of its members, one or more of our officers, or a third party to act as trustee or trustees of such liquidating trust. If all of our assets are not distributed within three years after the date our dissolution, and a judicial extension of this deadline has not been sought or received, we may transfer our remaining assets to a liquidating trust at such time.

During the liquidation of our assets, we expect to pay our officers, directors, employees and agents compensation for services rendered in connection with the implementation of the Plan of Dissolution. See “Interests of Directors and Executive Officers in Approval of the Plan of Dissolution.”

Background of the Proposed Dissolution and the COD Amendment

GeoMet was incorporated under the laws of the state of Delaware on November 9, 2000.  Historically, we were engaged in the exploration, development and production of CBM. All of our production was CBM, which is a dry natural gas containing no hydrocarbon liquids. We were originally founded as a consulting company to the coalbed methane industry in 1985 and were active as an operator, developer and producer of coalbed methane properties since 1993 until the Asset Sale. Our principal operations and producing properties were located in the Central Appalachian Basin in Virginia, West Virginia and the Cahaba Basin in Alabama.

As of September 30, 2015, we had three employees, two of which are paid, and, within the last year, we have eliminated all employee benefits, terminated our office lease with respect to our office located at 909 Fannin Street, Suite 1850, Houston, Texas, 77010 and moved to a smaller office space.  In addition, following the Asset Sale our Board of Directors was reduced from five to three directors with one of the three directors also being appointed as our President and Chief Executive Officer. Further, on August 9, 2015, our Board of Directors was reduced from three to two directors.

Before the consummation of the Asset Sale, we initiated activities and efforts to pursue various strategic alternatives by networking with investment bankers, bankers, lawyers and the oil and gas community in general.  In addition, certain significant holders of the Preferred Stock and the Common Stock along with our Board members have been involved in networking with potential counterparties and strategic partners.  Our efforts to successfully engage in an alternative financing or a strategic corporate transaction have been severely constrained and hampered by depressed natural gas prices and commodity prices in general, low future prices for dry gas, excessive supplies of dry gas, stock market volatility, our complex capital structure and, prior to the Asset Sale, our then highly leveraged structure.  We entered into and consummated the Asset Sale because of the pending maturity of our credit facility and our inability to refinance with our current lender at the time or other lenders, and we were unable to find alternative debt or equity financing or a merger candidate or corporate transaction on terms that were in the best interest of the Company or our stockholders.

Due to our inability to locate any alternatives superior to the Asset Sale, we proceeded with the Asset Sale with the belief that it was in the best interests of our stockholders and that we potentially would be able to consummate a subsequent corporate transaction/merger that would further increase stockholder value, and that our position as a public “shell company” with cash reserves would attract companies seeking a public company platform and/or cash without the need for an initial public offering or other capital raising activities.  Accordingly, subsequent to Asset Sale, completion of the related final purchase price adjustment and performance of the related transition services agreement, we focused our efforts towards (i) preserving cash by reducing overhead costs, (ii) maintaining compliance as a reporting company subject to the periodic and current reporting requirements of Section 13(a) of the Exchange Act, (iii) winding down operatorship obligations and all remaining residual liabilities and (iv) actively pursuing corporate transaction/merger opportunities.  However, although we are still receptive to corporate transaction/merger opportunities that would increase stockholder value, we have been unable to consummate or enter into definitive agreements for any such opportunities following over 12 months of active pursuit of such opportunities.

Since April 2014, the Board met a number of times to discuss and review potential corporate transactions, and we have been involved in activities ranging from initial verbal discussions to the review of technical and financial data and other due diligence reviews with prospective candidates to — most recently — negotiation of definitive agreements with a potential merger counterparty.  However, we believe that our efforts to successfully execute a corporate transaction have been severely hampered and constrained by, among other things, the uncertainty around depressed oil and gas commodity prices, the 12-month “seasoning period” required in a reverse merger for a public “shell company” to qualify for listing on a national stock exchange, certain provisions in our Amended and Restated Certificate of Incorporation (the “Charter”), and our complex capital structure.

Since April 2014, we have executed 17 non-disclosure agreements (“NDAs”) regarding potential corporate transactions involving the Company and have approached or been approached by approximately 20 strategic partners.  While the level of interest from those persons signing NDAs has ranged from preliminary discussions, to preliminary discussions and the exchange of information and data, to preliminary discussions, exchanging information and data, and deploying resources such as petroleum engineering consultants and legal counsel to aide in our evaluation of these potential transactions, this interest has not yet resulted in a strategic alternative that the Board believes is superior to the Plan of Dissolution.  Most recently, during the second quarter of 2015, we engaged in and devoted a substantial amount of resources to extensive discussions and related activities with a potential merger counterparty, including the execution of a non-binding letter of intent, mutual due diligence review, and drafting and negotiation of definitive agreements.  However, we and the potential counterparty disengaged from negotiations towards the end of the second quarter of 2015 due to, among other reasons, inability to reach agreement on certain valuation matters and timing concerns.  Of the 17 NDAs discussed above, only three resulted in more substantial discussions, negotiations and/or due diligence:

•                  On June 10, 2014, we entered into a letter of intent with a third party to consummate a reverse triangular merger.  Following some preliminary discussions and due diligence review, the letter of intent terminated on August 5, 2014 due to the counterparty’s concern that a December 2010 amendment to the Existing Certificate of Designations may not have been duly authorized by our stockholders, as well as concerns regarding the additional transaction costs necessary to consummate a transaction as a result of certain of our Charter provisions. To address this concern, on September 19, 2014, we held a special meeting of our stockholders at which our stockholders approved an amendment to the Charter to enhance our ability to pursue potential strategic transactions and ratified a prior amendment to the Existing Certificate of Designations.

•                  On August 21, 2014, we met with a counterparty to explore utilizing GeoMet as a drop down vehicle to form a general partner and master limited partnership. On October 7, 2014, the counterparty terminated discussions when it became aware of the 12-month “seasoning period” required for a public “shell company” to qualify for listing on a national stock exchange.

•                  On May 15, 2015, we entered into a letter of intent with a third party to consummate a reverse triangular merger.  Although the letter of intent terminated in accordance with its terms 30 days thereafter, the parties continued to engage in negotiations, due diligence and document preparation.  However, as discussed above, discussions were terminated in late June 2015 over, among other things, inability to reach agreement on valuation metrics and concerns over the counter-party’s ability and desire to close the transaction as promptly as practicable without delays.

From January 1, 2015 until October 16, 2015, the Board met 15 times to discuss, among other things, our business plans, potential transactions and other opportunities and strategic alternatives, and other matters.  In addition to having several informal discussions between and among the Board of Directors, management and legal counsel, the Board of Directors met on February 12, 2015 and March 11, 2015 to discuss the Company potentially obtaining pre-approval from our stockholders on proceeding with a dissolution of the Company assuming we were not able to consummate a superior transaction, as well as submitting for adoption by the stockholders certain amendments to our Existing Certificate of Designations that may make consummating a corporate transaction/merger more efficient from a stockholder approval standpoint.  Ultimately, however, after discussing the advantages and disadvantages of seeking such approvals in advance, the directors’ fiduciary duties, the requisite stockholder vote and the rights of the Preferred Stock under various scenarios, the Board of Directors determined not to seek any such advance approvals at that time.

After having a number of informal discussions over the following weeks between and among members of the Board of Directors, management and legal counsel, the Board of Directors met on June 5, 2015 to discuss, among other things, the upcoming September 30, 2015 dividend payment on the Preferred Stock, if declared, and certain preliminary estimates of available cash between September 2015 and September 2018 (when the holders of Preferred Stock could cause the Company to redeem the outstanding shares of Preferred Stock) at current utilization rates.  Management also reviewed with Board of Directors management’s current estimate of the costs required to dissolve and liquidate the Company.

During our discussions with the last potential strategic partner, in June 2015 we approached representatives of the majority securityholder(s) of Sherwood, our largest holder of Preferred Stock, to discuss in greater detail the progress made by the Company to enhance stockholder value.  See footnote 4 under the beneficial ownership table in “Security Ownership of Certain Beneficial Owners and Management.” On June 12, 2015, we executed an NDA with an affiliate of Sherwood and its majority securityholder(s).  Shortly thereafter and following termination of our discussions with our last potential strategic partner, we began to explore with our Board of Directors, management and our legal advisors whether we could possibly obtain adequate support for one or more proposals that could, if approved, potentially result in holders of our Common Stock receiving some amounts in a dissolution of the Company.

The Board of Directors met on June 23, 2015, after several informal discussions between and among members of our the Board of Directors, management and legal counsel, to discuss, among other things, the dissolution process under Delaware law, the stockholder vote required to proceed with a dissolution, the directors’ fiduciary duties and the rights of the holders of Common Stock and the rights of the holders of the Preferred Stock in the event of a dissolution. The Board of Directors discussed its responsibilities under Delaware law and the Charter to the holders of the Common Stock and to the holders of the Preferred Stock in the context of the Company pursuing its strategic plan and potential strategic alternatives, and the Board of Directors also discussed its responsibilities under Delaware law and the Charter to the holders of the Common Stock and to the holders of the Preferred Stock in the context of a dissolution of the Company and the winding-up of its business.

At a meeting held on July 6, 2015, our Board of Directors met to consider the potential dissolution of the Company as well as to consider the other alternatives available to the Company. At this meeting, management updated the Board on the status of the strategic process. Representatives of Richards, Layton & Finger, P.A. and Akin Gump Strauss Hauer & Feld LLP again reviewed the fiduciary duties of our Board of Directors and described the terms of a proposed plan of dissolution. At the meeting, management presented its analysis of the alternatives available to the Company, and our Board of Directors once again reviewed the financial aspects of a liquidation analysis prepared by management reflecting estimates of the Company’s assets and potential liabilities, including the estimated range of net assets available for distribution to stockholders pursuant to a plan of dissolution after the reserve of amounts reasonably necessary to pay or provide for all known, unknown, and contingent claims and claims in pending litigation to which the Company is a party. Our Board of Directors, considering both risks and benefits, weighed liquidating the Company against the potential for an acquisition or other strategic transaction that would provide significant value to the Company’s stockholders in excess of management’s estimated liquidation value.   The Board of Directors also held a general discussion regarding the Charter and the rights of the holders of Preferred Stock and the rights of the holders of Common Stock in a dissolution.

From June through August 2015, the Company’s legal representatives had several discussions with Sherwood’s legal representatives regarding the terms of the Preferred Stock and the terms of the investment agreement between the Company and Sherwood and the possibility of obtaining support for an amendment to the Existing Certificate of Designations that would provide the holders of Common Stock with some amounts in the event of a dissolution of the Company.  During this time, the Company’s legal representatives would periodically meet and seek input from members of our Board Directors or Company management, as appropriate, as well as to periodically update such persons regarding the status of these conversations.

On July 23, 2015, following these discussions, Sherwood’s legal representative indicated there was support for an Existing Certificate of Designations amendment that would allocate up to 5% of the net proceeds in a liquidation to the holders of the Common Stock.

On July 30, 2015, the Board of Directors met to discuss potential responses to the initial 5% proposal (including negotiating strategy), the directors’ fiduciary duties and the dividend payable on the Preferred Stock on September 30, 2015, if declared.  After further discussion whether to make a counter-offer and, if so, what an appropriate counter-offer would be, as well as negotiating strategy, the Board determined in light of the status of the Company and its prospects that the Company’s legal representatives should respond with a request for support of an allocation of 15% of all distributable proceeds to the holders of Common Stock in a dissolution.  The Board, however, noted that a smaller concession would be acceptable based on a review of the various parties’ relative positions and discussed in particular the difficulty in determining an appropriate percentage and the inability to quantitatively analyze the various legal, historical, business, strategic and other factors that would support any specific concession to allow the Company to proceed forward with a dissolution in the best interests of all of its stockholders.

On August 5, 2015, the Company’s legal representatives, on behalf of the Board of Directors, requested support for an allocation of 15% of all distributable proceeds to the holders of Common Stock in a dissolution.

Effective August 9, 2015, James C. Crain resigned from the Board and from his position as the chairman of the Audit Committee of the Board. Mr. Crain advised the Company that his decision to resign as a director did not involve any disagreement with the Company relating to the Company’s operations, policies or practices.

At a meeting on August 10, 2015, the Board of Directors met to discuss the reaction to the 15% proposal as well as the upcoming cash dividend of the Preferred Stock payable, if declared, on September 30, 2015.  Later that day, the Board of Directors were informed that the 15% counter-proposal had been rejected, the 5% initial proposal had been rescinded and, in connection therewith, received a demand that the Board of Directors approve the dissolution of the Company no later than August 14, 2015 and declare and pay in cash the September 30, 2015 Preferred Stock dividend.  Thereafter, members of the Board of Directors, management and legal counsel participated in a number of meetings to determine an appropriate response.  Following these internal discussions and additional subsequent discussions between the Company and representatives of Sherwood’s majority securityholder(s), the request that the Company immediately dissolve was withdrawn and the Company received an indication of conditional willingness to support an allocation of 6% of all distributable proceeds to the holders of the Common Stock in a dissolution, on the assumption that the Company would declare and pay all required dividends owed to the Preferred Stock in cash prior to the filing of a Certificate of Dissolution as long as the Company was in existence, including the September 30, 2015 dividend.  After further discussions among members of the Board of Directors, management and legal counsel, the Board determined that it would be unable to receive adequate support for a concession above the 6% proposal, and would be unable to obtain support for any concessions at all unless the Board declared and paid the September 30, 2015 dividend, and that 6% (together with the quarterly dividend payment) appeared to be an appropriate concession and in the best interest of all the stockholders, given the number of factors not given to quantitative analysis, which were considered again by the Board during this time period.

On August 13, 2015, our Board of Directors declared a quarterly cash dividend of approximately $1.7 million on the Preferred Stock, covering the period July 1, 2015 through September 30, 2015, which was paid on September 30, 2015.

On September 1, 2015, the Board of Directors met to consider whether to approve the dissolution of the Company and the terms of a plan of dissolution and an Existing Certificate of Designations amendment that would allocate 6% of all distributable proceeds to the holders of Common Stock in a dissolution.  The Board of Directors, after considering a number of factors discussed below, and following a comprehensive review of the Company’s recent history and prior discussions and analysis of the Board of Directors, management and legal counsel, and subject to an indication of their willingness to support and/or the approval of at least 50% of the then outstanding shares of Preferred Stock (as deemed appropriate by the Board of Directors), of (x) a plan of dissolution and (y) an Existing Certificate of Designations amendment allocating 6% of all distributable net proceeds in a dissolution to the holders of the Common Stock, in each case in a form approved by the Board of Directors, deemed it advisable and to be fair and in the best interests of the Company and its stockholders that the Company be dissolved.

On September 14, 2015, the Board of Directors discussed whether to request that Sherwood enter into a voting agreement to support the Plan of Dissolution and the COD Amendment and determined to request such an agreement from Sherwood.  As a condition to its support of the Plan of Dissolution and the COD Amendment, the following concessions were requested: (1) the deletion of the provision in the Existing Certificate of Designations permitting up to $5.0 million in Common Stock purchases by the Company without the consent of the holders of Preferred Stock and (2) reimbursement of Sherwood’s reasonable documented costs and expenses incurred in connection with these matters.  The Board of Directors subsequently agreed to meet these conditions and the COD Amendment, as a result, reflects that no Common Stock purchases may be made without the consent of the holders of the Preferred Stock.

Based on these terms, Sherwood and the Company entered into the Voting Agreement on October 16, 2015.

At a meeting on October 16, 2015, the Board of Directors confirmed its determination that it is advisable and in the best interests of the Company and our stockholders for the Company to dissolve.  The Board approved and declared advisable (1) the dissolution of the Company pursuant to the Plan of Dissolution and (2) the COD Amendment and recommended approval of the Plan of Dissolution and the COD Amendment to our stockholders. At this meeting, the Board of Directors also discussed that the dissolution of the Company pursuant to the Plan of Dissolution could be abandoned by our Board of Directors for any reason, including if a more attractive transaction became available to the Company, prior to the filing of the Certificate of Dissolution.  The Board also discussed the fact that a public announcement of a proposed dissolution would not prevent, and might encourage, third parties to contact the Company regarding a strategic transaction. As a result of these considerations and other factors, our Board of Directors concluded that no strategic alternative that had been identified to date would yield any opportunities viewed by our Board as reasonably likely to provide greater realizable value, or a greater reduction in risk, to our stockholders than the complete dissolution of the Company and determined that it is advisable and in the best interests of the Company and our stockholders for the Company to initiate the process to dissolve, liquidate and distribute to stockholders our available assets.

Reasons for Dissolution and the COD Amendment

In arriving at its determination that dissolution and the COD Amendment are advisable and in our best interests and the best interests of our stockholders and that dissolution is the preferred strategic option for the Company, our Board of Directors considered the dissolution and winding-up process under Delaware law, as well as other available strategic alternatives. As part of our evaluation process, our Board of Directors considered the risks and timing of each alternative available to the Company, as well as management’s financial projections, and consulted with management and our legal advisors. In approving the Plan of Dissolution, the liquidation it entails and the related COD Amendment, our Board of Directors considered the factors set out above as well as the following factors:

Business Factors

•                  The fact that the Company has no meaningful revenue-producing operations following the closing of the Asset Sale on May 12, 2014.

•                  The viability of the Company’s previous business model and the significant costs that would be required to re-enter the Company’s line of business or an alternative business following the Asset Sale.

•                  The volatile state of the economy and the global economic uncertainty as well as within the oil and natural gas industry, including the impact of such factors on the Company’s business prospects.

•                  The material costs associated with maintaining the Company’s ongoing operations, including accounting, legal and other expenses, which have already been reduced to the extent management believes reasonable.

•                  The expenses associated with being a small publicly-traded company, including in connection with required periodic, quarterly and annual filings with the SEC.

•                  The length of time that management estimates the Company could continue to operate the business at the Company’s current annual cash expenditure rate.

•                  The net value which may be realizable by the Company from a sale of any of its remaining assets or in other strategic transactions.

•                  The historical performance of the Company’s stock price relative to the stock of its competitors, prior to the Asset Sale, and also relative market indices.

Strategic Alternatives Factors

•                  The Company has conducted a comprehensive evaluation to identify available strategic alternatives involving the Company as a whole, including a merger, reverse merger, strategic partnership or other business combination transaction, as well as continuing as an ongoing business through the acquisition of oil & gas properties, and has identified no alternative transactions viewed by the Board as reasonably likely to provide a greater realizable value to stockholders than the Plan of Dissolution.

•                  As part of the strategic alternatives process, the Company has been unable to identify a strategic partner or acquirer despite its considerable efforts, which included discussions, at various levels, with approximately 20 parties.

•                  The Company’s 2015 second quarter discussions with its last potential strategic partner regarding a potential acquisition of the Company were discontinued over valuation and timing issues despite months of discussions, due diligence and drafting and negotiation of definitive documents.

•                  The decreasing likelihood of consummating a potential acquisition of the Company in light of the various issues raised by the Company’s last potential strategic partner and other potential counterparties arising from the Company’s status as a “shell company,” among others, and the substantial costs and time necessary to complete the transaction.

•                  The uncertainty regarding whether the consideration received by the Company’s stockholders in a transaction with a potential counter-party would exceed the amount the Company’s stockholders would receive in the Plan of Dissolution.

•                  The time, costs and expenses, potential regulatory and legal challenges and uncertainty associated with a tender offer or other repurchase of Common Stock not in excess of the $5.0 million aggregate amount permitted under the Existing Certificate of Designations.

•                  Amounts receivable by, and the certainty of, the holders of Common Stock receiving amounts distributed under the Plan of Dissolution under the Amended and Restated Certificate of Designations as compared to amounts receivable by, and the certainty of, the holders of Common Stock receiving amounts received in connection with a tender offer or other repurchase of Common Stock.

Dissolution and COD Amendment Factors

•                  The Plan of Dissolution provides stockholders with an opportunity to monetize their investment in the Company and allows the Company to distribute cash to the stockholders.

•                  Sherwood agreed to enter into the Voting Agreement to support an amendment to the Company’s Charter that would provide holders of the Common Stock up to 6% of the Company’s assets available for distribution to its stockholders in the Plan of Dissolution.

•                  The potential tax benefits of making distributions to the Company’s stockholders pursuant to the Plan of Dissolution.

•                  The Board may abandon the Plan of Dissolution prior to the effective time of the Plan of Dissolution if the Board determines that, in light of new proposals presented or changes in circumstances, the Plan of Dissolution is no longer advisable and in the best interests of the Company and its stockholders.

•                  The Board may abandon the Amended and Restated Certificate of Designations prior to the effective time of the Certificate of Amendment setting forth the Amended and Restated Certificate of Designations if the Board determines that, in light of new proposals presented or changes in circumstances, the Amended and Restated Certificate of Designations is no longer advisable and in the best interests of the Company and its stockholders.

•                  Under Delaware corporate law, if the circumstances justifying the Plan of Dissolution change, the Certificate of Dissolution may be revoked after the effective time of the Plan of Dissolution if the Board adopts a resolution recommending revocation and if the stockholders originally entitled to vote on the Plan of Dissolution approve such revocation at a meeting of stockholders.

•                  Any claim against the Company which is the subject of a pending action, suit or proceeding to which the Company is a party will continue against the Company.

•                  The estimated costs associated with the Plan of Dissolution as compared to the costs of continuing to operate the Company’s business.

•                  The costs of retaining the staff necessary to administer and manage the Company during the windup period and the timing and costs of planned staff departures, including the Company’s executive officers, when and if the Board determines their employment is no longer necessary to the Plan of Dissolution process.

•                  The composition of the Board during the windup period.

•                  The uncertainty of the timing, nature and amount of any liquidation proceeds and distributions to stockholders, including the risk that there could be unanticipated delays in implementing the Plan of Dissolution, or that the need to resolve or otherwise address contingent liabilities and the potential emergence of additional liabilities or contingent obligations during the dissolution process, as well as increases in the related costs and expenses related to the settlement of such liabilities and obligations and winding-up of its business, could significantly delay, reduce or prevent any distributions to the Company’s stockholders.

•                  Under Delaware law, the Company’s stockholders are not entitled to appraisal rights for their shares of stock in connection with the Plan of Dissolution.

•                  The stockholders may be required to repay some or all of the amounts distributed to them by the Company pursuant to the Plan of Dissolution if unknown or unanticipated claims arise against the Company during the windup period.

•                  The directors of the Company could potentially be held personally liable for the unpaid portion of any claims against the Company if they fail to comply with the statutory procedures for the Plan of Dissolution, including the payment of claims against the Company.

•                  Potential changes in applicable laws (including tax laws) and regulations.

•                  The Company may not receive relief from the Company’s registration and reporting obligations under the Exchange Act and may continue to incur costs related to compliance with these requirements during the Plan of Dissolution.

•                  The duration of the Plan of Dissolution, which will be a minimum of three years following the date the Certificate of Dissolution is filed, but could potentially last much longer.

•                  If the Company’s stockholders approve the Plan of Dissolution, the stockholders would not be permitted to transfer their shares of stock after the effective date of the Plan of Dissolution except by will, intestate succession or operation of law.

•                  Management’s focus and resources will be diverted from other strategic options and from operational matters while working to implement the Plan of Dissolution.

•                  After the commencement of the Plan of Dissolution, the Company may not retain certain of its current directors, officers and employees and, if necessary, may not be able to attract qualified replacement directors, officer and employees to conduct the windup process.

•                  The interests of the Company’s directors and executive officers in the Plan of Dissolution, including the Company’s continuing indemnification obligations to certain directors and officers during the windup period, the compensation that will be received by the directors and officers conducting the windup process, potential distributions that the officers and directors of the Company may receive in respect of the shares of the Company’s stock held thereby and Mr. McGovern’s relationship with Sherwood.

•                  The COD Amendment is conditioned upon the approval of the Plan of Dissolution, and the Plan of Dissolution is contingent upon the approval of the COD Amendment.

Charter Factors

•                  Under the Charter, approval of the Plan of Dissolution (or another strategic alternative, such as a merger) requires the affirmative vote of the holders of (i) at least 50% of the outstanding shares of the Preferred Stock voting as a separate class, and (ii) a majority of the shares of Common Stock and the shares of Preferred Stock, voting together as a single class on an as-converted basis.

•                  The holders of Preferred Stock collectively own a majority of the voting power of the Company’s capital stock (on an as-converted basis) and, thus, the approval of the holders of the Preferred Stock is necessary to approve the Plan of Dissolution (or another strategic alternative, such as a merger).

•                  Sherwood, owns a majority of the Preferred Stock and, thus, the approval of Sherwood is necessary to approve the Plan of Dissolution (or another strategic alternative, such as a merger).

•                  Under the Charter, the holders of the Preferred Stock are entitled to receive an amount in cash equal to the sum of (a) $10.00 per share plus (b) all accrued but unpaid dividends on such shares of Preferred Stock (the “Liquidation Preference”) in the Plan of Dissolution (but not in another strategic alternative, such as a merger) before any distribution or payment may be made to the holders of the Common Stock.

•                  Because the aggregate Liquidation Preference of the holders of Preferred Stock as set forth in the Charter substantially exceeds the total value of the Company’s remaining assets, the holders of the Common Stock are unlikely to be entitled under the terms of the Charter to receive any of the Company’s remaining assets in the Plan of Dissolution.

•                  The COD Amendment would amend the Charter to provide holders of the Common Stock up to 6% of the Company’s assets available for distribution to its stockholders in the Plan of Dissolution.

•                  The Charter provides that, beginning in September 2015, the holders of Preferred Stock are entitled to receive a quarterly dividend in the amount of approximately $1.7 million payable in cash (the “Quarterly Cash Dividend”).

•                  If the Quarterly Cash Dividend is not declared and paid, the Quarterly Cash Dividend accrues and cumulates at a higher rate (12.5% per annum instead of 9.6% per annum).

•                  On August 13, 2015, the Board declared the Quarterly Cash Dividend payable on September 30, 2015, and paid the Quarterly Cash Dividend on September 30, 2015.

•                  The next Quarterly Cash Dividend, if declared, would be payable on December 31, 2015 in the amount of approximately $1.7 million in cash.

•                  The understanding that the December 31, 2015 Quarterly Cash Dividend would not be declared and paid if the Plan of Dissolution was approved, particularly if the Company were able to proceed, as promptly as practicable, with a dissolution before the conclusion of the 2015 fiscal year.

•                  Beginning in September 2018, each holder of Preferred Stock will be entitled, at such holder’s option, to cause the Company to redeem such holder’s shares of Preferred Stock at a price per share equal to (a) $10.00 per share plus (b) all accrued but unpaid dividends on such shares of Preferred Stock (which would include any unpaid Quarterly Cash Dividends) (the “Redemption Price”).

•                  Because the aggregate Redemption Price of all shares of Preferred Stock substantially exceeds the total value of the Company’s remaining assets, it is unlikely that the Company would have any significant remaining assets if the holders of the Preferred Stock determined to exercise their redemption rights under the Charter in September 2018.

•                  That Sherwood was unwilling to support the Amended and Restated Certificate of Designations without the elimination of the Company’s right to repurchase up to $5.0 million in shares of Common Stock.

Other Factors

•                  The Board of Directors believed that under existing Delaware case law it owed fiduciary duties to holders of both the Common Stock and the Preferred Stock, including a fiduciary duty to maximize stockholder value over the long-term.

•                  The Board of Directors, after evaluating and pursuing other strategic alternatives as discussed above, believes that the Plan of Dissolution provides the greatest realizable value to its stockholders, but before proceeding to approve the Plan of Dissolution believed that it was necessary to seek a concession from the holders of the Preferred Stock to permit the Company to distribute some portion of assets available for dissolution to the holders of the Common Stock, given the Board’s fiduciary duties and the conflict between the interests of the Preferred Stock and the Common Stock in a dissolution of the Company resulting from an aggregate Liquidation Preference substantially in excess of the total value of the Company’s remaining assets.

Our Board of Directors also considered the other factors described in the section entitled “Risk Factors to be Considered by Stockholders in Deciding Whether to Approve the Dissolution” in this Proxy Statement and in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2014, in deciding to approve, and recommend that our stockholders approve, the Plan of Dissolution.

In view of the variety of factors considered in connection with its evaluation of the Plan of Dissolution and the COD Amendment, our Board of Directors did not find it practical, and did not quantify or otherwise attempt, to assign relative weight to the specific factors considered in reaching its conclusions. In addition, our Board of Directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather conducted an overall analysis of the factors described above. In considering the factors described above, individual members of our Board of Directors may have given different weight to different factors.

The Board of Directors believes that it is in our best interests and the best interests of our stockholders to amend the Existing Certificate of Designations and to distribute to the stockholders our net assets pursuant to the Plan of Dissolution. If our stockholders do not approve (i) the dissolution of the Company pursuant to the Plan of Dissolution or (ii) the COD Amendment, our Board of Directors will explore what, if any, alternatives are available, in light of our limited business activities and the possible difficulty in rehiring employees and recommencing operations. Possible alternatives include changing our business focus, continuing our efforts to identify a merger partner or a reverse merger partner, or seeking voluntary dissolution at a later time and potentially with diminished assets. At this time, our Board of Directors has considered all of these and other options and has determined that it is in our best interests and in the best interests of our stockholders to amend the Existing Certificate of Designations and to dissolve the Company and return the cash to our stockholders. The Board of Directors, however, retains the right to consider other alternatives and abandon the COD Amendment before the effective time of the Certificate Amendment setting forth the Amended and Restated Certificate of Designations and the dissolution and the Plan of Dissolution prior to the effective time of the COD Amendment and the dissolution should a superior alternative arise before the effective time of the filing of the Certificate of Amendment and Certificate of Dissolution with the Delaware Secretary of State. See “Risk Factors to be Considered by Stockholders in Deciding Whether to Approve the Dissolution.”

Dissolution under Delaware Law

Section 275 of the DGCL provides that a corporation may dissolve upon the approval of a corporation’s board of directors followed by a majority vote of its stockholders, or by unanimous stockholder consent. Following such approval, the dissolution is effected by filing a Certificate of Dissolution with the Delaware Secretary of State. The corporation is dissolved upon the effective date of its Certificate of Dissolution. We also plan to effect the dissolution of not just the Company but also ultimately of our only subsidiary. To maximize distributions to our stockholders, not all dissolutions will necessarily occur at the same time.

Section 278 of the DGCL provides that once a corporation is dissolved, it continues its corporate existence for at least three years, but may not carry on any business except that appropriate to windup and liquidate its business and affairs.

The process of winding-up includes:

•                  the settling and closing of any business;

•                  the disposition and conveyance of any property,

•                  the discharge of any liabilities, and making reasonable provision for contingent and conditional contract claims, claims that are subject to pending litigation involving the corporation, and certain claims that have not arisen or are unknown but are likely to arise or become known within five years (or a longer period not to exceed 10 years in the discretion of the Delaware Court of Chancery) after the date of dissolution;

•                  the prosecution and defense of any lawsuits; and

•                  the distribution of any remaining assets to stockholders.

If any action, suit or proceeding is commenced by or against the corporation before or within the three-year winding-up period (or any extension thereof granted by a court), the corporation will, solely for the purpose of such action, suit or proceeding, automatically continue to exist beyond the three-year period until any judgments, orders or decrees are fully executed.

The DGCL requires a dissolved corporation to comply with either of two alternative procedures for winding-up and liquidating its assets. Those procedures are set forth in Sections 280 and 281 of the DGCL. The Plan of Dissolution provides for the dissolution to be effected pursuant to Sections 280 and 281(a) of the DGCL. Section 280 of the DGCL sets forth a complex, elective procedure that requires, among other things, notice to claimants and proceedings in the Delaware Court of Chancery seeking a judicial determination of the appropriate provision to be made with respect to particular types of claims.  See “—Dissolution” for a discussion of these procedures.

The Board of Directors has determined to effectuate the dissolution in accordance with the procedures set forth in Sections 280 and 281(a) of the DGCL. The procedures of Sections 280 and 281(a) of the DGCL require that any distribution be subject to a notice and claims process and the prior completion of proceedings in the Delaware Court of Chancery.

Description of the Plan of Dissolution and the Dissolution Process

This section of the Proxy Statement describes material aspects of the proposed Plan of Dissolution. While we believe that the description covers the material terms of the Plan of Dissolution, this summary may not contain all of the information that is important to you. You should carefully read this entire Proxy Statement, including the Plan of Dissolution attached as Appendix B to this Proxy Statement, and the other documents delivered with this Proxy Statement for a more complete understanding of the Plan of Dissolution.

Approval of the Dissolution

To become effective, the approval of the dissolution of the Company pursuant to the Plan of Dissolution must be approved by the holders of (i) at least 50% of the outstanding shares of Preferred Stock, voting as a separate class, and (ii) a majority of the outstanding shares of Common Stock and the outstanding shares of Preferred Stock (on an as converted basis) entitled to vote thereon, voting together as a single class. The approval of the dissolution of the Company pursuant to the Plan of Dissolution by the requisite vote of the holders of our Common Stock and Preferred Stock will grant full and complete authority to our Board of Directors and officers, without further stockholder action, to proceed with the dissolution of the Company pursuant to the Plan of Dissolution in accordance with any applicable provision of the Delaware law, including the authority to monetize or otherwise dispose of all of our remaining non-cash assets after the filing of the Certificate of Dissolution with the Delaware Secretary of State.

Dissolution

The Plan of Dissolution contemplates that our Board of Directors elects to comply with the judicially supervised procedure for winding-up the Company’s affairs, set forth in Sections 280 and 281(a) of the DGCL. This procedure is described below. Our Board of Directors has determined to comply with Sections 280 and 281(a) of the DGCL.

If the dissolution is approved by the requisite vote of our stockholders, our Board of Directors intends to take the steps set forth below as our Board of Directors, in its discretion and in accordance with the provisions of Sections 280 and 281(a) of the DGCL, deems necessary, appropriate or advisable in our best interests and the best interests of our creditors and our stockholders:

•                  the filing of a Certificate of Dissolution with the Delaware Secretary of State;

•                  publish notice of the dissolution and mail notice of the dissolution to all persons known to have a claim against us and provide for the acceptance or rejection of any such claims in accordance with Section 280 of the DGCL;

•                  offer to any claimant on a contract whose claim is contingent, conditional or unmatured, security in an amount sufficient to provide compensation to the claimant if the claim matures and petition the Delaware Court of Chancery to determine the amount and form of security sufficient to provide compensation to any claimant who rejects our offer of security in accordance with Section 280 of the DGCL;

•                  petition the Delaware Court of Chancery to determine the amount and form of security which would be reasonably likely to be sufficient to provide compensation for claims that are subject of pending litigation against us and claims that have not been made known to us at the time of dissolution but are likely to arise or become known within five years (or a longer period not to exceed 10 years in the discretion of the Delaware Court of Chancery), each in accordance with Section 280 of the DGCL;

•                  pay, or make adequate provision for payment, of all claims made against us and not rejected, including all expenses of the sale of assets and of the dissolution provided for by the Plan of Dissolution in accordance with Section 280 of the DGCL;

•                  post all security offered to claimants holding contingent, conditional or unmatured contractual claims if not rejected by such claimant and all security ordered by the Delaware Court of Chancery in accordance with Section 280 of the DGCL; and

•                  pay, or make adequate provision for payment, of all other claims that are mature, known and uncontested or that have been finally determined to be owing by us.

Our Board of Directors and our remaining officers will oversee our dissolution. As compensation for the foregoing, our remaining officers will continue to receive salary and benefits as determined by the Board of Directors. We also anticipate that members of our Board of Directors will receive compensation during this period, although the form and amount of such compensation has not been finally determined. Although we do not expect to do so, we may also elect to alter the size of our Board of Directors at any time before or after the filing of the Certificate of Dissolution with the Delaware Secretary of State.

Winding-up or Disposition of Subsidiary

Pursuant to the Plan of Dissolution, our Board of Directors and the officers of the Company shall take all action as they determine to be necessary, advisable, or desirable to cause the dissolution and winding-up of the Company’s only subsidiary (or the sale, exchange, or disposition of the Company’s ownership interest in such subsidiary, whether by merger, sale of equity, or otherwise). Subject to the obligations of our subsidiary, once dissolved, to pay or make provision for the payment of expenses, liabilities, claims, and obligations, all in accordance with the state law applicable to such subsidiary, our Board of Directors and the officers of the Company shall take such actions as they determine to be necessary, advisable, or desirable to cause or arrange for liquidating distributions to the Company to be made by the dissolved subsidiary.

Liquidating Distributions; Amount; Timing

Subject to completion of the notice and claims process provided by Section 280 of the DGCL and any prior court approval required under Delaware law, it is our current intention to make an initial liquidating distribution to our stockholders of record as of the Final Record Date as soon as practicable following the effective date of the filing of the Certificate of Dissolution with the Delaware Secretary of State. Since we will effect the Plan of Dissolution pursuant to Sections 280 and 281(a) of the DGCL, a period of time, likely more than nine months but potentially a significantly longer period, must elapse after the filing of the Certificate of Dissolution with the Delaware Secretary of State and commencement of the wind down process before we may make any liquidating distributions, if any, to allow for the notice and claims process.

The DGCL requires that, prior to making an initial liquidating distribution, we pay or make provision to pay all of our liabilities and obligations, including contingent and conditional liabilities, claims that are subject to pending litigation involving the Company and certain claims that have not arisen or are unknown but that are likely to arise or become known in the future. In determining whether adequate provision is being made for any outstanding liabilities or windup costs, the Board of Directors may consider a variety of factors. For example, in the case of outstanding disputed or contingent liabilities, considerations may include the estimated maximum amount of the claim and the likelihood that the claim will be resolved in the claimant’s favor or that the contingency will occur. Further, our ability to make a liquidating distribution could be adversely affected if any unanticipated liabilities or claims arise prior to the anticipated distribution.

Uncertainties as to the amount of liabilities make it impossible to predict precisely the aggregate amount that will ultimately be available for distribution. We will continue to incur claims, liabilities and our other expenses (including operating costs, salaries, income taxes, payroll and local taxes, legal and accounting fees and miscellaneous office expenses) following the approval of the dissolution of the Company pursuant to the Plan of Dissolution. These claims, liabilities and other expenses will reduce the amount of cash and assets available for ultimate distribution to our stockholders.

Based on the assumptions set forth below, among others, utilizing September 30, 2015 financial statements, currently estimate that the initial liquidating distribution to our stockholders will be approximately $11.8 million ($1.5368 per share of Preferred Stock and $0.0175 per share of Common Stock, assuming the approval of the COD Amendment). However, the Board intends to continue to monitor the Company’s assets, liabilities and expenses and will not make a final decision regarding the size of the initial liquidating distribution until after the filing of the Certificate of Dissolution with the Delaware Secretary of State. For more detail on the various factors that could affect the ultimate size of the initial liquidating distribution, please see “Risk Factors — The amount we distribute to our stockholders in the initial liquidating distribution may be substantially less than the estimates set forth in this Proxy Statement.”

The Board of Directors currently believes that it will be able to make additional liquidating distributions only in the event that there are any remaining cash reserves. The Board of Directors acknowledges that it is possible the reserves required by applicable law may exceed the ultimate amounts the Company and its subsidiary will be required to pay creditors and other claimants, and that, therefore, there is a possibility that a portion of the reserves ultimately will be distributed to stockholders. The Board intends to evaluate the Company’s reserves and available cash on a quarterly or, as appropriate, other periodic basis. Subject to any prior court approval required under Delaware law, additional liquidating distributions, if any, will be made to the extent the required contingency reserves are released (assuming no new reserves are required to be established), which would likely span a multi-year period.

The estimated distributions are based on, among other things, the fact that, as of as of September 30, 2015, our primary asset we had was approximately $18.6 million in cash. We currently estimate that we and our subsidiary together will reserve approximately $6.8 million ($0.8893 per share of Preferred Stock and $0.0101 per share of Common Stock, assuming the approval of the COD Amendment) to pay operating expenses incurred from October 1, 2015 through completion of the dissolution and windup process, which also includes reasonable provision for expenses of liquidation, claims in pending litigation to which the Company is a party and contingent and unknown liabilities as required by Delaware law. The actual amount of any initial liquidating distribution could be less than or more than the amount estimated above.

Any one or more of these assumptions may prove to be wrong, which could reduce the amount available to distribute to our stockholders.

The following table sets forth in summary the calculations giving rise to our estimate of the initial liquidating distribution. The following table is based upon, among other things, the assumptions set forth above and elsewhere in this Proxy Statement and estimates of certain liabilities. If our assumptions or estimates contained therein prove to be incorrect, our stockholders may ultimately receive substantially more or less than the amounts estimated here. We do not plan to resolicit stockholder approval for the dissolution of the Company pursuant to the Plan of Dissolution even if the amount ultimately distributed to our stockholders changes significantly from the estimates set forth in this Proxy Statement.

Estimated Initial Liquidating Distribution to Stockholders
(in thousands, except for per share amounts)

Estimate
Cash and Cash Equivalents at September 30, 2015 (1)	$18,627

Expenses and Cash Reserves (Estimated)
Cash expenses (excluding compensation), after September 30, 2015 (2)	$(2,288)
Compensation (3)	$(790)
Liquidation costs (4)	$(250)
Reserves for claims and contingencies	$(3,500)

Total remaining before liquidation preference	$11,799

Estimated cash to distribute to holders of Preferred Stock	$11,091
Assumed shares of Preferred Stock outstanding (5)	7,217
Estimated initial liquidating distribution per share of Preferred Stock	$1.5368

Estimated cash to distribute to holders of Common Stock	$708
Assumed shares of Common Stock outstanding (6)	40,513
Estimated initial liquidating distribution per share of Common Stock	$0.0175

(1)         Represents aggregate cash held in financial institutions as of September 30, 2015.

(2)         Estimated cash operating expenses (excluding compensation and non-cash expenses) following September 30, 2015 for professional fees, public company related costs, office rent, computer-related costs, insurance and other expenses to conduct our windup operations but exclusive of all other line items specifically allocated in the table above.

(3)         Estimated compensation costs including payments to our named executive officer pursuant to his Retention Bonus and Severance Agreement and other remaining employees involved in the dissolution and windup process.

(4)         Represents legal fees associated with a liquidation under Delaware law.

(5)         This figure is as of September 30, 2015.

(6)         This figure is as of September 30, 2015.

The amount of cash ultimately distributed to our stockholders in the initial liquidating distribution depends on the accuracy of the assumptions and estimates set forth above and other factors. We have attempted to make reasonable estimates and assumptions, however, if any of such estimates or assumptions are inaccurate, the amount we initially distribute to our stockholders may be substantially less than the amount we currently estimate. See “Risk Factors to be Considered by Stockholders in Deciding Whether to Approve the Dissolution — The amount we distribute to our stockholders in the initial liquidating distribution may be substantially less than the amount we currently estimate as set forth in this proxy statement.”

The foregoing estimates are not guarantees and they do not reflect the total range of possible outcomes. You may receive substantially less than the amount of liquidating distributions we currently estimate. We are unable to predict the precise amount or timing of any initial or subsequent liquidating distribution. The timing and amount of any subsequent liquidating distributions will depend upon the actual expenses incurred, the timing of the resolution of matters for which we have established the reserves, the amount to be paid in satisfaction of contingencies, including claims we may have in the future make against third parties. Although our Board of Directors has not established a firm timetable for the liquidating distributions, subject to contingencies inherent in winding-up our business, the Board of Directors intends to make such distributions as promptly as practicable, subject to completion of the notice and claims process provided by Section 280 of the DGCL, any prior court approval required under Delaware law and any other requirements of Delaware law. See “Risk Factors to be Considered by Stockholders in Deciding Whether to Approve the Dissolution — We cannot assure you of the exact amount or timing of any additional liquidating distributions to our stockholders under the Plan of Dissolution. Any such distributions may be substantially less than the estimates set forth in this Proxy Statement.”

Final Record Date

The Final Record Date will be the effective date of the filing of the Certificate of Dissolution with the Delaware Secretary of State. We intend to close our stock transfer books and discontinue recording transfers of shares of our Common Stock and Preferred Stock as of the close of business on the Final Record Date. Thereafter, record holders of shares of our Common Stock and Preferred Stock will not be able to assign or otherwise transfer their shares, except for assignments by will, intestate succession, or operation of law. However, as described below under “— Description of the Plan of Dissolution and Dissolution Process — Delisting and Lack of Market for Trading of the Common Stock and Preferred Stock and Interests in the Liquidating Trust or Trust,” persons who hold ownership interests in our shares in book-entry form through DTC and other persons with ownership interests held in “street name” by a broker, bank or other nominee may be able to continue to make transfers of their ownership interests. After the Final Record Date, in accordance with Delaware law, we will not issue any new shares of our Common Stock or Preferred Stock or any new stock certificates, other than replacement certificates.

All liquidating distributions from us or a liquidating trust on or after the Final Record Date, if any, will be made to stockholders of record according to their holdings of Preferred Stock and Common Stock on the Company’s stock ledger. The record holders and number of shares of Preferred Stock and Common Stock held by such holders reflected on the Company’s stock ledger will be the holders and number of shares as of the close of business on the Final Record Date, subject to any transfers subsequently reflected on our stock ledger by reason of assignments by will, intestate succession, or operation of law. Subsequent to the Final Record Date, we may at our election require stockholders to surrender certificates representing their shares of Preferred Stock and Common Stock in order to receive subsequent distributions. Stockholders should not forward their stock certificates before receiving instructions to do so. If surrender of stock certificates should be required, all distributions otherwise payable by us or the liquidating trust, if any, to stockholders who have not surrendered their stock certificates may be held in trust for such stockholders, without interest, until the surrender of their certificates (subject to escheat pursuant to the laws relating to unclaimed property). If a stockholder’s certificate evidencing the Common Stock or Preferred Stock has been lost, stolen or destroyed, the stockholder may be required to furnish us with satisfactory evidence of the loss, theft or destruction thereof, together with a surety bond or other indemnity, as a condition to the receipt of any distribution.

Contingent Liabilities; Reserves

Under the DGCL, we are required, in connection with our dissolution, to pay or make reasonable provision for payment of all of our liabilities and obligations. Assuming the approval of the dissolution of the Company pursuant to the Plan of Dissolution by our stockholders, we will pay all known non-contingent liabilities. We currently estimate that we and our subsidiary together will reserve approximately $6.8 million ($0.8893 per share of Preferred Stock and $0.0101 per share of Common Stock, assuming the approval of the COD Amendment) to pay operating expenses incurred from October 1, 2015 through completion of the dissolution and windup process. Included in that estimate is $3.5 million to make provision for claims that are subject to any unknown or contingent claims and obligations as required by Delaware law.

The estimated amount of these reserves are based upon estimates and opinions of management and the Board of Directors and derived from consultations with outside experts and a review of our estimated operating expenses and future estimated liabilities, including, without limitation, estimated legal, accounting and consulting fees, estimated operating lease expenses, estimated payroll, other taxes payable and estimated miscellaneous expenses. There can be no assurance that these estimated amounts will be sufficient. If any of our estimates, including estimates relating to the costs of the liquidation process and of satisfying obligations, liabilities and claims during the liquidation process, are inaccurate, we may be required to increase the amount of these reserves. After the liabilities, expenses and obligations for which these reserves are established have been satisfied in full (or determined not to be owed), and assuming there has arisen no need to establish additional reserves, we will distribute to our stockholders any remaining portion of these reserves, subject to any prior court approval required under Delaware law.

Under the DGCL, in the event we fail to create adequate reserves for payment of our expenses and liabilities, or should such reserves and the assets held by any liquidating trust or trusts be exceeded by the amount ultimately found payable in respect of expenses and liabilities, each stockholder could be held liable for the repayment to creditors, out of the amounts theretofore received by such stockholder from us or from any liquidating trust or trusts, of such stockholder’s pro rata share of such excess.

If we were held by a court to have failed to make adequate provision for our expenses and liabilities or if the amount required to be paid in respect of such liabilities exceeded the amount available from the reserves and any assets of the liquidating trust or trusts, a creditor of ours could seek an injunction against the making of liquidating distributions under the Plan of Dissolution. Any such action could delay or substantially diminish the cash distributions to be made to stockholders under the Plan of Dissolution.

Liquidating Trust

If deemed necessary, appropriate or desirable by the Board of Directors for any reason, we may, from time to time, transfer any portion of our reserves to one or more liquidating trusts established for the benefit of our stockholders, which property would thereafter be sold or distributed on terms approved by its trustee(s). Our Board of Directors may determine to transfer assets to a liquidating trust in circumstances where the nature of an asset is not susceptible to distribution (for example, interests in intangibles) or where our Board of Directors determines that it would not be in the best interests of us, our creditors and our stockholders for such assets to be distributed directly to the stockholders at such time. If all of our assets are not sold or distributed prior to the third anniversary of the effectiveness of the dissolution, we would expect either to seek an extension of the three year winding-up period from a Delaware court or to transfer in final distribution such remaining assets to a liquidating trust. Our Board of Directors may also elect in its discretion, as applicable, to transfer the reserves, if any, or any portion thereof, to such a liquidating trust.

The purpose of a liquidating trust would be to distribute such property, or to sell such property on terms satisfactory to the liquidating trustee(s) and distribute the proceeds of such sale, after paying our liabilities, if any, assumed by the trust, to our stockholders, based on their proportionate ownership interest in the trust. Any liquidating trust acquiring all of our unsold assets will assume all of our liabilities and obligations and will be obligated to pay any of our expenses and liabilities that remain unsatisfied. If the reserves transferred to the liquidating trust are exhausted, such expenses and liabilities will be satisfied out of the liquidating trust’s other unsold assets.

The Plan of Dissolution authorizes our Board of Directors to appoint one or more individuals, who may include persons who are also officers or directors of the Company, or entities to act as trustee or trustees of the liquidating trust or trusts and to cause us to enter into a liquidating trust agreement or agreements with such trustee or trustees on such terms and conditions as may be approved by our Board of Directors. It is anticipated that our Board of Directors will select such trustee or trustees on the basis of the experience of such individual or entity in administering and disposing of assets and discharging liabilities of the kind to be held by the liquidating trust or trusts and the ability of such individual or entity to serve the best interests of our creditors and our stockholders.

The trust would be evidenced by a trust agreement between the Company and the trustees. Pursuant to the trust agreement, the trust property would be transferred to the trustees immediately prior to the distribution of interests in the trust to our stockholders, to be held in trust for the benefit of the stockholder beneficiaries subject to the terms of the trust agreement. It is anticipated that the interests would be evidenced only by the records of the trust, there would be no certificates or other tangible evidence of such interests and no holder of our Common Stock or Preferred Stock would be required to pay any cash or other consideration for the interests to be received in the distribution or to surrender or exchange shares of our Common Stock or Preferred Stock in order to receive the interests.

Lack of Market for Trading of the Common Stock and Preferred Stock and Interests in the Liquidating Trust or Trusts

If our stockholders approve the dissolution of the Company pursuant to the Plan of Dissolution, we will, as required by FINRA, give advance notice of our dissolution, which could eliminate or restrict the trading of our securities on the OTC Pink or other over-the-counter markets. We anticipate that we would submit such notice to FINRA at least 10 days before the Final Record Date or as soon thereafter as is reasonably practicable. However, we have limited control over the trading of our securities on the over-the-counter markets, and our securities could cease trading on the OTC Pink or other over-the-counter markets at any time. Moreover, we will close our stock transfer books and discontinue recording transfers and issuing stock certificates (other than replacement certificates) at that time.

This means that while record holders of shares of our Common Stock and Preferred Stock will, in accordance with Delaware law, generally be prohibited from transferring record ownership of their shares following the close of business on the Final Record Date, persons who hold ownership interests in our shares in book-entry form through DTC and other persons with ownership interests held in “street name” by a broker, bank or other nominee may be able to continue to make transfers of their ownership interests. However, such transfers of beneficial ownership could be made only if they do not necessitate a change in the record holder of shares of our Common Stock or Preferred Stock. Should our stockholders approve the dissolution of the Company pursuant to the Plan of Dissolution, we intend to notify record holders of shares of our Common Stock and Preferred Stock of the anticipated filing date of the

Certificate of Dissolution so that record holders who are also beneficial owners (that is, record holders other than those holding purely in a nominee capacity) can, if they so choose, seek to transfer record ownership (while retaining beneficial ownership) prior to the closing of our transfer books.

We anticipate that interests in any liquidating trust or trusts would not be transferable, although no determination has yet been made. Such determination will be made by our Board of Directors and management prior to the transfer of unsold assets to the liquidating trust and will be based on, among other things, our Board of Directors’ and management’s estimate of the value of the assets being transferred to the liquidating trust or trusts, tax matters and the impact of compliance with applicable securities laws.

After the Final Record Date, securities brokers may continue to make a market for interests in our Common Stock and Preferred Stock in another “over-the-counter” market. We cannot assure you that any such market will continue or, if one does continue, for how long it will be maintained or how actively interests in our Common Stock and Preferred Stock will trade. Consequently, even if you hold transferable interests in our securities after the Final Record Date, we cannot assure you that you will be able to transfer such interests on a cost-effective basis or at all. Moreover, the interests may not be accepted by commercial lenders as security for loans as readily as more conventional securities with established trading markets. As stockholders will be deemed to have received a liquidating distribution equal to their pro rata share of the value of the net assets distributed to an entity which is treated as a liquidating trust for tax purposes (see “Material United States Federal Income Tax Consequences of Our Dissolution”), the distribution of non-transferable interests could result in tax liability to the interest holders without their being readily able to realize the value of such interests to pay such taxes or otherwise.

Absence of Appraisal Rights

Under the DGCL, our stockholders are not entitled to appraisal rights for their shares of Common Stock and Preferred Stock in connection with the transactions contemplated by the Plan of Dissolution.

Reporting Requirements

If the dissolution of the Company pursuant to the Plan of Dissolution is approved, in order to curtail expenses, we will, after the effective date of the filing of the Certificate of Dissolution, seek to terminate our registration under the Exchange Act. We may not, however, be eligible to do so. If we are not eligible to deregister, we may seek relief from the SEC from certain reporting requirements under the Exchange Act. However, the SEC may not grant any such relief, in which case we would be required to continue to bear the expense of complying with all applicable reporting requirements under the Exchange Act. The costs of compliance with such reporting requirements would reduce the amount which otherwise could be distributed to interest holders. Although we may elect to continue to provide information about us to the public or our investors after we cease to file reports under the Exchange Act (if we are successful in terminating our obligations thereunder), either on our website or by other means, there is no guaranty that we will do so or that we will continue to provide such information in the future. See “Risk Factors to Be Considered by Stockholders in Deciding Whether to Approve the Dissolution — We may apply for relief from certain reporting requirements under the Exchange Act, which may substantially reduce publicly-available information about the Company.”

Authority of Officers and Directors

We expect that, if the dissolution of the Company pursuant to the Plan of Dissolution is approved, Messrs. McGovern and Oviedo will remain in their respective positions following the filing of our Certificate of Dissolution. Messrs. McGovern and Graves are expected to remain as the sole members of our Board of Directors throughout the dissolution and windup process, subject to the Board’s discretion to reconstitute.

Our Board of Directors may continue to employ some or all of our existing officers, appoint new officers, hire employees and retain independent contractors and agents in connection with the windup process, and is authorized pursuant to the Plan of Dissolution to pay compensation to or otherwise compensate our directors, officers, employees, independent contractors and agents above their regular compensation in recognition of the extraordinary efforts they may be required to undertake in connection with the successful implementation of the Plan of Dissolution. Approval of the dissolution of the Company pursuant to the Plan of Dissolution by the requisite vote of our stockholders will constitute approval by our stockholders of any such compensation.

The approval of the dissolution of the Company pursuant to the Plan of Dissolution by our stockholders also will authorize, without further stockholder action, our Board of Directors to do and perform, or to cause our officers to do and perform, any and all acts and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind that our Board of Directors deems necessary, appropriate or desirable, in the absolute discretion of the Board of Directors, to implement the Plan of Dissolution and the transactions contemplated thereby, including, without limitation, all filings or acts required by any state or federal law or regulation to windup its affairs.

Professional Fees and Expenses Associated with the Plan of Dissolution

It is specifically contemplated that we will obtain legal, tax and accounting advice and guidance from one or more law and accounting firms and tax advisors in implementing the Plan of Dissolution, and we will pay all fees and expenses reasonably incurred by us in connection with or arising out of the implementation of the Plan of Dissolution, including the prosecution, defense, settlement or other resolution of any claims or suits by or against us, the discharge, filing and disclosure of outstanding obligations, liabilities and claims, filing and resolution of claims with local, county, state and federal tax authorities, and the advancement and reimbursement of any fees and expenses payable by us pursuant to the indemnification we provide in our Charter and the bylaws of the Company (the “Bylaws”), the DGCL or otherwise. In addition, in connection with and for the purpose of implementing and assuring completion of the Plan of Dissolution, we may, in the absolute discretion of the Board of Directors, pay any brokerage, agency, professional and other fees and expenses of persons rendering services to us in connection with the collection, sale, exchange or other disposition of our property and assets and the implementation of the Plan of Dissolution.

Amendment, Modification or Revocation of Plan of Dissolution

Once the dissolution of the Company becomes effective, it cannot be revoked without stockholder approval. In general, however, the Plan of Dissolution, as the blueprint for the liquidation of the Company following its dissolution, is subject to modification or amendment by the Board of Directors without stockholder approval, if the Board of Directors determines that such action would be in the best interests of the Company and its stockholders. Although the Board of Directors will have the authority under the Plan of Dissolution to make any such modification or amendment to the Plan of Dissolution without stockholder approval, the Board of Directors may determine, in its sole discretion, to submit any modification or amendment to the stockholders for approval. If for any reason our Board of Directors determines after the dissolution of the Company has become effective that revocation of the dissolution would be in the best interest of the Company and its stockholders, our Board of Directors may, in its sole discretion, at any time before the cessation of our corporate existence, adopt a resolution recommending that the dissolution be revoked and directing that the question of the revocation of our dissolution be submitted to the stockholders for approval. The Plan of Dissolution would be abandoned upon the effective date of any such revocation.

Regulatory Approvals

Except for the filing of the Certificate of Dissolution with the Delaware Secretary of State and compliance with the DGCL, federal and state securities laws and the Code, no approvals under United States federal or state regulatory requirements must be complied with or approvals obtained in connection with the liquidation.

Interests of Directors and Executive Officers in Approval of the Dissolution

Members of our Board of Directors and our executive officers may have interests in the approval of the dissolution of the Company pursuant to the Plan of Dissolution that are different from, or are in addition to, the interests of our stockholders generally. These potential interests include an indemnification insurance policy purchased for the benefit of directors and officers and/or our continuing indemnification obligations to directors. In addition, certain of our officers and directors may own shares of our Common Stock and Preferred Stock and may be entitled to receive liquidating distributions on a pro rata basis in respect of such shares in the dissolution of the Company when and if such liquidating distributions are made by the Company. Mr. McGovern, our Chairman of the Board, Chief Executive Officer and President, is also the Chairman and Chief Executive Officer of Sherwood, our largest holder of Preferred Stock. Mr. McGovern did not participate in the decision to enter into the Voting Agreement or any related decisions made by Sherwood in his capacity as a Sherwood representative. Our Board of Directors was aware of these interests and considered them, among other matters, in approving the Plan of Dissolution.

Stock Ownership

In connection with any liquidating distributions the members of our Board of Directors and our executive officers will be entitled to the same pro rata cash distributions as our stockholders based on their ownership of shares of our Common Stock and Preferred Stock, which is detailed below.

Members of our Board of Directors and our executive officers own, as of October 1, 2015, an aggregate of 383,628 shares of our outstanding Common Stock, 10,445 shares of our outstanding Preferred Stock, and 463,974 number of total voting shares, when combining our outstanding Preferred Stock on an as-converted basis with the Common Stock.

For purposes of the following table, beneficial ownership is determined in accordance with the rules of the SEC, except as noted in footnote 2 below. Except as otherwise noted in the footnotes below, we believe that each person or entity named in the table has sole voting and investment power with respect to all shares of his Common Stock and Preferred Stock shown as beneficially owned by them, subject to applicable community property laws. The percentage of shares of Common Stock outstanding is based on 40,513,373 shares of Common Stock outstanding as of October 1, 2015. The percentage of shares of Preferred Stock outstanding is based on 7,217,015 shares of Preferred Stock outstanding as of October 1, 2015.

Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned (1)(2)	% Of Total Common Shares Outstanding (2)	Number of Series A Preferred Shares Beneficially Owned	% Of Total Series A Preferred Shares Outstanding	Number of Total Voting Shares (3)	% Of Total Voting Shares (3)
Stanley L. Graves (4)	187,519	0.5%	10,445	0.1%	267,865	0.3%
1221 McKinney Street, Suite 3840
Houston, Texas 77010

Michael Y. McGovern	106,125	0.3%	—	—	106,125	0.1%
1221 McKinney Street, Suite 3840
Houston, Texas 77010

Tony Oviedo	89,984	0.2%	—	—	89,984	0.1%
1221 McKinney Street, Suite 3840
Houston, Texas 77010

All executive officers and directors as a group (three persons)	383,628	0.9%	10,445	0.1%	463,974	0.5%

(1)                  Unless otherwise indicated, all outstanding shares of Common Stock are held directly with sole voting and investment power.

(2)                  Excludes shares of Common Stock issuable on conversion of shares of Preferred Stock.

(3)                  Our outstanding Preferred Stock votes on an as-converted basis with the Common Stock.  As of October 1, 2015, we had outstanding 40,513,373 shares of Common Stock and 7,217,015 shares of Preferred Stock, which were entitled to 55,515,500 votes, for a total of 96,028,873 voting shares.  The “total voting shares owned” represents the number of votes that the person indicated in the table is entitled to vote by reason of such person’s ownership of Common Stock and Preferred Stock as of October 1, 2015.  The “percent of total voting shares” represents the number of votes the person is entitled to vote divided by the total number of votes that may be cast as of October 1, 2015.

(4)                  Includes 5,000 shares of Common Stock and 847 shares of Preferred Stock that are held in an SEP account in the name of Mr. Graves, 6,000 shares of Common Stock and 1,021 shares of Preferred Stock that are held jointly with Mr. Graves’ wife.

Stock Options and other Equity Awards

As of October 1, 2015, no members of our Board of Directors or our executive officers held options or other equity awards under the Company’s equity incentive plans.

Board Compensation

Compensation of independent directors was determined by the Board based upon recommendations prepared by the Compensation Committee. In 2014 and 2015, each independent, non-employee director was paid an annual retainer of $60,000, in addition to $1,500 for each board meeting and $1,000 for each committee meeting attended in person. A fee of $200 per hour was paid for all meetings attended by phone. The Chairman of the Board was paid a quarterly retainer of $25,000; the Chair of the Audit Committee was paid an annual retainer of $10,000; and the Chair of the Compensation Committee was paid an annual retainer of $5,000. All directors are reimbursed for reasonable expenses incurred in connection with their service on the Board.

Indemnification and Insurance

In connection with the dissolution of the Company pursuant to the Plan of Dissolution, we will continue to indemnify our directors and officers to the maximum extent permitted in accordance with applicable law, our Charter and Bylaws, and any contractual arrangements, for actions taken in connection with the Plan of Dissolution and the winding-up of our business and affairs. Our Board of Directors is authorized to obtain and maintain insurance as may be necessary, appropriate or advisable to cover such indemnification obligations, including seeking an extension in time and coverage of our insurance policies currently in effect.

As a result of the aforementioned indemnification and insurance, our directors and executive officers generally could be more likely to vote to approve the dissolution of the Company pursuant to the Plan of Dissolution, including the dissolution of the Company contemplated thereby, than our other stockholders.

Other than as set forth above, it is not currently anticipated that our dissolution will result in any material benefit to any of our executive officers or to directors who participated in the vote to adopt the Plan of Dissolution.

Material United States Federal Income Tax Consequences of Our Dissolution

The following is a summary of certain material United States federal income tax consequences of the Plan Dissolution that are applicable to our stockholders. This discussion is included for general information purposes only and does not constitute, and is not, a tax opinion or tax advice to any particular stockholder. This summary is based on the provisions of the Code, the Treasury Regulations promulgated thereunder, judicial decisions, administrative rulings and other legal authorities, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. No ruling from the IRS and no opinion of counsel will be requested concerning the United States federal income tax consequences of the Plan of Dissolution. The tax consequences set forth in the following discussion are not binding on the IRS or the courts, and no assurance can be given that contrary positions will not be successfully asserted by the IRS or adopted by a court.

EACH COMPANY STOCKHOLDER SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISORS TO DETERMINE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO SUCH STOCKHOLDER AS A RESULT OF THE PLAN OF DISSOLUTION, AND ANY FEDERAL NON-INCOME, STATE, LOCAL OR NON-UNITED STATES TAX CONSEQUENCES RELEVANT TO SUCH STOCKHOLDER AS A RESULT OF THE DISSOLUTION.

The following discussion does not address all of the United States federal income tax consequences that may be relevant to our stockholders, including Company stockholders who, in light of their particular circumstances, may be subject to special rules, including, without limitation, holders that are not “United States persons” (as defined in the Code), mutual funds, retirement plans, financial institutions, tax-exempt organizations, insurance companies, regulated investment companies, real estate investment trusts, brokers or dealers in securities, traders who mark to market, stockholders who hold their shares as part of a straddle, hedge or conversion transaction, and stockholders that hold shares through a partnership or other pass-through entity. Furthermore, this discussion does not apply to holders of options or warrants or stockholders who acquired their shares by exercising options or warrants, nor does it apply to stockholders who received their shares in connection with the performance of services. This discussion assumes that stockholders hold their stock as capital assets within the meaning of Section 1221 of the Code. In addition, the discussion does not address any aspect of federal non-income, state, local or non-U.S. taxation that may be applicable to a particular stockholder.

Federal Income Taxation of our Stockholders

Amounts received by stockholders pursuant to the dissolution will be treated as full payment in exchange for their shares of our Common Stock and Preferred Stock. As a result of our dissolution, a stockholder generally will recognize gain or loss equal to the difference between (i) the amount of cash and the fair market value (at the time of distribution) of any other property distributed, less any known liabilities assumed by the stockholder or to which the distributed property is subject, and (ii) such stockholder’s tax basis in the shares of our Common Stock and Preferred Stock. However, the IRS may take the position that the entire proceeds of the liquidating distribution is deemed to have been received pro rata by the holders of our Preferred Stock followed by a payment equal to the distribution received by the holders of our Common Stock from the holders of our Preferred Stock, which is taxable as ordinary income to the holders of our Common Stock.

Amounts received by stockholders pursuant to the Plan of Dissolution will first be applied against and reduce a stockholder’s tax basis in his, her or its shares of stock. Gain will be recognized as a result of a liquidating distribution to the extent that the aggregate value of the distribution and any prior liquidating distributions received by a stockholder with respect to a share exceeds his or her tax basis for that share. If we make more than one liquidating distribution, each liquidating distribution will be allocated proportionately to each share of stock owned by a stockholder. Any loss will generally be recognized only when the final distribution from us has been received and then only if the aggregate value of all liquidating distributions with respect to a share is less than the stockholder’s tax basis for that share. Gain or loss recognized by a stockholder will be capital gain or loss provided the shares are held as capital assets, and will be long-term capital gain or loss if the stock has been held for more than one year.

Although we currently do not intend to make distributions of property other than cash, in the event of a distribution of property, the stockholder’s tax basis in such property immediately after the distribution will be the fair market value of such property at the time of distribution.

After the close of our taxable year, we will provide stockholders and the IRS with a statement of the amount of cash distributed to our stockholders and our best estimate as to the value of any property distributed to them during that year. There is no assurance that the IRS will not challenge our valuation of any property. As a result of such a challenge, the amount of gain or loss recognized by stockholders might be changed. Distributions of property other than cash to stockholders could result in tax liability to any given stockholder exceeding the amount of cash received, requiring the stockholder to meet the tax obligations from other sources or by selling all or a portion of the assets received.

If a stockholder is required to satisfy any liability of ours not fully covered by our reserves (see “Description of the Plan of Dissolution and Dissolution Process — Contingent Liabilities; Reserves”), payments by stockholders in satisfaction of such liabilities would generally produce a capital loss in the year paid, which, in the hands of individual stockholders, could not be carried back to prior years to offset capital gains realized from liquidating distributions in those years.

Liquidating Trusts

If we transfer assets to a liquidating trust or trusts, we intend to structure such trust or trusts so that stockholders will be treated for tax purposes as having received their pro rata share of the property transferred to the liquidating trust or trusts, reduced by the amount of known liabilities assumed by the liquidating trust or trusts or to which the property transferred is subject. Assets transferred to a liquidating trust will cause the stockholder to be treated in the same manner for federal income tax purposes as if the stockholder had received a distribution directly from us at the time of the transfer. The liquidating trust or trusts themselves will not be subject to federal income tax. After formation of the liquidating trust or trusts, the stockholders must take into account for federal income tax purposes their allocable portion of any income, gain or loss recognized by the liquidating trust or trusts, whether or not the liquidating trust makes any actual distributions. As a result of the transfer of property to the liquidating trust or trusts and the ongoing operations of the liquidating trust or trusts, stockholders should be aware that they may be subject to tax, whether or not they have received any actual distributions from the liquidating trust or trusts with which to pay such tax.

FATCA Withholding

Sections 1471 to 1474 of the Code (commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) currently requires withholding at a rate of 30% on dividends and will require withholding on gross proceeds from the sale of shares of our Common Stock or Preferred Stock paid on or after January 1, 2017 to certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Secretary of the Treasury to, among other things, report, on an annual basis, information with respect to accounts with or shares in the institution held by certain U.S. persons and by certain non-U.S.

entities that are wholly or partially owned by United States persons, and to withhold on payments made to certain account holders. Accordingly, the entity through which shares of our Common Stock or Preferred Stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and gross proceeds from the sale of, shares of our Common Stock or Preferred Stock held by an investor that is a non-financial foreign entity will be subject to withholding at a rate of 30% if such entity or another non-financial foreign entity is the beneficial owner of the payment, unless, among other things, the beneficial owner or the payee either (i) certifies to us that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we will in turn provide to the Secretary of the Treasury. Non-U.S. persons are encouraged to consult with their tax advisors regarding the possible implications of FATCA on their investment in shares of our Common Stock or Preferred Stock.

Backup Withholding

In order to avoid “backup withholding” of U.S. federal income tax on payments to our stockholders, each stockholder must, unless an exception applies, provide such stockholder’s correct taxpayer identification number (“TIN”) on IRS Form W-9 (or, if appropriate, another withholding form) and certify under penalties of perjury that such number is correct and that such stockholder is not subject to backup withholding. If a Company stockholder fails to provide the correct TIN or certification, payments received may be subject to backup withholding at the then prevailing rate. Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may generally be obtained from the IRS, provided that the required information is properly furnished in a timely manner to the IRS.

The tax consequences of the Plan of Dissolution may vary depending upon the particular circumstances of the stockholder. We recommend that each stockholder consult his, her or its own tax advisor regarding the federal income tax consequences of the Plan of Dissolution as well as the state, local and foreign tax consequences.

Accounting Treatment

If our stockholders approve the dissolution of the Company pursuant to the Plan of Dissolution, we will change our basis of accounting to the liquidation basis of accounting. Under the liquidation basis of accounting, assets are stated at their estimated net realizable values, and liabilities are stated at their estimated settlement amounts. Recorded liabilities will include the estimated expenses associated with carrying out the Plan of Dissolution. For periodic reporting, we will prepare a statement of net assets in liquidation, which will summarize the liquidation value per outstanding share of Common Stock and Preferred Stock and a statement of changes in net assets in liquidation, which will present the changes during the period in net assets available for distribution to investors and other claimants during the liquidation. Valuations presented in the statement will represent management’s estimates, based on present facts and circumstances, of the net realizable values of assets, satisfaction amounts of liabilities, and expenses associated with carrying out the Plan of Dissolution based upon management assumptions.

The valuation of assets and liabilities will necessarily require many estimates and assumptions, and there will be substantial uncertainties in carrying out the provisions of the Plan of Dissolution. Ultimate values realized for our assets and ultimate amounts paid to satisfy our liabilities are expected to differ from estimates recorded in annual or interim financial statements.

Required Vote

The dissolution of the Company pursuant to the Plan of Dissolution. must be approved by the holders of (i) at least 50% of the outstanding shares of Preferred Stock, voting as a separate class, and (ii) a majority of the outstanding shares of Common Stock and the outstanding shares of Preferred Stock (on an as converted basis) entitled to vote thereon, voting together as a single class. The Plan of Dissolution is contingent upon the approval of the COD Amendment, and the COD Amendment is contingent upon the approval of the Plan of Dissolution.  Neither the Plan of Dissolution nor the COD Amendment will be implemented unless both proposals are approved by our stockholders. In connection with the Plan of Dissolution and the COD Amendment, Sherwood, the holder of a majority of the Preferred Stock and approximately 33.9% of the Common Stock (on an as converted basis), and the Company has entered into the Voting Agreement pursuant to which, subject to certain exceptions, Sherwood has agreed to vote its shares of Preferred Stock in favor of the Plan of Dissolution and the COD Amendment.

Voting Agreement

Below and elsewhere in this Proxy Statement is a summary of the material terms of the Voting Agreement, a copy of which is attached to this Proxy Statement as Appendix C. We encourage you to carefully read the Voting Agreement in its entirety as the summaries contained herein may not contain all of the information about the Voting Agreement that is important to you. In connection with this Proxy Statement, Sherwood, entered into the Voting Agreement with the Company pursuant to which, Sherwood agreed to vote its shares of Preferred Stock:

•                  in favor of the COD Amendment and the Plan of Dissolution and the Company’s dissolution; and

•                  in favor of the approval of any proposal to adjourn or postpone the meeting of GeoMet stockholders to consider the COD Amendment and the Plan of Dissolution and the Company’s dissolution to a later date if there are not sufficient votes for adoption of the proposals on the date on which such meeting is held.

The Voting Agreement provides that, except as provided under the Voting Agreement, Sherwood will not (nor permit any person under Sherwood’s control to), directly or indirectly:

•                  grant any proxies or powers of attorney with respect to the right to vote, rights of first offer or refusal, or enter into any voting trust or voting agreement or arrangement, with respect to any of Sherwood’s shares of the Common Stock or Preferred Stock;

•                  sell (including short sell), assign, transfer, tender, pledge, encumber, grant a participation interest in, hypothecate or otherwise dispose of (including by gift) any of Sherwood’s shares of Common Stock or Preferred Stock; or

•                  enter into any contract providing, directly or indirectly, for any action described in the immediately preceding bullet.

The Voting Agreement terminates automatically upon the earliest to occur of (i) the consummation of the COD Amendment and the Plan of Dissolution and the dissolution  of the Company, (ii) the Company’s abandonment of the COD Amendment and the Plan of Dissolution and the dissolution  of the Company and (iii) December 31, 2015.

Sherwood owns approximately 58.6% of the Preferred Stock and approximately 33.9% of the Common Stock (on an as converted basis).

The foregoing summary of the Voting Agreement is subject to, and qualified in its entirety by reference to, the Voting Agreement attached hereto as Annex C.

Bylaws Amendment

Concurrently with the execution and delivery of the Voting Agreement, Sherwood in its capacity as the beneficial and record holder of at least 50% of the outstanding shares of Preferred Stock approved an amendment to the Bylaws (the “Bylaws Amendment”), which designates the state courts of the State of Delaware or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware, as the sole and exclusive forum for:  (i) any derivative action or proceeding brought on behalf of GeoMet, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of GeoMet to GeoMet or GeoMet’s stockholders, creditors or other constituents, (iii) any action asserting a claim against GeoMet arising pursuant to any provision of the DGCL, GeoMet’s certificate of incorporation or Bylaws, or (iv) any action asserting a claim against GeoMet or any director or officer or other employee of GeoMet governed by the internal affairs doctrine.  On October 16, 2015, subject to obtaining such approvals, the Board approved the Bylaws Amendment and amended and restated the Bylaws to include the Bylaw Amendment.

Recommendation of our Board of Directors

On October 16, 2015, the Board of Directors determined that the dissolution was advisable and in the best interests of the Company and our stockholders. On October 16, 2015, our Board of Directors: (1) confirmed that the dissolution of the Company, and the other transactions contemplated thereby, are advisable and in the best interests of us and our stockholders, (2) approved in all respects the dissolution of the Company and the Plan of Dissolution and the other transactions contemplated thereby, and (3) recommended that our stockholders vote FOR the approval of the dissolution of the Company pursuant to the Plan of Dissolution.

PROPOSAL NO. 3:

APPROVAL OF ADJOURNMENT OF SPECIAL MEETING
TO SOLICIT ADDITIONAL PROXIES

General

At the Special Meeting, we may ask our stockholders to vote on a proposal to adjourn the Special Meeting to another date, time or place, if necessary or appropriate in the discretion of the Board of Directors, for the purpose of soliciting additional proxies to vote in favor of Proposal Nos. 1 and 2 if there are not sufficient votes at the Special Meeting to approve Proposal Nos. 1 and 2. Any adjournment of the Special Meeting may be made without notice, other than by the announcement made at the Special Meeting, if the proposal is approved by the affirmative vote of the holders of a majority of the votes cast on the proposal at the Special Meeting by the holders of shares entitled to vote thereon. However, if the adjournment is for more than 30 days from the date set for the original meeting, a new notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the adjourned meeting. If we adjourn the Special Meeting to a later date, we will transact the same business and, unless we must fix a new record date, only the stockholders who were eligible to vote at the original meeting will be permitted to vote at the adjourned meeting.

Required Vote

The approval of any adjournment of the Special Meeting must be approved by the affirmative vote of a majority of the outstanding shares of Common Stock and the outstanding shares of Preferred Stock (on an as converted basis) present, in person or by proxy, and entitled to vote at the Special Meeting, voting together as a single class.

Recommendation of our Board of Directors

Our Board of Directors recommends that our stockholders vote FOR the approval of Proposal No. 3.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC by going to the Investors Relations page of our corporate website at www.geometinc.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this Proxy Statement, and is not incorporated herein by reference.

Statements contained in this Proxy Statement, or in any document incorporated by reference in this Proxy Statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this Proxy Statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and before the date of the Special Meeting:

• Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on February 17, 2015.

• Amendment No. 1 to the Annual Report on Form 10-K/A for the fiscal year ended December 31, 2014, filed with the SEC on April 29, 2015.

• Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed with the SEC on April 30, 2015.

• Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, filed with the SEC on August 13, 2015.

Any person, including any beneficial owner, to whom this Proxy Statement is delivered may request copies of Proxy Statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to us at 1221 McKinney Street, Suite 3840, Houston, Texas 77010, Telephone (713) 659-3855, on the Investor Relations page of our corporate website at www.geometinc.com or from the SEC through the SEC’s website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

OTHER BUSINESS

At the date of this Proxy Statement, the only business that the Board of Directors intends to present or knows that others will present at the Special Meeting is as set forth above. If, however, any other matters are properly brought before the Special Meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote such proxy on such matters in accordance with their best judgment.

By Order of the Board of Directors

William A. Wiederkehr, Jr.
Secretary

APPENDIX A

AMENDED AND RESTATED

CERTIFICATE OF DESIGNATIONS

OF

SERIES A CONVERTIBLE REDEEMABLE PREFERRED STOCK

OF

GEOMET, INC.

GeoMet, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies, pursuant to Section 151 of the DGCL, that the following resolutions were duly adopted by its Board of Directors (the “Board”) on November 9, 2010:

WHEREAS, the Company’s Restated Certificate of Incorporation, as amended, including any amendment or supplement thereto (including any Certificate of Amendment or Certificate of Designations) (the “Certificate of Incorporation”), authorizes 10,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), issuable from time to time in one or more series; and

WHEREAS, the Certificate of Incorporation authorizes the Board to divide the class of Preferred Stock into series and to fix and determine the relative rights, limitations and preferences of the shares of any such series;

NOW, THEREFORE, BE IT RESOLVED, that a series of Preferred Stock with the powers, designations, preferences, rights, qualifications, limitations and restrictions as provided herein is hereby authorized and established as follows:

Section 1.              Number; Designation; Rank.

(a)           This series of convertible redeemable Preferred Stock is designated as the “Series A Convertible Redeemable Preferred Stock” (the “Series A Preferred Stock”). The number of shares constituting the Series A Preferred Stock is 7,401,832 shares, par value $0.001 per share (which number includes 3,401,832 shares of Series A Preferred Stock reserved exclusively for the payment of dividends in kind).

(b)           The Series A Preferred Stock ranks, with respect to dividend rights and, subject to Section 3(e), rights upon a Liquidation Event:

(i)            senior in preference and priority to the common stock of the Company, par value $0.001 per share (the “Common Stock”), and each other class or series of Equity Security of the Company, the terms of which do not expressly provide that it ranks senior in preference or priority to or on parity, without preference or priority, with the Series A

Preferred Stock with respect to dividend rights or rights upon a Liquidation Event (collectively with the Common Stock, the “Junior Securities”);

(ii)           on parity, without preference and priority, with each other class or series of Equity Security of the Company, the terms of which expressly provide that it will rank on parity, without preference or priority, with the Series A Preferred Stock with respect to dividend rights or rights upon a Liquidation Event (collectively, the “Parity Securities”); and

(iii)          junior in preference and priority to each other class or series of Equity Security of the Company the terms of which expressly provide that it will rank senior in preference or priority to the Series A Preferred Stock with respect to dividend rights or rights upon a Liquidation Event (collectively, the “Senior Securities”).

Section 2.              Dividends.

(a)           Each holder of issued and outstanding Series A Preferred Stock will be entitled to receive, when, as and if declared by the Board, for each share of Series A Preferred Stock (including each PIK Preferred Share, as defined below), dividends payable, at the Company’s sole discretion and in any combination, either (i) in cash at the applicable Cash Dividend Rate multiplied by the sum of (A) ten dollars ($10.00) per share (the “Original Purchase Price”) plus (B) all accrued and unpaid dividends on such share of Series A Preferred Stock, in each case as adjusted for any stock dividends, splits, combinations and similar events, or (ii) until the fifth anniversary of the Original Issuance Date, in kind in additional shares of Series A Preferred Stock (the “PIK Preferred Shares”) and not in cash; each such payment of a dividend in kind shall be in an amount of shares of Series A Preferred Stock as shall equal the PIK Dividend Rate multiplied by the sum of (A) the Original Purchase Price plus (B) all accrued and unpaid dividends on such share of Series A Preferred Stock, in each case as adjusted for any stock dividends, splits, combinations and similar events (all dividends whether paid in cash or in kind, the “Dividends”).

(b)           Dividends will accrue and cumulate from the date of issuance and are payable quarterly in arrears on the last day of each March, June, September and December, or, if such date is not a business day, the succeeding business day (each such day, a “Dividend Payment Date”). The amount of Dividends payable for each full quarterly dividend period will be computed by dividing the annual rate by four. Dividends accrued for the initial dividend period will not be payable until the last day of the first full quarterly dividend period, at which time the amount of Dividends payable shall consist of the full quarterly Dividend plus the initial partial Dividend, which shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of Dividends payable for any other dividend period shorter or longer than a full quarterly dividend period, will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be paid to the holders of record of Series A Preferred Stock as they appear in the records of the Company at the close of business on the fifteenth (15th) day of the calendar month in which the applicable Dividend Payment Date falls or on such other date designated by the Board for the payment of Dividends that is not more than sixty (60) days or less than ten (10) days prior to such Dividend Payment Date. Any payment of a Dividend will first be credited against the earliest accumulated but unpaid Dividend due with respect to such share that remains payable.

(c)           Dividends will accrue and cumulate whether or not the Company has earnings or profits, whether or not there are funds legally available for the payment of Dividends and whether or not Dividends are declared. Dividends will accumulate and compound quarterly at a rate of 12.5% per annum to the extent they are not paid.

(d)           So long as any share of Series A Preferred Stock is outstanding and until the Series A Preferred Stock shall have received distributions or payments upon a Liquidation Event for the full amount to which such shares are entitled under Section 3(a), no dividend may be declared or paid or set aside for payment or other distribution declared or made upon any Junior Securities of any kind, nor may any Junior Securities of any kind be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such Junior Securities) by the Company (except by conversion into or exchange for other Junior Securities), unless, in each case, full cumulative Dividends on all shares of Series A Preferred Stock have been or are contemporaneously declared and paid or are declared and a sum sufficient for the payment thereof is set apart for such payment for all past dividend periods and the then current dividend period. If Dividends are not paid in full or a sum sufficient for such full payment is not so set apart upon the Series A Preferred Stock, all Dividends declared upon the Series A Preferred Stock and all dividends declared on any Parity Securities shall be declared pro rata so that the amount of Dividends declared per share of the Series A Preferred Stock and dividends declared per share of such Parity Securities shall in all cases bear to each other the same ratio that accrued and unpaid Dividends per share on the Series A Preferred Stock and accrued and unpaid dividends per share of such Parity Securities bear to each other.

(e)           The Company shall take all actions necessary or advisable under the DGCL to permit the payment of Dividends to the holders of Series A Preferred Stock. Holders of Series A Preferred Stock are not entitled to any dividend, whether payable in cash, in kind or other property, in excess of full Dividends as provided in this Section 2.

Section 3.              Liquidation Preference.

(a)           Upon any Liquidation Event, each share of Series A Preferred Stock (including all PIK Preferred Shares) entitles the holder thereof to receive and to be paid out of the assets of the Company available for distribution, before any distribution or payment may be made to a holder of any Junior Securities except as provided in Section 3(e), an amount in cash per share equal to the greater of (i) the sum of (A) the Original Purchase Price plus (B) all accrued but unpaid Dividends on such share of Series A Preferred Stock, in each case as adjusted for any stock dividends, splits, combinations and similar events, or (ii) an amount equal to the amount the holders of Series A Preferred Stock would have received upon a Liquidation Event had such holders converted their shares of Series A Preferred Stock into shares of Common Stock (such greater amount, the “Liquidation Preference”).

(b)           If upon any such Liquidation Event, the assets of the Company available for distribution are insufficient to pay the holders of Series A Preferred Stock the full Liquidation

Preference and the holders of all Parity Securities the full liquidation preferences to which they are entitled, the holders of Series A Preferred Stock and such Parity Securities will share ratably in any such distribution of the assets of the Company in proportion to the full respective amounts to which they are entitled.

(c)           After  payment to the holders of Series A Preferred Stock of the full Liquidation Preference to which they are entitled, the holders of Series A Preferred Stock as such will have no right or claim to any of the assets of the Company.

(d)           The value of any property not consisting of cash that is distributed by the Company to the holders of the Series A Preferred Stock will equal the Fair Market Value thereof.

(e)           Notwithstanding anything herein to the contrary, upon any Liquidation Event, the holders of the Series A Preferred Stock shall receive in respect of their shares of Series A Preferred Stock, regarding each distribution or payment that is related to such Liquidation Event, an amount equal to 94% of the aggregate amount of each such distribution or payment and the remainder of each such distribution or payment shall be distributed or paid, as the case may be, to the other stockholders of the Company.  Distributions and/or payments in this manner shall continue until such time as the aggregate amount of all distributions or payments related to a Liquidation Event that are received by the Series A Preferred Stock shall equal the full amount to which such shares are entitled under Section 3(a).

Section 4.              Voting Rights.

(a)           The holders of Series A Preferred Stock are entitled to vote on all matters on which the holders of Common Stock are entitled to vote, and except as otherwise provided herein or by law, the holders of Series A Preferred Stock will vote together with the holders of Common Stock as a single class. Each holder of Series A Preferred Stock is entitled to a number of votes equal to the number of shares of Common Stock into which all of the outstanding shares of Series A Preferred Stock held by such holder on the record date are convertible immediately prior to the vote.

(b)           So long as any shares of Series A Preferred Stock are outstanding, as adjusted for stock dividends, splits, combinations and similar events, and except as otherwise provided by law, the Company may not take any of the following actions without the prior vote or written consent of holders representing at least fifty percent (50%) of the then outstanding shares of Series A Preferred Stock, voting together as a separate class:

(i)            any amendment, alteration or change to the powers, designations, preferences, rights, qualifications, limitations or restrictions of the Series A Preferred Stock in any manner (including by way of merger, consolidation or otherwise) that affects the holders of Series A Preferred Stock;

(ii)           any amendment, repeal or alteration of any provision of the Certificate of Incorporation or the Bylaws of the Company, or this Certificate of Designations, in any manner (including by way of merger, consolidation or otherwise) that affects the holders of Series A Preferred Stock;

(c)           So long as at least 750,000 shares of Series A Preferred Stock are outstanding, as adjusted for stock dividends, splits, combinations and similar events, and except as otherwise provided by law, the Company may not take any of the following actions without the prior vote or written consent of holders representing at least fifty percent (50%) of the then outstanding shares of Series A Preferred Stock, voting together as a separate class:

(i)            any increase (including by way of merger, consolidation or otherwise) in the total number of authorized or issued shares of Series A Preferred Stock, except as required for the payment of Dividends;

(ii)           any authorization, creation or issuance (including by way of merger, consolidation or otherwise) of any Senior Securities or Parity Securities (including but not limited to any convertible debt of the Company of any kind);

(iii)          any issuance of any Additional Shares of Common Stock or other Junior Securities that are convertible into Additional Shares of Common Stock to any person (including without limitation in connection with a material corporate transaction) without consideration or for a consideration per share (with regard to other Junior Securities, on an as-converted basis) less than the then-existing Conversion Price per share of Common Stock on the Measurement Date;

(iv)          any redemption, acquisition or other purchase of any Parity Securities or any Junior Security, except for shares of Preferred Stock in accordance with the terms thereof;

(v)           a Change in Control;

(vi)          a Liquidation Event; or

(vii)         any contract or other arrangement to do any of the foregoing.

Section 5.              Section 5. Conversion.

Each share of Series A Preferred Stock is convertible into shares of Common Stock as provided in this Section 5.

(a)           Conversion by Holders.

(i)            Each holder of Series A Preferred Stock is entitled to convert, at any time and from time to time after the Original Issuance Date at the sole option of such holder, any or all shares of outstanding Series A Preferred Stock (including any or all PIK Preferred Shares) held by such holder into a number of duly authorized, validly issued, fully paid and nonassessable shares of Common Stock equal to the amount (the “Conversion Amount”) determined by dividing (i) the sum of (A) the Original Purchase Price plus (B) all accrued and unpaid dividends on such shares of Series A Preferred Stock, in each case as adjusted for any stock dividends, splits, combinations and similar events, for each share of Series A Preferred Stock to be converted by such holder by (ii) the Conversion Price in effect at the time of conversion. The “Conversion Price”

initially means the conversion price of $1.30 per share, as adjusted from time to time as provided in Section 5(e).

(ii)           In order to convert shares of Series A Preferred Stock into shares of Common Stock pursuant to Section 5(a)(i), to the extent that the holder was issued physical certificates, the holder must surrender the certificates representing such shares of Series A Preferred Stock to American Stock Transfer & Trust Company, which shall act as transfer agent, registrar, paying agent and conversion agent for the Series A Preferred Stock, and its successors and assigns (the “Transfer Agent”) (or at the principal office of the Company, if the Company serves as its own transfer agent), together with written notice (the “Conversion Notice”) that such holder elects to convert all or such number of shares represented by such certificates as specified therein. The date of receipt of certificates evidencing the shares of Series A Preferred Stock to be converted into shares of Common Stock pursuant to Section 5(a)(i), together with the Conversion Notice, by the Transfer Agent (or the Company if it is serving as its own transfer agent) will be the date of conversion (the “Conversion Date”) for purposes of conversion pursuant to Section 5(a). If reasonably required by the Transfer Agent or the Company, certificates surrendered for conversion must be endorsed or accompanied by a written instrument of transfer, in a form reasonably satisfactory to the Company, duly executed by the registered holder or his, her or its attorney-in-fact duly authorized in writing.

(b)           Conversion by the Company.

(i)            In the event that a VWAP Trigger has occurred, the Company is entitled to convert, at any time and from time to time beginning three (3) years after the Original Issuance Date but not within ninety (90) days after the delivery of a prior Forced Conversion Notice (as defined below), at the sole option of the Company, any or all shares of outstanding Series A Preferred Stock held by each holder into a number of duly authorized, validly issued, fully paid and nonassessable shares of Common Stock equal to the Conversion Amount in accordance with Section 5(b)(ii) and (iii) hereunder.

(ii)           The maximum number of shares of Common Stock that may be issued to the holders of the Series A Preferred Stock on any Conversion Date pursuant to Section 5(b)(i) is equal to:

(A)          if the VWAP Trigger is greater than two hundred and twenty-five percent (225%) but less than two hundred and fifty percent (250%) of the Conversion Price, the greater of (1) three million (3,000,000) shares of Common Stock, as adjusted for any Common Stock splits, Common Stock dividends on Common Stock or a similar event subsequent to the Original Issuance Date, or (2) ten (10) times the average daily trading volume on the National Exchange upon which such shares of Common Stock trade (the “ADTV”) during the Reference Period; or

(B)          if the VWAP Trigger is greater than or equal to two hundred and fifty percent (250%) of the Conversion Price, the greater of (1) six million (6,000,000) shares of Common Stock, as adjusted for any Common Stock splits,

Common Stock dividends on Common Stock or similar event subsequent to the Original Issuance Date, or (2) ten (10) times the ADTV during the Reference Period.

(iii)          In order to convert shares of Series A Preferred Stock into shares of Common Stock pursuant to Section 5(b)(i), the Company shall, within five Business Days after a Forced Conversion Determination Date, give written notice (a “Forced Conversion Notice”, and the date of such notice, a “Forced Conversion Notice Date”) to each holder of record of shares of Series A Preferred Stock stating that the Company elects to force conversion of such shares of Series A Preferred Stock and shall state therein (i) the number of shares of Series A Preferred Stock to be converted, (ii) the VWAP of the shares of Common Stock during the Reference Period, (iii) the Company’s computation of the number of shares of Common Stock to be received by the holder, and (iv) the date of such conversion, which shall be no more than 10 Trading Days following the Forced Conversion Determination Date (the “Conversion Date”). Upon receipt of a Forced Conversion Notice by a holder, to the extent that the holder was issued physical certificates, the holder must surrender the certificates representing the shares of Series A Preferred Stock to be converted at the office of the Transfer Agent (or at the principal office of the Company, if the Company serves as its own transfer agent). If reasonably required by the Transfer Agent or the Company, certificates surrendered for conversion must be endorsed or accompanied by a written instrument of transfer, in a form reasonably satisfactory to the Transfer Agent or the Company, as applicable, duly executed by the registered holder or his, her or its attorney-in-fact duly authorized in writing.

(c)           Fractional Shares.  No fractional shares of Common Stock will be issued upon conversion of the Series A Preferred Stock. In lieu of fractional shares, the Company shall pay cash equal to such fractional amount multiplied by the last reported sales price of the Common Stock on the National Exchange on which such Common Stock is then listed or admitted to trading at the close of the Trading Day immediately prior to the Conversion Date. If more than one share of Series A Preferred Stock is being converted at one time by the same holder, then the number of full shares issuable upon conversion will be calculated on the basis of the aggregate number of shares of Series A Preferred Stock converted by such holder at such time.

(d)           Mechanics of Conversion.

(i)            As soon as practicable after the Conversion Date, the Company shall promptly issue and deliver to such holder a certificate for the number of shares of Common Stock to which such holder is entitled, together with a check or cash for payment in lieu of a fractional share, if any. Such conversion will be deemed to have been made on the Conversion Date, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock from and after such Conversion Date. Notwithstanding the foregoing, if the Transfer Agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program, and so long as the certificates therefor do not bear a legend, and the holder thereof is not then required to return such certificate for the placement of a legend thereon, the Company shall cause the

Transfer Agent to promptly electronically transmit the Common Stock issuable upon conversion to the holder by crediting the account of the holder or its nominee with DTC through its Deposit Withdrawal Agent Commission system (“DTC Transfer”). If the aforementioned conditions to a DTC Transfer are not satisfied, the Company shall deliver as provided above to the holder physical certificates representing the Common Stock issuable upon conversion. In case fewer than all the shares of Series A Preferred Stock represented by any such certificate are to be converted, a new certificate shall be issued representing the unconverted shares without cost to the holder thereof, except for any documentary, stamp or similar issue or transfer tax due because any certificate for shares of Common Stock or Series A Preferred Stock are issued in a name other than the name of the converting holder. The Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of Common Stock upon conversion or due upon the issuance of a new certificate for any shares of Series A Preferred Stock not converted other than any such tax due because shares of Common Stock or a certificate for shares of Series A Preferred Stock are issued in a name other than the name of the converting holder.

(ii)           Not later than three (3) Trading Days after each Conversion Date (the “Share Delivery Date”), the Company shall deliver, or cause to be delivered (by DTC Transfer or otherwise), to the converting holder the number of shares of Common Stock to which such holder is entitled, which shall be free of restrictive legends and trading restrictions (other than those which may then be required by law or by the agreement pursuant to which the holder acquired the Series A Preferred Stock). The Company shall use its best efforts to deliver any shares of Common Stock required to be delivered by the Company under this Section 5 electronically through DTC or another established clearing company performing similar functions.

(iii)          If such certificate or certificates are not delivered to or as directed by the applicable holder by the Share Delivery Date, the holder shall be entitled to elect by written notice to the Company at any time on or before its receipt of such certificate or certificates to rescind such conversion, in which event the Company shall promptly return to the holder any original Series A Preferred Stock certificate delivered to the Company. If such holder receives Common Stock certificates because such certificates were mailed to the holder before the Company received notice of the holder’s rescission, the holder shall promptly return to the Company the Common Stock certificates.

(iv)          The Company’s obligation to issue and deliver the Common Stock upon conversion of Series A Preferred Stock in accordance with the terms hereof is absolute and unconditional, irrespective of any action or inaction by a holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such holder or any other person of any obligation to the Company or any violation or alleged violation of law by such holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to such holder in connection with the issuance of such Common Stock; provided, however, that such delivery shall not operate as a waiver by the Company of any such action that the Company may have against such holder. In the event a holder shall elect to convert any or all of its Series A Preferred Stock, the Company may not refuse conversion based on any claim that such holder or anyone associated or affiliated with such holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to holder, restraining and/or enjoining conversion of all or part of the Series A Preferred Stock of such holder shall have been sought and obtained, and the Company posts a surety bond for the benefit of such holder in the amount of $1.00 per share of Series A Preferred Stock that is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such holder to the extent it obtains judgment. In the absence of such injunction, the Company shall issue Common Stock and, if applicable, cash, upon a properly noticed conversion. If as a result of the gross negligence or willful misconduct of the Company or any of its officers, directors, employees or agents, either the Transfer Agent or the Company fails to deliver to a holder such shares of Common Stock pursuant to Section 5(d)(ii) on or before the third Trading Day after the Share Delivery Date applicable to such conversion, the Company shall pay to such holder, in cash, as liquidated damages and not as a penalty, for each $5,000 of Stated Value of the Series A Preferred Stock being converted, $50 per Trading Day (increasing to $100 per Trading Day on the third Trading Day and increasing to $200 per Trading Day on the sixth Trading Day after such damages begin to accrue) for each Trading Day after such third Trading Day after the Share Delivery Date until such shares are delivered or holder rescinds such conversion. Nothing herein shall limit a holder’s right to pursue actual damages for the failure by the Company or the Transfer Agent to deliver Common Stock within the period specified herein and such holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit a holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(v)           The Company shall at all times reserve and keep available, free from any preemptive rights, out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the Series A Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding Series A Preferred Stock (assuming for the purposes of this calculation that all outstanding shares of Series A Preferred Stock are held by one holder), and the Company shall take all actions to amend its Certificate of Incorporation to increase the authorized amount of Common Stock if necessary therefor. The Company shall comply with all federal and state laws, rules and regulations (including, without limitation, the registration or approval, if required, of any shares of Common Stock) and applicable rules and regulations of any securities exchange or automated quotation system on which the Common Stock is then listed or quoted. The shares of Common Stock issued upon conversion of the Series A Preferred Stock shall be listed on a National Exchange and shall be freely tradable. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the Company will take any corporate action which may, in the opinion of its counsel, be necessary in order that the

Company may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

(vi)          From and after the Conversion Date, Dividends on the Series A Preferred Stock to be converted on such Conversion Date will cease to accrue; said shares will no longer be deemed to be outstanding; and all rights of the holder thereof as a holder of Series A Preferred Stock (except the right to receive from the Company the Common Stock upon conversion) shall cease and terminate with respect to such shares; provided that in the event that a share of Series A Preferred Stock is not converted due to a default by the Company or because the Company is otherwise unable to issue the requisite shares of Common Stock, such share of Series A Preferred Stock will remain outstanding and will be entitled to all of the rights as provided herein. Any shares of Series A Preferred Stock that have been converted will, after such conversion, be deemed cancelled and retired and have the status of authorized but unissued Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board.

(vii)         If the conversion is in connection with any public offering or other sale, the conversion may, at the option of any holder tendering any share of Series A Preferred Stock for conversion, be conditioned upon the closing of the sale of shares of Series A Preferred Stock with the underwriter or other purchaser in such sale, in which event such conversion of such shares of Series A Preferred Stock shall not be deemed to have occurred until immediately prior to the closing of such sale.

(e)           Adjustments to Conversion Price.

(i)            Special Definitions.  For purposes of this Section 5(e), the following definitions apply:

(A)          “Options” means any rights, options, warrants or similar securities to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(B)          “Convertible Securities” means any debt or other evidences of indebtedness, capital stock or other securities directly or indirectly convertible into or exercisable or exchangeable for Common Stock.

(C)          “Additional Shares of Common Stock” means any shares of Common Stock issued or, as provided in clause (iv) below, deemed to be issued by the Company after the Original Issuance Date; provided that Additional Shares of Common Stock will not include any of the following:

(1)           shares of Common Stock issued or issuable as a dividend or other distribution on shares of Series A Preferred Stock;

(2)           shares of Common Stock issued or issuable upon conversion of shares of Series A Preferred Stock; and

(3)                                 shares of Common Stock, as adjusted for stock dividends, splits, combinations and similar events, issued or issuable (including shares of Common Stock issued or issuable upon the exercise of Options granted) to employees, officers or directors of, or consultants or advisors to, the Company or any of its majority- or wholly-owned subsidiaries pursuant to the Sere Option Agreements, the Rankin Option Agreements, the Company’s 2005 Stock Option Plan, as amended, its 2006 Long-Term Incentive Plan, as amended (or any similar long-term incentive plan subsequently approved by the Company’s stockholders).

(D)                               “Measurement Date” means the date of issuance of Additional Shares of Common Stock.

(ii)                                  Adjustment of Conversion Price Upon Issuances of Additional Shares of Common Stock.  Except as set forth in Subsections 5(e)(iv), (v), (vi) and (vii), if the Company issues or is deemed to issue Additional Shares of Common Stock to any person (including without limitation in connection with a material corporate transaction) without consideration or for a consideration per share less than the then-existing Conversion Price per share of Common Stock on the Measurement Date, then the Conversion Price will be reduced, effective at the close of business on the Measurement Date, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction:

(A)                               the numerator of which will be the sum of (x) the number of shares of Common Stock outstanding, on a fully diluted basis, immediately prior to the Measurement Date plus (y) the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at the Conversion Price in effect immediately prior to the Measurement Date, and

(B)                               the denominator of which will be the sum of (x) the number of shares of Common Stock outstanding immediately prior to the Measurement Date plus (y) the number of such Additional Shares of Common Stock issuable or so issued.

(iii)                               Determination of Consideration.  The Fair Market Value of the consideration received by the Company for the issue of any Additional Shares of Common Stock will be computed as follows:

(A)                               Cash and Property.  Consideration consisting of cash and other property will:

(1)                                 insofar as it consists of cash, be computed at the aggregate of cash received by the Company, excluding amounts paid or payable for accrued interest or accrued dividends;

(2)                                 insofar as it consists of property other than cash, be computed at the Fair Market Value thereof on the Measurement Date; and

(3)                                 insofar as it consists of both cash and other property, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board.

(B)                               Options and Convertible Securities.  The consideration per share received by the Company for Options and Convertible Securities will be determined by dividing:

(1)                                 the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise, conversion or exchange of such Options or Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(2)                                 the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise, conversion or exchange of such Options or Convertible Securities.

(iv)                              Deemed Issuances of Additional Shares of Common Stock.  The maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise, conversion or exchange of Options or Convertible Securities will be deemed to be Additional Shares of Common Stock issued as of the time of the issuance of such Options or Convertible Securities; provided, however, that:

(A)                               No adjustment in the Conversion Price will be made upon the grant of Options or Convertible Securities to employees, officers or directors of, or consultants or advisors to, the Company or any of its majority- or wholly-owned subsidiaries pursuant to the Company’s 2006 Long-Term Incentive Plan, as amended (or any similar long-term incentive plan subsequently approved by the Company’s stockholders).

(B)                               No adjustment in the Conversion Price will be made upon the subsequent issuance of shares of Common Stock upon the exercise, conversion or exchange of such Options or Convertible Securities;

(C)                               To the extent that shares of Common Stock are not issued pursuant to any Option or Convertible Security upon the expiration or termination of an unexercised, unconverted or unexchanged Option or Convertible Security, the

Conversion Price will be readjusted to the Conversion Price that would have been in effect had such Option or Convertible Security (to the extent outstanding immediately prior to such expiration or termination) never been issued; and

(D)                               In the event of any change in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any Option or Convertible Security, including but not limited to a change resulting from the anti-dilution provisions thereof or a repricing of the exercise or conversion price thereof, the Conversion Price then in effect will be readjusted to the Conversion Price that would have been in effect as if, on the date of issuance, such Option or Convertible Security were exercisable, convertible or exchangeable for such changed number of shares of Common Stock.

(v)                                 Stock Splits and Combinations.  If the outstanding shares of Common Stock are split into a greater number of shares, the Conversion Price then in effect immediately before such split will be proportionately decreased. If the outstanding shares of Common Stock are combined into a smaller number of shares, the Conversion Price then in effect immediately before such combination will be proportionately increased. These adjustments will be effective at the close of business on the date the split or combination becomes effective.

(vi)                              Dividends and Other Distributions in Additional Shares of Common Stock.  If the Company declares or makes a dividend or other distribution payable in Additional Shares of Common Stock to holders of Common Stock, then the Conversion Price will be reduced, effective at the close of business on the Measurement Date, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction:

(A)                               the numerator of which will be the sum of (x) the number of shares of Common Stock outstanding, on a fully diluted basis, immediately prior to the Measurement Date plus (y), in the case of Options and Convertible Securities, the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at the Conversion Price in effect immediately prior to the Measurement Date, and

(B)                               the denominator of which will be the sum of (x) the number of shares of Common Stock outstanding immediately prior to the Measurement Date plus (y) the number of such Additional Shares of Common Stock issuable or so issued.

(vii)                           Dividends and Distributions Other Than In Additional Shares of Common Stock. Until the Series A Preferred Stock shall have received distributions or payments upon a Liquidation Event for the full amount to which such shares are entitled under Section 3(a), except as permitted under Section 3(e) in the case of a Liquidation Event only, if the Company declares or makes a dividend or other distribution to holders of Common Stock payable in capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) other than Additional Shares of Common Stock, then the Conversion Price will be reduced, effective at the close of business on the Measurement Date, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction:

(A)                               the numerator of which will be (x) the Conversion Price less the (y) the Fair Market Value of such capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) other than Additional Shares of Common Stock applicable to one share of Common Stock, and

(B)                               the denominator of which will be the Conversion Price.

If the Fair Market Value of such capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) other than Additional Shares of Common Stock applicable to one share of Common Stock is equal to or greater than the Conversion Price, then in lieu of the foregoing adjustment, the Company shall provide that the holders of Series A Preferred Stock will receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, such capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) that they would have received had their shares of Series A Preferred Stock been converted into Common Stock on the date of such event and had retained such capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) receivable from the date of such event until the Conversion Date.

(viii)                        Minimum Adjustment.  Notwithstanding the foregoing, the Conversion Price will not be reduced if the amount of such reduction would be an amount less than $0.01, provided, that any adjustments that by reason of this Section 5(e)(viii) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

(ix)                              Multiple Closing Dates.  In the event the Company shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Conversion Price pursuant to the terms of this Subsection 5(e), then upon the final such issuance, the Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without additional giving effect to any adjustments as a result of subsequent issuances within such period).

(x)                                 Rules of Calculation; Treasury Stock.  All calculations will be made to the nearest one-tenth of a cent or to the nearest one- hundredth of a share, as the case may be. The number of shares of Common Stock outstanding will be calculated on the basis of the number of issued and outstanding shares of Common Stock on the Measurement Date, not including shares held in the treasury of the Company. The Company shall not pay any dividend on or make any distribution to shares of Common Stock held in treasury.

(xi)                              Waiver.  Notwithstanding the foregoing, the Conversion Price will not be reduced if the Company receives, prior to the Measurement Date, written notice from the holders representing at least a majority of the then outstanding shares of Series A Preferred Stock, voting together as a separate class, that no adjustment is to be made as the result of a particular issuance of Additional Shares of Common Stock or other dividend or other distribution on shares of Common Stock. This waiver will be limited in scope and will not be valid for any issuance of Additional Shares of Common Stock or other dividend or other distribution on shares of Common Stock not specifically provided for in such notice.

(f)                                   Effect of Reclassification, Merger or Sale.  If any of the following events occur, namely (x) any reclassification of or any other change to the outstanding shares of Common Stock (other than a stock split or combination to which Section 5(e) applies), (y) any merger, consolidation or other combination of the Company with another person as a result of which all holders of Common Stock become entitled to receive capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) with respect to or in exchange for such Common Stock, or (z) any sale, conveyance or other transfer of all or substantially all of the properties of the Company to any other person as a result of which all holders of Common Stock become entitled to receive capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) with respect to or in exchange for such Common Stock, then shares of Series A Preferred Stock will be convertible into the kind and amount of shares of capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) receivable upon such reclassification, change, merger, consolidation, combination, sale, conveyance or transfer by a holder of a number of shares of Common Stock issuable upon conversion of such shares of Series A Preferred Stock (assuming, for such purposes, a sufficient number of authorized shares of Common Stock available to convert all such Series A Preferred Stock) immediately prior to such reclassification, change, merger, consolidation, combination, sale, conveyance or transfer; provided, that:

(i)                                     if the holders of Common Stock were entitled to exercise a right of election as to the kind or amount of capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) receivable upon such reclassification, change, merger, consolidation, combination, sale, conveyance or transfer, then the kind and amount of capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) receivable in respect of each share of Common Stock issuable upon conversion of the Series A Preferred Stock upon such reclassification, change, merger, consolidation, combination, sale, conveyance or transfer will be the kind and amount so receivable per share by a plurality of the holders of Common Stock; or

(ii)                                  if a tender offer (which includes any exchange offer) is made to and accepted by the holders of Common Stock under circumstances in which, upon completion of such tender offer, the maker thereof, together with members of any group of which such maker is a part, and together with any affiliate or associate (as defined in Section 8) of such maker and any members of any such group of which any such affiliate or associate is a part, own beneficially more than 50% of the outstanding shares of Common Stock, each holder of Series A Preferred Stock will be entitled to receive the highest amount of capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) to which such holder would actually have been entitled as a holder of Common Stock if such holder had converted such holder’s Series A Preferred Stock prior to the expiration of such tender offer, accepted such offer and all of the Common Stock held by such holder had been purchased pursuant to such tender offer, subject to adjustments (from and after the consummation of such tender offer) as nearly equivalent as possible to the adjustments provided for in Section 5(e).

This Section 5(f) will similarly apply to successive reclassifications, changes, mergers, consolidations, combinations, sales, conveyances and transfers. If this Section 5(f) applies to any event or occurrence, Section 5(e) will not apply.

(g)                                  Notice of Record Date.  In the event of:

(i)                                     any stock split or combination of the outstanding shares of Common Stock;

(ii)                                  any declaration or making of a dividend or other distribution to holders of Common Stock in Additional Shares of Common Stock, any other capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness);

(iii)                               any reclassification, change, merger, consolidation, combination, sale, conveyance or transfer to which Section 5(f) applies; or

(iv)                              a Liquidation Event;

then the Company shall file with its corporate records and mail to the holders of record of the Series A Preferred Stock at their last addresses as shown on the records of the Company, at least ten (10) days prior to the record date specified in (A) below or twenty (20) days prior to the date specified in (B) below, a notice stating:

(A)                               the record date of such stock split, combination, dividend or other distribution, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such stock split, combination, dividend or other distribution are to be determined, or

(B)                               the date on which such reclassification, change, merger, consolidation, combination, sale, conveyance, transfer or Liquidation Event is expected to become effective, and the date as of which it is expected that holders of Common Stock of record will be entitled to exchange their shares of Common Stock for the capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) deliverable upon such reclassification, change, merger, consolidation, combination, sale, conveyance, transfer or Liquidation Event.

(h)                                 Certificate of Adjustments.  Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 5, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each record holder of Series A Preferred Stock an officers’ certificate signed by two officers of the Company, one of whom must be the Company’s principal executive officer and the other shall be the Company’s principal financial officer or treasurer, setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based and shall file a copy of such certificate with its corporate records. The Company shall, upon the reasonable written request of any holder of Series A Preferred Stock, furnish to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) which then would be received upon the conversion of Series A Preferred Stock.

(i)                                     No Impairment.  The Company may not, whether by any amendment of its Certificate of Incorporation, by any reclassification or other change to its capital stock, by any merger, consolidation or other combination involving the Company, by any sale, conveyance or other transfer of any of its assets, by a Liquidation Event or by any other way, purposefully impair or restrict, or seek to impair or restrict, its ability to convert shares of Series A Preferred Stock and issue shares of Common Stock therefor, or purposefully avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment to the extent required hereunder.

Section 6.                                           Redemption.

Each share of Series A Preferred Stock is redeemable as provided in this Section 6.

(a)                                 Redemption by the Holders.

(i)                                     On or at any time following the eight-year anniversary of the Original Issuance Date, a holder of Series A Preferred Stock, at its sole option, may cause the Company to redeem all or part its shares of Series A Preferred Stock (including all or part of its PIK Preferred Shares) upon the delivery of a Holder Redemption Notice (as defined below) at a redemption price per share (the “Redemption Price”), payable in cash, equal to the sum of (A) the Original Purchase Price plus (B) all accrued and unpaid dividends on such share of Series A Preferred Stock, in each case as adjusted for any stock dividends, splits, combinations and similar events.

(ii)                                  A holder of Series A Preferred Stock may request the redemption of its Series A Preferred Stock in cash pursuant to Section 6(a) (i) at any time following the eight-year anniversary of the Original Issuance Date by delivering to the Company (i) thirty (30) days’ written notice (a “Holder Redemption Notice”) requesting the redemption of its Series A Preferred Stock pursuant to Section 6(a)(i), and (ii) to the extent that the Holder was issued physical certificates, the original certificate(s) evidencing the shares of Series A Preferred Stock being redeemed.

(b)                                 Redemption by the Company.

(i)                                     On and at any time after a Liquidation Event, the Company, at its sole option, may redeem all or part of the outstanding shares of Series A Preferred Stock (including all or part of the PIK Preferred Shares) by payment in cash for an amount equal to the Redemption Price per share of Series A Preferred Stock.

(ii)                                  The Board shall fix a record date for the determination of the shares of Series A Preferred Stock to be redeemed, and such record date shall not be more than thirty (30) days nor less than sixty (60) days prior to the Redemption Date. The Company shall deliver a notice of redemption not less than thirty (30) nor more than sixty (60) days prior to the Redemption Date, addressed to the holders of record of the Series A Preferred Stock as they appear in the records of the Company. Each notice must state the following: (A) the record date and Redemption Date; (B) the Redemption Price as of the record date (it being understood that the actual Redemption Price will be determined as of the Redemption Date); (C) the number of shares of Series A Preferred Stock to be redeemed; (D) the place where the Series A Preferred Stock are to be surrendered for payment of the Redemption Price; and (E) that dividends on the shares to be redeemed will cease to accrue on such Redemption Date. Notwithstanding the foregoing, if the Series A Preferred Stock is held in book-entry form through DTC, the Company may give such notice in any manner permitted by DTC.

(iii)                               Notwithstanding the foregoing, the Company may not redeem at its election pursuant to this Section 6(b) any shares of Series A Preferred Stock if such action would result in a default by the Company under the terms of the credit agreement governing its senior credit facility (the “Restrictive Debt”). If the Company is unable to redeem the Series A Preferred Stock in cash, then the holder of the shares of Series A Preferred Stock surrendered for redemption may elect to receive shares of Common Stock with a Fair Market Value equal to the Series A Redemption Price in lieu of cash.

(c)                                  Mechanics of Redemption.

(i)                                     The Company shall pay the Redemption Price not later than five (5) business days following the earlier of the following dates: (x) to the extent that the Holder was issued physical certificates, the Holder’s surrender of the certificates representing the shares of Series A Preferred Stock to be redeemed (properly endorsed or assigned for transfer, if the Board shall so require and is so stated in the notice sent by the Company); provided that if such certificates are lost, stolen or destroyed, the Board may require such holder to indemnify the Company, in a reasonable amount and in a reasonable manner, prior to paying such Redemption Price; or (y) the date on which instructions have been given by the Holder to DTC for transfer of the shares of Series A Preferred Stock to be redeemed. In case fewer than all the shares represented by any such certificate are to be redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof, except for any documentary, stamp or similar issue or transfer tax due because any certificate for shares Series A Preferred Stock are issued in a name other than the name of the redeeming holder. The Company shall pay any documentary, stamp or similar issue or transfer tax due upon the issuance of a new certificate for any shares of Series A Preferred Stock not redeemed other than any such tax due because a certificate for shares Series A Preferred Stock is issued in a name other than the name of the converting holder.

(ii)                                  From and after the Redemption Date, Dividends on the Series A Preferred Stock to be redeemed on such Redemption Date will cease to accrue; said shares will no longer be deemed to be outstanding; and all rights of the holder thereof as a holder of Series A Preferred Stock (except the right to receive from the Company the Redemption Price) shall cease and terminate with respect to such shares; provided that in the event that a share of Series A Preferred Stock is not redeemed due to a default in payment by the Company or because the Company is otherwise unable to pay the Redemption Price, such share of Series A Preferred Stock will remain outstanding and will be entitled to, without interruption, all of the rights as provided herein. In case fewer than all the shares represented by any such certificate are to be redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof. Any shares of Series A Preferred Stock that have been redeemed will, after such redemption, be deemed cancelled and retired and have the status of authorized but unissued Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board.

(iii)                               Notwithstanding the foregoing, unless full cumulative dividends on all shares of Series A Preferred Stock will have been or contemporaneously are declared and paid or are declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, (i) no share of Series A Preferred Stock may be redeemed unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed and (ii) the Company shall not purchase or otherwise acquire directly or indirectly any share of Series A Preferred Stock; provided, however, that the foregoing shall not prevent the redemption on a pro rata basis of shares of Series A Preferred Stock or the purchase or other acquisition of shares of Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock.

(iv)                              If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the shares of Series A Preferred Stock to be redeemed must be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by the Board.

(v)                                 Notwithstanding anything in this Section 6 to the contrary, each holder shall retain the right to convert shares of Series A Preferred Stock held by such holder at any time on or prior to the Redemption Date, in which event such holder shall not be entitled to receive the Redemption Price.

(vi)                              The Company may not, whether by any amendment of its Certificate of Incorporation, by any reclassification or other change to its capital stock, by any merger, consolidation or other combination involving the Company, by any sale, conveyance or other transfer of any of its assets, by a Liquidation Event or by any other way, purposefully impair or restrict, or seek to impair or restrict, its ability to redeem shares of

Series A Preferred Stock, or purposefully avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the redemption rights of the holders of the Series A Preferred Stock against impairment to the extent required hereunder.

Section 7.                                           Form.

(a)                                 Global Preferred Shares.  Series A Preferred Stock may, at the Company’s option, in its sole discretion, be issued in the form of one or more permanent global shares of Series A Preferred Stock in definitive, fully registered form (each, a “Global Preferred Share”). The Global Preferred Shares may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Company is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company). The aggregate number of shares represented by each Global Preferred Share may from time to time be increased or decreased by adjustments made on the records of the Transfer Agent and DTC or its nominee as hereinafter provided. Global Preferred Shares shall be registered in the name of DTC, which shall be the holder of such shares. This Section 7(a) shall apply only to Global Preferred Shares deposited with or on behalf of DTC.

(b)                                 Delivery to DTC.  If Global Preferred Shares are issued, the Company shall execute and the Transfer Agent shall, in accordance with this Section 7, countersign and deliver initially one or more Global Preferred Shares that (i) shall be registered in the name of a nominee of DTC and (ii) shall be delivered by the Transfer Agent to DTC or pursuant to instructions received from DTC or held by the Transfer Agent as custodian for DTC pursuant to an agreement between DTC and the Transfer Agent.

(c)                                  Agent Members.  If Global Preferred Shares are issued, members of, or participants in, DTC (“Agent Members”) shall have no rights under this Certificate of Designations with respect to any Global Preferred Share held on their behalf by DTC or by the Transfer Agent as the custodian of DTC or under such Global Preferred Share, and DTC may be treated by the Company, the Transfer Agent and any agent of the Company or the Transfer Agent as the absolute owner of such Global Preferred Share for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Transfer Agent or any agent of the Company or the Transfer Agent from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices of DTC governing the exercise of the rights of a holder of a beneficial interest in any Global Preferred Shares. If Global Preferred Shares are issued, DTC may grant proxies or otherwise authorize any Person to take any action that a holder is entitled to take pursuant to the Series A Preferred Stock, this Certificate of Designations, the Certificate of Incorporation or the Bylaws.

(d)                                 Physical Certificates.  Owners of beneficial interests in any Global Preferred Stock shall not be entitled to receive physical delivery of certificated Series A Preferred Stock, unless (x) DTC has notified the Company that it is unwilling or unable to continue as depositary for the Global Preferred Shares and the Company does not appoint a qualified replacement for

DTC within 90 days, (y) DTC ceases to be a “clearing agency” registered under the Exchange Act and the Company does not appoint a qualified replacement for DTC within 90 days or (z) the Company decides to discontinue the use of book-entry transfer through DTC. In any such case, the Global Preferred Shares shall be exchanged in whole for definitive Series A Preferred Stock in registered form. Such definitive Series A Preferred Stock shall be registered in the name or names of the person or persons specified by DTC in a written instrument to the Transfer Agent.

(e)                                  Signature.  An authorized officer of the Company shall sign any Global Preferred Share for the Company, in accordance with the Company’s Bylaws and applicable law, by manual or facsimile signature. If an officer whose signature is on a Global Preferred Share no longer holds that office at the time the Transfer Agent countersigned the Global Preferred Share, the Global Preferred Share shall be valid nevertheless. A Global Preferred Share shall not be valid until an authorized signatory of the Transfer Agent manually countersigns the Global Preferred Share. Each Global Preferred Share shall be dated the date of its countersignature.

Section 8.                                           Public Filings.  As an accommodation to each holder of Preferred Stock who is required to report such holders beneficial ownership of the Company’s securities pursuant to Section 16 of the Exchange Act (the “Section 16 Holders”), the Company will furnish, prepare and file reports concerning the Section 16 Holders’ beneficial ownership of the Company’s securities with the Securities and Exchange Commission on Forms 3, 4 and 5, as applicable. Each Section 16 Holder is obligated to promptly provide information to the Company concerning any change in his, her or its beneficial ownership of the Company’s securities to ensure timely filing. The Company will provide drafts of each filing applicable to the Section 16 Holder for his, her or its review and the Company will pay all costs, fees and expenses associated with such filings.

Section 9.                                           Additional Definitions.  For purposes of these resolutions, the following terms shall have the following meanings:

(a)                                 “affiliate” means, with respect to any specified person, any other person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified person, for so long as such other person remains so associated to such specified person;

(b)                                 “associate” has the meaning given such term in Rule 12b-2 under the Exchange Act.

(c)                                  “beneficial owner” or “beneficially own” has the meaning given such term in Rule 13d-3 under the Exchange Act, and a person’s beneficial ownership of securities will be calculated in accordance with the provisions of such Rule; provided, however, that a person will be deemed to be the beneficial owner of any security which may be acquired by such person whether within sixty (60) days or thereafter, upon the conversion, exchange or exercise of any rights, options, warrants or similar securities to subscribe for, purchase or otherwise acquire (x) capital stock of any person or (y) debt or other evidences of indebtedness, capital stock or other securities directly or indirectly convertible into or exercisable or exchangeable for such capital stock of such person.

(d)                                 “capital stock” means any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of capital stock, partnership interests (whether general or limited) or equivalent ownership interests in or issued by such person, and with respect to the Company includes, without limitation, any and all shares of Common Stock and the Preferred Stock.

(e)                                  “Cash Dividend Rate” means an initial rate per annum equal to 8.0% applicable during the period between the Original Issuance Date and the third anniversary of the Original Issuance Date, and thereafter a rate per annum equal to 9.6%.

(f)                                   “Change in Control” means the occurrence of any of the following:

(i)                                     the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, consolidation or business combination), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(ii)                                  the adoption of a plan relating to a Liquidation Event;

(iii)                               the consummation of any transaction (including, without limitation, any merger, consolidation or business combination), the result of which is that any person, becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the shares of Common Stock of the Company, measured by voting power rather than number of shares;

(iv)                              the first day on which a majority of the members of the Board are not Continuing Directors; or

(v)                                 the consummation of a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Exchange Act with respect to the Company.

(g)                                  “Continuing Directors” means, as of any date of determination, any member of the Board who (i) was a member of such Board on the Original Issuance Date or (ii) was nominated for election or elected to such Board with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

(h)                                 “Equity Securities” means (x) any shares of capital stock of the Company, (y) any rights, options, warrants or similar securities to subscribe for, purchase or otherwise acquire any shares of capital stock of the Company, and (z) debt or other evidences of indebtedness, capital stock or other securities directly or indirectly convertible into or exercisable or exchangeable for any shares of capital stock of such the Company.

(i)                                     Intentionally omitted.

(j)                                    “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(k)                                 “Fair Market Value” of any property means the fair market value thereof as determined in good faith by the Board, which determination must be set forth in a written resolution of the Board, in accordance with the following rules:

(i)                                     for a security traded or quoted on a national securities exchange or automated quotation system, the Fair Market Value will be the average of the closing prices of such security on such exchange or quotation system over a 20-Trading Day period ending on the Trading Day immediately prior to the date of determination;

(ii)                                  for Common Stock that is not so traded or quoted, the Fair Market Value shall be determined: (x) mutually by the Board and the holders of at least a majority of the then outstanding shares of Series A Preferred Stock or (y) by a nationally recognized investment bank or accounting firm (whose fees and expenses will be paid by the Company) selected by mutual agreement between the Board and the holders representing at least a majority of the then outstanding shares of Series A Preferred Stock; or

(iii)                               for any other property, the Fair Market Value shall be determined by the Board assuming a willing buyer and a willing seller in an arm’s-length transaction; provided that if holders representing two-thirds of the then outstanding shares of Series A Preferred Stock object to a determination of the Board made pursuant to this clause (iii), then the Fair Market Value of such property will be as determined by a nationally recognized investment banking or accounting firm (whose fees and expenses will be paid by the Company) selected by mutual agreement between the Board and the holders representing at least a majority of the then outstanding shares of Series A Preferred Stock.

(l)                                     “Forced Conversion Determination Date” means the Trading Day immediately following the occurrence of a VWAP Trigger.

(m)                             “group” has the meaning assigned to such term in Section 13(d) of the Exchange Act;

(n)                                 “hereof”, “herein” and “hereunder” and words of similar import refer to these resolutions as a whole and not merely to any particular clause, provision, section or subsection.

(o)                                 “Liquidation Event” means any event of any liquidation, dissolution or winding-up of the Company resulting in a payment or distribution of assets to the holders of any class or series of the capital stock of the Company, whether voluntary or involuntary.

(p)                                 “National Exchange” means an exchange registered with the United States Securities and Exchange Commission under Section 6(a) of the Exchange Act and any successor to such statute, or The NASDAQ Stock Market or any successor thereto.

(q)                                 “Original Issuance Date” means the date on which the first share of Series A Preferred Stock was issued.

(r)                                    “person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity or any group comprised of two or more of the foregoing.

(s)                                   “PIK Dividend Rate” means a rate per annum equal to 12.5%.

(t)                                    “Rankin Option Agreements” mean (1) that certain Non-Qualified Stock Option Agreement dated December 7, 2000 by and between GeoMet Resources, Inc. (renamed GeoMet, Inc.) and William C. Rankin, (2) that certain Amended and Restated Non-Qualified Stock Option Agreement dated December 2, 2008 by and between GeoMet, Inc. (formerly GeoMet Resources, Inc.) and William C. Rankin (amending and restating Non-Qualified Stock Option Agreement dated May 19, 2003), (3) that certain Amended and Restated Non-Qualified Stock Option Agreement dated December 2, 2008 by and between GeoMet, Inc. (formerly GeoMet Resources, Inc.) and William C. Rankin (amending and restating Non-Qualified Stock Option Agreement dated September 22, 2003), and (4) that certain Amended and Restated Non-Qualified Stock Option Agreement dated December 2, 2008 by and between GeoMet, Inc. (formerly GeoMet Resources, Inc.) and William C. Rankin (amending and restating Non-Qualified Stock Option Agreement dated April 27, 2004).

(u)                                 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(v)                                 “Seré Option Agreements” mean (1) that certain Non-Qualified Stock Option Agreement dated December 7, 2000 by and between GeoMet Resources, Inc. (renamed GeoMet, Inc.) and J. Darby Sere, (2) that certain Amended and Restated Non-Qualified Stock Option Agreement dated December 2, 2008 by and between GeoMet, Inc. (formerly GeoMet Resources, Inc.) and J. Darby Sere (amending and restating Non-Qualified Stock Option Agreement dated May 19, 2003), (3) that certain Amended and Restated Non-Qualified Stock Option Agreement dated December 2, 2008 by and between GeoMet, Inc. (formerly GeoMet Resources, Inc.) and J. Darby Sere (amending and restating Non-Qualified Stock Option Agreement dated September 22, 2003), and (4) that certain Amended and Restated Non-Qualified Stock Option Agreement dated December 2, 2008 by and between GeoMet, Inc. (formerly GeoMet Resources, Inc.) and J. Darby Sere (amending and restating Non-Qualified Stock Option Agreement dated April 27, 2004).

(w)                               “Stated Value” means $10 for each share of Series A Preferred Stock.

(x)                                 “Trading Day” means a day on which the principal National Exchange on which the shares of Common Stock are listed or admitted for trading is open for the transaction of business or, if the shares of Common Stock are not listed or admitted for trading on any National Exchange, a day on which banking institutions in New York generally are open.

(y)                                 “VWAP Trigger” means any period (the “Reference Period”) during which the daily volume-weighted average trading price of the shares of the Common Stock on the National Exchange on which the shares of the Common Stock are then listed or admitted to trading (the “VWAP”) has been greater than two hundred and twenty-five percent (225%) of the Conversion Price for twenty (20) out of the trailing thirty (30) Trading Days.

APPENDIX B

PLAN OF DISSOLUTION AND LIQUIDATION

OF GEOMET, INC.

This Plan of Dissolution and Liquidation (the “Plan”) of GeoMet, Inc., a Delaware corporation (the “Company”), is intended to accomplish the complete liquidation and dissolution of the Company in accordance with the General Corporation Law of the State of Delaware (the “DGCL”).

1.           The Board of Directors of the Company (the “Board of Directors”) has adopted the Plan and has submitted it to the Company’s stockholders for approval.

2.           Upon adoption of this Plan by the holders of (i) at least 50% of the outstanding shares of Series A Convertible Redeemable Preferred Stock, par value $0.001 per share (the “Preferred Stock”), voting as a separate class, and (ii) a majority of the outstanding shares of common stock, par value $0.001 per share (“Common Stock”), and the outstanding shares of Preferred Stock (on an as converted basis) entitled to vote thereon, voting together as a single class, this Plan shall constitute the plan of distribution of the Company for purposes of the DGCL.

3.           After the adoption of this Plan by the stockholders of the Company and approval of the dissolution of the Company in accordance with the DGCL, the Company shall at such time as the Board of Directors deems appropriate, file a Certificate of Dissolution pursuant to and in accordance with the DGCL (the time of such filing, or such later time as stated therein, the “Effective Date”) and take all actions that may be necessary or appropriate to dissolve the Company.

4.               From and after the Effective Date, the Company shall proceed, in a timely manner, to liquidate the Company in accordance with the procedures set forth in Sections 280 and 281(a) of the DGCL.  In this respect, the Company shall follow the procedures set forth in Section 280 of the DGCL, and in conformity with the requirements of Section 281(a) of the DGCL:

(a)                                 Shall pay the claims made and not rejected in accordance with Section 280(a) of the DGCL;

(b)                                 Shall post the security offered and not rejected pursuant to Section 280(b)(2) of the DGCL;

(c)                                  Shall post any security ordered by the Court of Chancery of the State of Delaware in any proceeding under Section 280(c) of the DGCL; and

(d)                                 Shall pay or make provision for all other claims that are mature, known or uncontested or that have been finally determined to be owing by the Company.

Such claims or obligations shall be paid in full and any such provision for payment shall be made in full if there are sufficient assets.  If there are insufficient assets, such claims and obligations shall be paid or provided for according to their priority, and, among claims of equal priority, ratably to the extent of assets available therefor.  Any remaining assets shall be distributed to the stockholders of the Company in accordance with the provisions of the Company’s certificate of incorporation, as amended; provided, however, that such distribution shall not be made before the expiration of 150 days from the date of the last notice of rejections given pursuant to Section 280(a)(3) of the DGCL.  In the absence of actual fraud, the judgment of the Board of Directors as to the provision made for the payment of all obligations under paragraph (d) of this Section 4 shall be conclusive.

5.           If and to the extent deemed necessary, appropriate or desirable by the Board of Directors (or any escrow agent(s) or trustee(s) as may be appointed by the Board of Directors under this Plan), in its discretion, the Company may establish and set aside a reasonable amount of cash and/or property to satisfy or make provision for claims against and liabilities and expenses of the Company, including, without limitation, (i) tax obligations, (ii) all expenses of the monetization, sale or other disposition of the Company’s assets, (iii) expenses relating to the collection and defense of the Company’s assets, (iv) contingent, conditional, unmatured, and unknown claims, and (v) other expenses in connection with the dissolution, liquidation, and winding-up provided for in this Plan, all in accordance with, and as required by, the DGCL.

6.           Adoption of this Plan by the stockholders shall constitute the approval of the Company’s stockholders of the monetization, sale or other disposition of any and all of the assets of the Company after the Effective Date, whether such monetization, sale or other disposition occurs in one transaction or a series of transactions, and shall constitute ratification of all contracts for the sale or other disposition of the Company’s assets that are conditioned on adoption of this Plan. The Company shall be authorized to monetize, sell or otherwise dispose of its non-cash assets as soon as practicable following the Effective Date in order to attain the highest value for such non-cash assets and maximize value for its stockholders and creditors. The Company’s few remaining non-cash assets may be sold in bulk to one buyer or a small number of buyers or on a piecemeal basis to numerous buyers. The Company shall not be required to obtain appraisals or other third-party opinions as to the value of its assets in connection with the dissolution and liquidation.

7.           From and after the Effective Date, the Company shall not engage in any business or other activity except as required to preserve the value of its assets, wind-up its affairs in an orderly and businesslike manner, and distribute its assets in accordance with this Plan, or as the Board of Directors may determine to be appropriate in connection therewith and to complete the liquidation and winding-up of the Company, all in accordance with the DGCL.

8.           Except as may be limited by law, if the Board of Directors shall deem it necessary and advisable in order to effect the completion of this Plan, it may establish an escrow account or liquidating trust for the benefit of the Company’s stockholders and may transfer to such escrow account or to the liquidating trustee(s) (i) any assets the retention of which may be necessary or advisable to pay or make provision for the payment of (a) any claims that are the subject of a pending action, suit, or proceeding, (b) contingent, conditional, or unmatured claims and obligations of the Company, (c) unknown claims or claims that have not yet arisen but that, based on facts known to the Company, are likely to be made known or to arise in the future, and (d) expenses in connection of the ongoing liquidation and winding-up of the Company (and/or the carrying out of the purposes, affairs, and operation of any such escrow account or liquidating trust), as well as (ii) any assets held on behalf of stockholders who cannot be located. At the time an escrow account or liquidating trust is established, the Board of Directors shall appoint such person or persons as it deems appropriate to serve as the escrow agent(s) or trustee(s).

9.           The Board of Directors shall be authorized to take or cause to be taken all additional steps and actions necessary or appropriate to comply with Sections 280 and 281(a) of the DGCL, including, without limitation, providing notice to claimants, publishing notice of dissolution, petitioning the Court of Chancery of the State of Delaware to make any determinations of security or provision required by statute, payment of claims, and posting any court-ordered security.

10.      The Board of Directors and officers of the Company shall take all remaining action required to be taken by the Company, including (without limitation) authorizing and directing the payment of or making provision for the payment of all expenses, liabilities, and obligations of the Company incurred in connection with the dissolution, liquidation, and winding-up of the Company as provided for herein. Without limiting the foregoing, in connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the discretion of the Board of Directors (or any escrow agent(s) or trustee(s) as may be appointed by the Board of Directors under this Plan) pay the Company’s officers, directors, employees, agents, and their representatives, or any of them, compensation or additional compensation above their regular compensation, in cash or other property, and may provide for indemnification (including advancement of expenses) to such persons, in recognition of the extraordinary efforts they, or any of them, will be required to undertake, or actually undertake in connection with the implementation of this Plan.

11.      The Board of Directors is hereby authorized, without further action by the stockholders of the Company, to do and perform or cause the officers of the Company, subject to oversight by the Board of Directors, to do and perform, any and all acts, to incur and pay all expenses, and to make, execute, deliver, or adopt any and all agreements conveyances, certificates, and other documents of every kind that are deemed necessary, appropriate, or desirable, in the discretion of the Board of Directors, for the purpose of effecting the dissolution of the Company and the complete liquidation and winding-up of its business and affairs as contemplated in this Plan and the transactions contemplated hereby, including (without limitation) all filings or acts required by any state or federal law or regulation or the rules of any over-the-counter market or other exchange or the Financial Industry Regulatory Authority, Inc. to wind-up the Company’s business and affairs.

12.      The Company shall continue to indemnify and provide for the advancement of expenses to its officers, directors, employees, agents, and representatives in accordance with its certificate of incorporation, as amended, its bylaws, as amended, and any other contractual arrangements, for actions taken in connection with this Plan and the liquidation and winding-up of the business and affairs of the Company. The Company’s obligation to indemnify (or advance expenses to) such persons may also be satisfied out of the assets of any escrow account or trust established by the Board of Directors under this Plan. The Board of Directors (or any escrow agent(s) or trustee(s) as may be appointed by the Board of Directors under this Plan), in its discretion, is authorized to obtain and maintain insurance as may be necessary or appropriate to cover the Company’s obligations under this Plan.

13.      The Board of Directors and officers of the Company shall take all action as they determine to be necessary, advisable, or desirable to cause the dissolution, liquidation, and winding-up of any and all subsidiaries of the Company (or the monetization, sale or disposition of the Company’s ownership interest in any such subsidiaries, whether by merger, sale of equity, or otherwise). Subject to the obligations of any subsidiary to pay or make provision for the payment of expenses, debts, claims, and liabilities of such subsidiary, including contingent, conditional, unmatured, or unknown claims, all in accordance with, and as required by, applicable law, the Board of Directors and officers of the Company shall take such actions as they determine to be necessary, advisable, or desirable to cause or arrange for liquidating distributions to the Company (or any intermediate subsidiary) to be made by any subsidiary that is dissolved. The Board of Directors and officers of the Company shall further take all action as they determine to be necessary, advisable, or desirable to ensure that each subsidiary of the Company complies with applicable law in connection with the dissolution, liquidation, and winding-up of such subsidiary.

14.      Upon the final distribution by the Company of all remaining assets to the stockholders, the capital stock of the Company shall be cancelled. With respect to any capital stock of the Company represented by certificates, the Company may, but need not, require the surrender of certificates representing the capital stock of the Company (or affidavits of loss in lieu thereof) as a condition to payment of any final liquidating distribution to stockholders.   The Company will close its stock transfer books and discontinue recording transfers of shares of stock of the Company on the Effective Date, and thereafter certificates representing shares of stock of the Company will not be assignable or transferable on the books of the Company except by will, intestate succession, or operation of law.

15.      If for any reason the Board of Directors determines that such action would be in the best interests of the Company and its stockholders, it may amend or modify the Plan at any time, notwithstanding stockholder approval of the Plan, and the Board of Directors need not submit any such amendment or modification to the stockholders of the Company for approval. In its sole discretion, the Board of Directors may determine to submit any amendment or modification of the Plan to the stockholders for approval. In addition, if for any reason the Board of Directors determines that such action would be in the best interests of the Company and its stockholders, it may abandon the Plan and all actions contemplated thereunder, notwithstanding the stockholder approval of the Plan, to the extent permitted by the DGCL; provided, however, that the Board of Directors shall not abandon the Plan after the Effective Date without first obtaining stockholder approval for such abandonment of the Plan in accordance with the DGCL. Upon the abandonment of the Plan in accordance with this Section 15, the Plan shall be void and of no further force and effect.

APPENDIX C

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of October 16, 2015, is by and between GeoMet, Inc., a Delaware corporation (“GeoMet”), and Sherwood Energy, LLC, a Delaware limited liability company (“Sherwood” or “Stockholder”).  GeoMet and Sherwood may sometimes hereinafter be referred to individually as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, as of the date hereof, Stockholder is the record owner and beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), it being understood that “beneficially owned” and “beneficial ownership” shall have correlative meanings) of the number of shares of Common Stock, par value $0.001 per share (the “GeoMet Common Stock”), and/or Series A Convertible Redeemable Preferred Stock, par value $0.001 per share (the “GeoMet Preferred Stock”), set forth opposite Stockholder’s name under the headings “GeoMet Common Stock Shares Beneficially Owned” and/or “GeoMet Preferred Stock Shares Beneficially Owned” on Annex I (all such beneficially owned shares of GeoMet Common Stock or GeoMet Preferred Stock that are outstanding as of the date hereof and any outstanding shares of GeoMet Common Stock or GeoMet Preferred Stock that may hereafter be acquired by Stockholder pursuant to acquisition by purchase, stock dividend, distribution, stock split, split-up, combination, merger, consolidation, reorganization, recapitalization or similar transaction, being referred to herein as the “Subject Shares”);

WHEREAS, concurrently with the execution and delivery of this Agreement, GeoMet has prepared a preliminary proxy statement (the “Proxy Statement”), a copy of which has been made available to Stockholder, to solicit proxies from GeoMet’s stockholders in favor of the adoption of the following proposals:  (i) the amendment and restatement of the Certificate of Designations of the GeoMet Preferred Stock to read in its entirety as set forth in Exhibit A (the “Certificate of Designations”) to (w) require that 6% of all net distributable assets to be paid or distributed in a dissolution of GeoMet be paid to the holders of the GeoMet Common Stock, (x) delete a provision in the Certificate of Designations permitting GeoMet to repurchase up to $5.0 million in GeoMet Common Stock without the consent of the holders of GeoMet Preferred Stock, (y) make certain non-substantive and corrective changes and (z) integrate any prior amendments thereto (collectively, the “COD Amendment”) and (ii) the dissolution of GeoMet pursuant to a Plan of Dissolution and Liquidation, in the form of Exhibit B (collectively, the “Plan of Dissolution,” along with the COD Amendment, the “Transactions”), upon the terms and subject to the conditions set forth therein; and

WHEREAS, in order to induce GeoMet to submit the Transactions for adoption by GeoMet’s stockholders at a special meeting of stockholders, Sherwood has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE I

AGREEMENTS OF STOCKHOLDER

1.1                               Voting of Subject Shares.  Stockholder irrevocably and unconditionally agrees that during the term of this Agreement Stockholder shall, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of shares of GeoMet Common Stock or GeoMet Preferred Stock, however called (each, a “GeoMet Stockholders Meeting”):

(a)                                 be present, in person or represented by proxy, or otherwise cause Stockholder’s Subject Shares to be counted for purposes of determining the presence of a quorum at such meeting (to the fullest extent that such Subject Shares may be counted for quorum purposes under applicable Legal Requirements (as defined below)); and

(b)                                 vote (or cause to be voted) with respect to all Stockholder’s Subject Shares to the fullest extent that such Subject Shares are entitled to be voted at the time of such vote in favor of (1) the adoption of the COD Amendment, (2) the adoption of the Plan of Dissolution and (3) the approval of any proposal to adjourn or postpone the GeoMet Stockholders Meeting to a later date if there are not sufficient votes for adoption of either the COD Amendment or the Plan of Dissolution on the date on which the GeoMet Stockholders Meeting is held.

1.2                               No Proxies for or Liens on Subject Shares.

(a)                                 Except as provided hereunder, during the term of this Agreement, Stockholder shall not (nor permit any person or entity (“Person”) under Stockholder’s control to), directly or indirectly, (i) grant any proxies or powers of attorney with respect to the right to vote, rights of first offer or refusal, or enter into any voting trust or voting agreement or arrangement, with respect to any of Stockholder’s Subject Shares, (ii) sell (including short sell), assign, transfer, tender, pledge, encumber, grant a participation interest in, hypothecate or otherwise dispose of (including by gift) (each, a “Transfer”) any of Stockholder’s Subject Shares or (iii) enter into any agreement providing for the direct or indirect Transfer of any of Stockholder’s Subject Shares.  Except as provided hereunder, Stockholder shall not, and shall not permit any Person under Stockholder’s control or any of Stockholder’s or such Person’s respective representatives to, seek or solicit any such Transfer or any such agreement.  Without limiting the foregoing, Stockholder shall not take any other action that would in any way restrict, limit or interfere in any material respect with the performance of Stockholder’s obligations hereunder.

(b)                                 Notwithstanding the foregoing, Stockholder shall have the right to Transfer all or any portion of his, her or its Subject Shares to a Permitted Transferee of Stockholder if and only if such Permitted Transferee shall have agreed in writing, in a manner reasonably acceptable to GeoMet, (i) to accept such Subject Shares subject to the terms and conditions of this Agreement and (ii) to be bound by this Agreement and to agree and acknowledge that such Person shall constitute a Stockholder for all purposes of this Agreement.  “Permitted Transferee” means, (x) with respect to any Stockholder that is not a natural person, (1) any other Stockholder, (2) any Affiliate of Stockholder, or (3) the partners of other equity holders of Stockholder in connection with an in-kind distribution of Stockholder’s Subject Shares and (y) with respect to any Stockholder that is a natural person or a trust, (A) any other Stockholder, (B) a spouse, lineal descendant or antecedent, brother or sister, adopted child or grandchild or the spouse of any child, adopted child, grandchild or adopted grandchild of Stockholder, (C) any trust, the trustees of which include only the Persons named in clauses (A) or (B) and the beneficiaries of which include only the Persons named in clauses (A) or (B) or (D) if Stockholder is a trust, the beneficiary or beneficiaries authorized or entitled to receive distributions from such trust. For purposes of this Section 1.2(b), “Affiliate” means, with respect to any Stockholder, any other Person directly or indirectly controlling, controlled by or under common control with Stockholder.

(c)                                  Stockholder hereby authorizes GeoMet to impose stop orders to prevent the Transfer of any Subject Shares on the books of GeoMet in violation of this Agreement; provided, that any such stop order (i) shall terminate upon the termination of this Agreement, and (ii) shall not prohibit a Transfer of Subject Shares in accordance with the other provisions of this Section 1.2.

1.3                               Documentation and Information.  During the term of this Agreement, Stockholder (a) consents to and authorizes the publication and disclosure by GeoMet of Stockholder’s identity and holdings of Subject Shares, the nature of Stockholder’s commitments, arrangements and understandings under this Agreement and any other information, in each case, that GeoMet reasonably determines is required to be disclosed by applicable Legal Requirements in any press release or any other disclosure document in connection with the Transactions, (b) agrees to promptly give to GeoMet any information GeoMet may reasonably require for the preparation of any such disclosure documents and (c) agrees to promptly notify GeoMet of any required corrections with respect to any information supplied by Stockholder specifically for use in any such document, if and to the extent that any such information shall have become false or misleading in any material respect. “Legal Requirements” shall mean any law, statute, ordinance, decree, requirement, order, judgment, rule or regulation.

1.4                               Irrevocable Proxy.  Stockholder hereby revokes (or agrees to cause to be revoked) any voting proxies that Stockholder has heretofore granted with respect to Stockholder’s Subject Shares.  Stockholder hereby irrevocably appoints GeoMet as attorney-in-fact and proxy for and on behalf of Stockholder, for and in the name, place and stead of Stockholder, to: (a) attend any and all GeoMet Stockholders Meetings, (b) vote or issue instructions to the record holder to vote, Stockholder’s Subject Shares in accordance with the provisions of Section 1.1 at any and all GeoMet Stockholders Meetings and (c) grant or withhold, or issue instructions to the record holder to grant or withhold, in accordance with the provisions of Section 1.1, all written consents with respect to the Subject Shares in connection with any action sought to be taken by written consent without a meeting.  GeoMet agrees not to exercise the proxy granted herein for any purpose other than the purposes described in this Agreement.  The foregoing proxy shall be deemed to be a proxy coupled with an interest, is irrevocable (and as such shall survive and not be affected by the death, incapacity, mental illness or insanity of Stockholder, as applicable) until the termination of this Agreement and shall not be terminated by operation of Legal Requirements or upon the occurrence of any other event other than the termination of this Agreement pursuant to Section 4.2 (and shall be terminated and revoked upon such termination).  Stockholder authorizes such attorney and proxy to substitute any other Person to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with the secretary of GeoMet.  Stockholder hereby affirms that the proxy set forth in this Section 1.4 is given in connection with and granted in consideration of and as an inducement to GeoMet to enter into this Agreement and to submit the Transactions for adoption by GeoMet’s stockholders and that such proxy is given to secure the obligations of Stockholder under Section 1.1.

1.5                               Notices of Certain Events.  Stockholder shall notify GeoMet of any development occurring after the date hereof that causes, or that Stockholder believes would reasonably be expected to cause, any breach of any of the representations and warranties of Stockholder set forth in Article II.

1.6.                            Further Assurances.  Subject to the terms and conditions of this Agreement, Stockholder agrees to execute and deliver, or cause to be executed and delivered, all further documents and instruments, and use its respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things, in each case that are necessary, proper or advisable under applicable Legal Requirements and regulations to perform his, her or its obligations under this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Stockholder hereby represents and warrants to GeoMet only as to himself, herself or itself (as the case may be) as follows:

2.1                               Organization.  Stockholder is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization.

2.2                               Authorization.  Stockholder has full organizational power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution, delivery and performance by Stockholder of this Agreement has been duly authorized by all necessary action on the part of Stockholder.

2.3                               Due Execution and Delivery; Binding Agreement.  This Agreement has been duly executed and delivered by Stockholder and constitutes a valid and legally binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Legal Requirements relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

2.4                               No Violation

(a)                                 The execution and delivery of this Agreement by Stockholder does not, and the performance by Stockholder of Stockholder’s obligations hereunder will not, (i) contravene, conflict with, or result in any violation or breach of any provision of its organizational documents, (ii) assuming compliance with Section 2.4(b), contravene, conflict with or result in a violation or breach of any provision of applicable Legal

Requirement or order of any governmental entity with competent jurisdiction or (iii) constitute a default, or an event that, with or without notice or lapse of time or both, will become a default, under, or cause or permit the termination, cancellation or acceleration of any right or obligation under any provision of any agreement binding upon Stockholder, except, in the case of clauses (ii) and (iii), as would not reasonably be expected to impair in any material respect the ability of Stockholder to perform its obligations hereunder on a timely basis.

(b)                                 No consent, approval, order, authorization or permit of, or registration, declaration or filing with or notification to, any governmental entity or any other Person is required by or with respect to Stockholder in connection with the execution and delivery of this Agreement by Stockholder or the performance by Stockholder of its obligations hereunder, except for the filing with the Securities and Exchange Commission of any Schedules 13D or 13G or amendments to Schedules 13D or 13G and filings under Section 16 of the Exchange Act as may be required in connection with this Agreement and the Transactions, except as would not reasonably be expected to impair in any material respect the ability of Stockholder to perform its obligations hereunder on a timely basis.

2.5                               Ownership of Subject Shares.  As of the date hereof, Stockholder is the beneficial owner of, and Stockholder has, good and valid title to, Stockholder’s Subject Shares with no restrictions on Stockholder’s rights of disposition pertaining thereto other than any restrictions under applicable securities laws.  Other than as provided in this Agreement, Stockholder has with respect to Stockholder’s Subject Shares, the sole power, directly or indirectly, to vote and dispose of such Subject Shares, in each case with no limitations.  The number of shares of GeoMet Common Stock or GeoMet Preferred Stock set forth on Annex I opposite the name of Stockholder are the only shares of GeoMet Common Stock or GeoMet Preferred Stock beneficially owned or owned of record by Stockholder as of the date of this Agreement.  There are no agreements or arrangements of any kind, contingent or otherwise, to which Stockholder is a party obligating Stockholder to Transfer or cause to be Transferred to any Person any of Stockholder’s Subject Shares.  No Person other than Stockholder has any contractual or other right or obligation to purchase or otherwise acquire any of Stockholder’s Subject Shares.

2.6                               No Other Proxies.  None of Stockholder’s Subject Shares are subject to any voting trust or other agreement or arrangement with respect to the voting of such Subject Shares, except as provided hereunder.

2.7                               Absence of Litigation.  With respect to Stockholder, as of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of Stockholder, threatened against Stockholder or any of its properties or assets (including Stockholder’s Subject Shares) that would reasonably be expected to impair in any material respect the ability of Stockholder to perform his, her or its obligations hereunder on a timely basis.

2.8                               Opportunity to Review; Reliance.  Stockholder has had the opportunity to review the Proxy Statement, the COD Amendment, the Plan of Dissolution and this Agreement with counsel of his, her or its own choosing.  Stockholder understands and acknowledges that GeoMet is proceeding with the Proxy Statement and the Transactions in reliance upon Stockholder’s execution, delivery and performance of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF GEOMET

GeoMet represents and warrants to Stockholder that:

3.1                               Organization.  GeoMet is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

3.2                               Authorization.  GeoMet has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution, delivery and performance by GeoMet of this Agreement and the consummation by GeoMet of the Transactions have been duly authorized by all necessary action on the part of GeoMet.

3.3                               Due Execution and Delivery; Binding Agreement.  This Agreement has been duly executed and delivered by GeoMet and constitutes a valid and legally binding obligation of GeoMet, enforceable against GeoMet in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Legal Requirements relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

3.4                               Other Voting Agreements.  GeoMet has disclosed to Stockholder all voting agreements, voting proxies, or like agreements with third parties to which GeoMet is a party and that relate to any of the Transactions contemplated by this Agreement.

3.5                               Absence of Litigation.  As of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of GeoMet, threatened against GeoMet or any of its properties or assets that would reasonably be expected to impair in any material respect the Transactions contemplated by this Agreement.

ARTICLE IV

MISCELLANEOUS

4.1                               Notices.  All notices, requests and other communications to any Party shall be in writing (including facsimile transmission) and shall be given to the Party’s address, facsimile number or electronic mail address set forth on a signature page hereto, or to such other address, facsimile number or electronic mail address as such Party may hereafter specify for the purpose by notice to each other Party.

4.2                               Termination.  This Agreement shall terminate automatically, without any notice or other action by any Person, upon the earliest to occur of (i) the consummation of the Transactions, (ii) GeoMet’s abandonment of the Transactions, and (iii) December 31, 2015.  Upon termination of this Agreement, no Party shall have any further obligations or liabilities under this Agreement; provided, however, that (x) nothing set forth in this Section 4.2 shall relieve any Party for liability arising from fraud or a willful breach of this Agreement and (y) the provisions of this Article IV shall survive any such termination of this Agreement.

4.3                               Amendments and Waivers.  Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party or, in the case of a waiver, by each Party against whom the waiver is to be effective.  No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  Except as otherwise provided herein, the rights and remedies of the Parties are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

4.4                               Expenses.  Whether or not the Transactions are consummated, all costs and expenses incurred in connection with the preparation, negotiation, execution and delivery of this Agreement by GeoMet shall be paid by GeoMet and all documented, reasonable, directly related and supportable costs and expenses incurred in connection with the preparation, negotiation, execution and delivery of this Agreement by Sherwood shall be paid GeoMet promptly after the first GeoMet Stockholders Meeting after the date hereof.

4.5                               Binding Effect; Assignment.  The provisions of this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.  No Party may assign, delegate or otherwise Transfer any of its rights or obligations under this Agreement without the consent of each other Party, except GeoMet may Transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more wholly owned subsidiaries of GeoMet at any time; provided, that such Transfer or assignment shall not relieve GeoMet of any of its obligations hereunder.

4.6                               GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL

(a)                                 This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules (whether of the State of Delaware or of any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Delaware.  The Parties agree that any action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions (whether brought by any Party or any of its Affiliates or against any Party or any of its Affiliates) shall only be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the Parties irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such action and irrevocably waives, to the fullest extent permitted by Legal Requirements, any objection that it may now or hereafter have to the laying of the venue of any such action in any such court or that any such action brought in any such court has been brought in an inconvenient forum.  Process in any such action may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 4.1 shall be deemed effective service of process on such Party.

(b)                                 EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

4.7                               Counterparts; Effectiveness.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same agreement.  This Agreement shall become effective when each Party shall have received counterparts thereof signed and delivered (by telecopy or otherwise) by the other Parties.

4.8                               Entire Agreement; Third Party Beneficiaries.  This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any right, benefit or remedy hereunder.

4.9                               Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect.  Notwithstanding the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

4.10                        Specific Performance.  The Parties agree that GeoMet would be irreparably damaged in the event that Stockholder fails to perform any of his, her or its obligations under this Agreement.  Accordingly, GeoMet shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by Stockholder and to specific performance of the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

4.11                        Capacity as Stockholder; No Agreement as a Director or Officer.  Notwithstanding anything in this Agreement to the contrary (including Section 1.6), Stockholder signs this Agreement and makes the representations, warranties, covenants and agreements and undertakes the obligations and agreements set forth herein solely in Stockholder’s capacity as a stockholder of GeoMet.

4.12                        No Ownership Interest.  All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to Stockholder, and GeoMet shall have no authority to exercise any power or authority to direct Stockholder in the voting of any of the Subject Shares, except as otherwise specifically provided herein.

4.13                        Other Voting Agreements.  GeoMet shall disclose to Stockholder all voting agreements, voting proxies, or like agreements with third parties to which GeoMet is party and that relate to any of the Transactions contemplated by this Agreement.

4.14                        Interpretation.  When a reference is made in this Agreement to a Section or Annex, such reference shall be to a Section of or Annex to this Agreement unless otherwise indicated.  The headings contained in this

Agreement or in an Annex are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Any Annex annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” unless otherwise specified.  The words “hereby,” “hereof,” herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The words “date hereof” shall refer to the date of this Agreement.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”  The term “or” shall not be deemed to be exclusive.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The words describing the singular number shall include the plural and vice versa and words denoting any gender shall include all genders.  References to a Person are also to its successors and permitted assigns.  Reference to any agreement (including this Agreement), document or instrument shall mean such agreement, document or instrument as amended, modified or supplemented (including by waiver or consent) and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

[Signature Pages to Follow]

IN WITNESS WHEREOF, GeoMet and Stockholder have caused this Agreement to be duly executed and delivered as of the date first written above.

GEOMET, INC.

By:	/s/ Tony Oviedo
Name:	Tony Oviedo
Title:	Chief Financial Officer

Notice Address:

1221 McKinney Street, Suite 3840
Houston, Texas 77010

[Voting Agreement Signature Page]

STOCKHOLDER

SHERWOOD ENERGY, LLC

By:	/s/ Darin Booth
Name:	Darin Booth
Title:	Manager

Notice Address:

[1221 Lamar Street, 10th Floor, Suite 1001]
[Houston, TX 77010]

[Voting Agreement Signature Page]

Annex I

Stockholder	GeoMet Common Stock Shares Beneficially Owned*	GeoMet Preferred Stock Shares Beneficially Owned*
Sherwood Energy, LLC	—	4,226,131

*                                         For purposes of this Agreement only, and without admitting that Sherwood beneficially owns any securities for any other purpose, Sherwood may be deemed to beneficially own all of the shares of GeoMet Common Stock and/or GeoMet Preferred Stock set forth in the table above.  Sherwood otherwise disclaims beneficial ownership of any shares of GeoMet Common Stock and/or GeoMet Preferred Stock other than those set forth opposite Sherwood’s name under the heading “GeoMet Common Stock Shares Beneficially Owned,” and “GeoMet Preferred Stock Shares Beneficially Owned.”

Exhibit A

Amended and Restated Certificate of Designations

(See Appendix A to the Proxy Statement)

Exhibit B

Plan of Dissolution

(See Appendix B to the Proxy Statement)

P.M. Eastern Time on December 9, 2015. Have your proxy card in hand when you 1234567 123,456,789,012.12345 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR proposals 1, 2 and 3. For 0 0 0 Against 0 0 0 Abstain 0 0 0 1. To approve the amendment and restatement of the Certificate of Designations of the Company's Series A Convertible Redeemable Preferred Stock. To approve the dissolution of the Company pursuant to a Plan of Dissolution and Liquidation. 2. 3. To grant discretionary authority to the Board of Directors of the Company to adjourn the Special Meeting, even if a quorum is present, to solicit additional proxies, if necessary or appropriate. Investor Address Line 2 Investor Address Line 4 John Sample attorney, executor, administrator, or other fiduciary, please give full ANY CITY, ON A1A 1A1 partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 02 0000000000 1 OF 1 1 2 0000257812_1 R1.0.0.51160 YesNo Please indicate if you plan to attend this meeting00 Please sign exactly as your name(s) appear(s) hereon. When signing as title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or Investor Address Line 1 Investor Address Line 3 Investor Address Line 5 1234 ANYWHERE STREET SHARES CUSIP # JOB #SEQUENCE # VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on December 9, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. John Sample 234567 234567 1234567 NAME THE COMPANY NAME INC. - COMMON THE COMPANY NAME INC. - CLASS A THE COMPANY NAME INC. - CLASS B THE COMPANY NAME INC. - CLASS C THE COMPANY NAME INC. - CLASS D THE COMPANY NAME INC. - CLASS E THE COMPANY NAME INC. - CLASS F THE COMPA N Y NAME INC. - 401 K CONTROL #  SHARES123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 x PAGE1 OF 2 1221 MCKINNEY ST SUITE 3840 HOUSTON, TX 77010 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 8 8 8 1 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 234567 234567 234567

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement is/are available at www.proxyvote.com . GEOMET, INC. Special Meeting of Stockholders December 10, 2015 2:00 PM This proxy is solicited by the Board of Directors The undersigned hereby appoints Michael McGovern and Tony Oviedo, and each of them, with full power of substitution to act alone, as proxies, to vote all the shares of Common Stock and Series A Convertible Redeemable Preferred Stock, which the undersigned would be entitled to vote if personally present and acting at the Special Meeting of Stockholders of GeoMet, Inc., to be held on December 10, 2015 at 2:00 PM, Houston time, at 1221 McKinney Street, Suite 3840, Houston, Texas 77010, and any adjournments or postponements thereof. The undersigned revokes any proxy heretofore given with respect to such meeting. This Proxy when properly executed will be voted in the manner directed herein. If no direction is made, this Proxy will be voted FOR Items 1, 2 and 3 with no exceptions, and the proxies are authorized, in accordance with their judgment, to vote upon such other matters as may properly come before the Special Meeting and any postponements or adjournments thereof. (Continued and to be signed on reverse side) 0000257812_2 R1.0.0.51160